Exhibit 2.1













      AMENDED AND RESTATED PURCHASE AND ASSUMPTION AGREEMENT

                           BY AND AMONG

                     FLEET BOSTON CORPORATION,
                 FLEET NATIONAL BANK, FLEET BANK-NH,
                          BANKBOSTON, N.A.,

                          SOVEREIGN BANK

                               AND

                      SOVEREIGN BANCORP, INC.

















                                               February 28, 2000



     AMENDED AND RESTATED PURCHASE AND ASSUMPTION AGREEMENT

     This Amended and Restated Purchase and Assumption Agreement (the "Agreement") dated as of February 28, 2000 among Fleet Boston Corporation, a Rhode Island corporation with its principal office at One Federal Street, Boston, Massachusetts 02110 (formerly known as Fleet Financial Group, Inc.) ("Fleet"), Fleet National Bank, a national banking association with an office at One Federal Street, Boston, Massachusetts 02110 ("FNB"), Fleet Bank-NH, a New Hampshire state-chartered bank with its principal office at 1155 Elm Street, Manchester, New Hampshire 03101 ("FBNH"), and BankBoston, N.A., a national banking association with its principal office at 100 Federal Street, Boston, Massachusetts 02110 ("BBNA") (FNB, FBNH, and BBNA individually a "Seller" and collectively the "Sellers"), Sovereign Bank, a federally chartered savings bank with its principal office at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 ("Purchaser"), and Sovereign Bancorp, Inc., a Pennsylvania corporation with its principal office at 2000 Market Street, Philadelphia, Pennsylvania 19103 ("Sovereign").

     WHEREAS, the parties hereto have previously entered into a Purchase and Assumption Agreement dated as of September 3, 1999
(the "Original Agreement"); and

     WHEREAS, the parties hereto desire to supplement and amend the Original Agreement in its entirety in the manner set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby subject to the terms and conditions set forth herein, Sellers, Fleet, Purchaser and Sovereign agree as follows:

                          ARTICLE I

                         DEFINITIONS

Section 1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Acceleration Event" shall have the meaning given to it in
Section 3.6(m) hereof.

     "Accrued Interest" shall mean, as of any date, (a) with respect to the Deposit Liabilities, the interest, dividends, fees, costs and other charges that have been accrued on but not paid, credited, or charged to the Deposit Liabilities, all as set forth in the applicable Seller's general ledger and (b) with respect to the Loans, the Advance Lines and the Negative Deposits, interest, fees, premiums, consignment fees, costs and other charges that have accrued on or been charged to the Loans, the Advance Lines and the Negative Deposits but not paid by the applicable borrower, or any guarantor, surety or other obligor therefor, or otherwise collected by offset, recourse to collateral or otherwise, all as set forth in the applicable Seller's general ledger and in the Final Loan Schedule.

     "ADA" shall mean the Americans with Disabilities Act of 1990, as amended, and similar state and local laws, regulations, rules and ordinances.

     "Additional Employees" shall mean those employees of Sellers, other than Business Employees and Business Related Employees designated by Sellers and Purchaser from time to time, with functional descriptions previously provided by Purchaser to Sellers, and the Auto Finance Employees and CAF Employees, to whom Purchaser shall offer employment pursuant to the Hiring Commitment and in accordance with Section 8.6 hereof.

     "Additional Residential Mortgage Loan Pool Adjustment" as of each Closing Date shall be equal to one hundred percent (100%) minus the Market Adjustment of the Additional Residential
Mortgage Loans purchased by Purchaser on such Closing Date.

     "Additional Residential Mortgage Loan Servicing Agreement" shall mean one or more agreements pursuant to which Fleet Mortgage Corp. or an Affiliate thereof will service the Additional Residential Mortgage Loans purchased by Purchaser, to be delivered on each Closing Date on which such loans shall be purchased by Purchaser, which agreement or agreements shall contain customary terms and conditions for a servicing agreement for residential mortgage loans sold on the secondary market for purposes of securitization.

     "Additional Residential Mortgage Loans" shall mean each of the loans listed on Schedule 1.1(ss) hereto secured by a first mortgage on a one-to-four family residential property, but excluding all servicing rights related to each such loan; provided, however, that the aggregate unpaid principal balance of the Additional Residential Mortgage Loans purchased by Purchaser pursuant to the terms hereof shall not be less than One Billion One Hundred Ninety Million Dollars ($1,190,000,000) and shall not be greater than One Billion Two Hundred Fifteen Million Dollars ($1,215,000,000). Each Additional Residential Mortgage Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file related to such loan, any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance or other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists as of the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof; provided, however that Additional Residential Mortgage Loans shall not include any loan which is Nonperforming.

     "Advance Lines" shall mean all overdraft lines of credit to owners of the Deposit Liabilities, plus any and all Accrued
Interest thereon, as set forth in the applicable Seller's general ledger.

     "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, or a director, officer, partner, joint venturer or member of such Person and any successors or assigns of such Person.

     "Agreement" shall have the meaning specified in the preamble hereof.

     "Assignment and Assumption Agreement" shall have the meaning specified in Section 2.3(a)(iii) hereof.

     "Assumed Liabilities" shall mean all duties, responsibilities, and obligations of Sellers under the following:

     (a)     The Commercial Bank Liabilities;

     (b)     The Consumer Bank Liabilities;

     (c)     The CRA Liabilities;

     (d)     The Small Business Bank Liabilities;

     (e) All of Sellers' duties and responsibilities relating to the Deposit Liabilities, including without limitation, with respect to: (i) the abandoned property laws of any state;
(ii) any legal process which is served on a Seller with respect to claims against or related to the Deposit Liabilities; or
(iii) any other applicable law;

     (f)     The Assumed Severance Obligations;

     (g)     The Stay Bonus Payments;

     (h)     The Advance Lines and the Negative Deposits;

     (i) Any of Sellers' accrued and unpaid expenses related to the operations of the Business to the extent a proration or adjustment is made with respect thereto pursuant to Section 3.8 hereof;

     (j)     The ISDA Agreements;

     (k) Any and all liabilities or obligations of any Seller or Fleet or any of their Affiliates under Environmental Laws relating to, resulting from or arising out of: use or operation of the Real Property prior to, on or after the day on which such Real Property is purchased by Purchaser pursuant to the terms hereof, or use or operation of the Real Property, the Leased Facilities or the Facilities by the Purchaser on or after the day on which such Real Property, Leased Facilities or Facilities are transferred to Purchaser pursuant to the terms hereof, in either case including without limitation (i) the presence of any Hazardous Materials or a release or the threat of a release on, at or from the Real Property, the Leased Facilities or the Facilities, (ii) investigative, containment, removal, clean up and other remedial actions with respect to a release or the threat of release on, at or from the Real Property, the Leased Facilities or Facilities, or (iii) human exposure to any Hazardous Materials or nuisances of whatever kind to the extent the same arise from the condition of the Real Property or Facilities or the ownership, use, operation, sale, transfer or conveyance thereof;

     (l) With respect to each Purchased Asset or Assumed Liability, any and all other liabilities and obligations relating to or arising out of each such Purchased Asset or Assumed Liability to be performed after the day on which such Purchased Asset or Assumed Liability is transferred to Purchaser pursuant to the terms hereof, or arising out of the operation of the Facilities, the Leased Facilities or the Real Property from and after the day on which such Facility, Leased Facility or Real Property is transferred to Purchaser pursuant to the terms hereof, but only to the extent that such liabilities or obligations arise or accrue after the close of business on the day on which such liabilities or obligations are assumed by Purchaser pursuant to the terms hereof;

     (m)     Unfunded Advances under the Loans; and

     (n)     The participation obligations as contemplated in
Section 11.11 hereof relating to the Letters of Credit and the Liquidity Support Agreements.

     "Assumed Severance Obligations" shall have the meaning specified in Section 8.6(e) hereof.

     "ATM Lease Agreements" shall mean the lease or operating agreements for the ATMs listed on Schedule 1.1(a) hereto, as such agreements may be amended, renewed or extended in the ordinary course of business, and other than those lease or operating agreements terminated in the ordinary course of business.

     "ATMs" shall mean the automated teller machines listed on
Schedule 1.1(b) hereto.

     "Auto Finance Employee" shall mean the employees of Sellers listed on Schedule 1.1(rr) hereto, but excluding such employees who shall leave a Seller's employ between the date hereof and the later of (i) the close of business on the day on which the servicing of the Indirect Auto Loans is assumed by Purchaser and
(ii) the close of business on the day on which the Floor Plan Assets are purchased by Purchaser pursuant to the terms hereof, but including replacements of such employees made in the ordinary course of business of the Sellers between the date hereof and the later of (i) the close of business on the day on which the Floor Plan Assets are purchased by Purchaser pursuant to the terms of hereof and (ii) the close of business on the day on which the servicing of the Indirect Auto Loans is assumed by Purchaser, and including any person who fills a vacant position in the indirect auto unit or dealer finance unit of Sellers between the date hereof and the later of (i) the close of business on the day on which the servicing of the Indirect Auto Loans is assumed by Purchaser and (ii) the close of business on the day on which the Floor Plan Assets are purchased by Purchaser pursuant to the terms hereof.

     "BankBoston" shall mean BankBoston Corporation, a Massachusetts corporation.

     "BankBoston Residential Mortgage Loans" shall mean each of the loans listed on Schedule 1.1(c) hereto secured by a first mortgage on a one-to-four family residential property, but excluding the servicing rights related to each such loan. Each BankBoston Residential Mortgage Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file related to such loan, any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof; provided, however that BankBoston Residential Mortgage Loans shall not include any loan which is Nonperforming.

     "BBNA" shall have the meaning specified in the preamble hereof.

     "BBNA Precious Metals" shall mean all Precious Metals inventory owned by BBNA or Precious Metals which BBNA has the right to receive, whether held by BBNA or a third party and whether segregated from or commingled with other Precious Metals, in each case as exists at the close of business on the day on which the Precious Metals inventory owned by BBNA is purchased by Purchaser pursuant to the terms hereof. Attached hereto as
Schedule 1.1(d) is a list of Precious Metals owned by BBNA as of June 30, 1999, consigned to or otherwise delivered to other Persons pursuant to Precious Metals Loans.

     "Board" shall mean the Board of Governors of the Federal
Reserve System.

     "Branch Leases" shall mean the lease agreements for the Branches listed on Schedule 1.1(e) hereto, as such agreements may be amended, renewed or extended in the ordinary course of business, and other than those lease agreements terminated in the ordinary course of business.

     "Branches" shall mean the branch offices of Sellers listed on Schedule 1.1(f) hereto.

     "Bridge Facility" shall mean the senior secured bridge facility described in the Commitment Letter.

     "Business" shall mean the Consumer Bank Division, the Small
Business Bank Division, the Commercial Bank Division, and the CRA
Division.

     "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or authorized by law to be closed in the State of Connecticut, the Commonwealth of Massachusetts, the State of New Hampshire, or the State of Rhode Island.

     "Business Employees" shall mean the Consumer Bank Employees, the Small Business Bank Employees and the Commercial Bank
Employees.

     "Business Related Employees" shall mean the employees of Sellers (other than Business Employees and Additional Employees) as shall be designated by Sellers from time to time in writing to Purchaser for possible interviews for employment with Purchaser.

     "CAF Assets" shall mean the CAF Loans, the CAF Contracts and the assets listed on Schedule 1.1(aaa) hereto.

     "CAF Contracts" shall mean the contracts listed on Schedule
1.1(ccc) hereto.

     "CAF Deposit Liabilities" shall mean all of any Seller's obligations and liabilities relating to the deposit accounts listed on Schedule 1.1(vv) hereto.

     "CAF Employees" shall mean the employees of Sellers listed on Schedule 1.1(tt) hereto, but excluding such employees who shall leave a Seller's employ between the date hereof and the close of business on the day on which the CAF Loans are purchased by Purchaser pursuant to the terms hereof, but including replacements of such employees made in the ordinary course of business of Sellers between the date hereof and the close of business on the day on which the CAF Loans are purchased by Purchaser pursuant to the terms hereof and including any Person who fills a vacant position in the consumer asset finance unit of Sellers between the date hereof and the close of business on the day on which the CAF Loans are purchased by Purchaser pursuant to the terms hereof.

     "CAF Loans" shall mean (a) each of the loans listed on
Schedule 1.1(uu) hereto (exclusive of any reserves for loan losses) and each obligation of a Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Sellers in the ordinary course of business of Sellers between January 1, 2000, and the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof (included within each such loan shall be any Letters of Credit, Liquidity Support Agreements, and ISDA Transactions related to such loan), (b) each loan made in the ordinary course of business of Sellers by the CAF Employees between January 1, 2000 and the close of business on the Third Closing Date (exclusive of any reserves for loan losses) and each obligation of a Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Sellers in the ordinary course of business of Sellers between January 1, 2000 and the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof (included within each such loan shall be any Letters of Credit, Liquidity Support Agreements, and ISDA Transactions related to such loan), and (d) each application pending with a Seller on the day the loans listed on Schedule 1.1(uu) hereto are purchased by Purchaser pursuant to the terms hereof for a loan whose relationship manager would have been a CAF Employee if such loan was made by a Seller prior to the day on which the loans listed on Schedule 1.1(uu) hereto are purchased by Purchaser pursuant to the terms hereof. Each CAF Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan, and any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the day on which such loans are transferred to Purchaser pursuant to the terms hereof.

     "Capital Transactions" shall mean (a) the Bridge Facility,
(b) the High Yield Financing, (c) the Senior Credit Facility or
(d) the New Equity Issuance, in each case as described in the Commitment Letter.

     "Cash" shall mean all petty cash, vault cash, teller cash, ATM cash and prepaid postage located at the Branches (excluding foreign currency), in each case as of the close of business at the respective Branch (6:00 p.m. for each automated teller machine) on the day on which the Fixed Assets related to such Branch are purchased by Purchaser pursuant to the terms hereof.

     "Cash Management Employees" shall mean the employees of Sellers listed on Schedule 1.1(g) hereto, but excluding such employees who shall leave a Seller's employ between September 3, 1999 and the close of business on the day on which Sellers' cash management business is purchased by Purchaser pursuant to the terms hereof, but including replacements of such employees made in the ordinary course of business between September 3, 1999 and the close of business on the day on which Sellers' cash management business is purchased by Purchaser pursuant to the terms hereof and including any Person who fills a vacant position with Sellers to provide cash management services to Customers between September 3, 1999 and the day on which Sellers' cash management business is purchased by Purchaser pursuant to the terms hereof.

     "Closing" shall mean any of the following:  the First
Closing, the Second Closing, the Third Closing.

     "Closing Date" shall mean any of the following:  the First
Closing Date, the Second Closing Date or the Third Closing Date.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     "Collateral Agent" shall mean FNB, in its capacity as collateral agent under a Collateral Agency Agreement.

     "Collateral Agency Agreements" shall mean one or more
Collateral Agency Agreements in substantially the form of Exhibit P hereto.

     "Collateral Assignment Instruments" shall mean such assignments, financing statements, endorsements, stock powers or other instruments as shall be required under applicable law to transfer to the Collateral Agent in accordance with the terms of the Collateral Agency Agreements the Letter of Credit/Liquidity Support Agreement Collateral and the rights and remedies of Sellers with respect thereto.

     "Columbia Park Facility" shall mean the premises of Sellers
(or one or more Affiliates of Sellers) located at 2 Morrissey
Boulevard, Dorchester, Massachusetts, being a BankBoston data processing center.

     "Columbia Park Lease" shall mean a lease agreement to be dated as of the First Closing Date pursuant to the terms hereof between Fleet or an Affiliate thereof (as tenant) and Purchaser (as landlord) for the Columbia Park Facility and containing the terms set forth on Exhibit B hereto, including without limitation terms to the effect that such tenant will lease two hundred thousand (200,000) square feet at the rent per square foot indicated on Exhibit B for a term commencing on the First Closing Date and ending on the fifth (5th) anniversary thereof, and thereafter one hundred thousand (100,000) square feet at the rent per square foot indicated on Exhibit B for a term commencing on such fifth (5th) anniversary and ending on the eighth (8th) anniversary of the First Closing Date.

     "Commercial Bank Assets" shall mean the Commercial Bank
Loans, the Floor Plan Assets, and the Precious Metals Assets.

     "Commercial Bank Division" shall mean the Commercial Bank
Assets, the Commercial Bank Liabilities and the Commercial Bank
Employees.

     "Commercial Bank Employees" shall mean the Middle Market
Employees, the Commercial Real Estate Employees, the Precious
Metals Employees and the Cash Management Employees.

     "Commercial Bank Liabilities" shall mean (a) the Commercial Deposit Liabilities and (b) with respect to each Commercial Bank Asset, any and all liabilities and obligations relating to or arising out of such Commercial Bank Asset, to the extent that such liabilities and obligations arise or accrue after the close of business on the day on which such Commercial Bank Asset is purchased by Purchaser pursuant to the terms hereof, but including Unfunded Advances under the Loans included therein.

     "Commercial Bank Loans" shall mean the Middle Market Loans, the Commercial Real Estate Loans, the Floor Plan Loans, and the
Precious Metals Loans.

     "Commercial Deposit Liabilities" shall mean the Middle
Market Deposit Liabilities, the Commercial Real Estate Deposit
Liabilities, the Floor Plan Deposit Liabilities, and the Precious
Metals Deposit Liabilities.

     "Commercial Real Estate Deposit Liabilities" shall mean all of any Seller's obligations and liabilities relating to (a) the deposit accounts listed on Schedule 1.1(h) hereto, (b) deposit accounts of Sellers which are opened on behalf of an obligor of a Commercial Real Estate Loan between July 1, 1999 and the close of business on the Closing Date on which such obligor's Commercial Real Estate Loan is purchased by Purchaser pursuant to the terms hereof, and (c) the deposit accounts of Sellers which are security for any Commercial Real Estate Loan, including, without limitation, all passbook accounts, statement savings accounts, checking, money market and NOW accounts, certificates of deposit, and IRA, Keogh Plan and Employee Pension Plan accounts, together with Accrued Interest thereon, but excluding any claim or other liability relating to the origination of any such deposit account or the administration of any such deposit account prior to the close of business on the day on which the liabilities and obligations relating to such deposit account are assumed by Purchaser pursuant to the terms hereof.

     "Commercial Real Estate Employees" shall mean the employees of Sellers listed on Schedule 1.1(i) hereto, but excluding such employees who shall leave a Seller's employ between September 3, 1999 and the close of business on the Third Closing Date (other than employees who leave to work for Purchaser), but including replacements of such employees made by Sellers in the ordinary course of business of Sellers between September 3, 1999 and the Third Closing Date (other than replacements made by Sellers of employees who leave a Seller's employ to work for Purchaser pursuant to the terms hereof), and including any Person who fills a vacant position with a Seller between September 3, 1999 and the Third Closing Date if such Person would have been a relationship manager for a Commercial Real Estate Loan listed on
Schedule 1.1(j) if such Person had been employed by Sellers in such position on September 3, 1999.

     "Commercial Real Estate Loans" shall mean (a) each of the loans listed on Schedule 1.1(j) hereto (exclusive of any reserves for loan losses) and each obligation of a Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Sellers in the ordinary course of business of Sellers between July 1, 1999 and the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof (included within each such loan shall be any Letters of Credit, Liquidity Support Agreements, and ISDA Transactions related to such loan) and (b) each loan made in the ordinary course of business of Sellers by the Commercial Real Estate Employees between July 1, 1999 and the close of business on the Third Closing Date (exclusive of any reserves for loan losses) and each obligation of a Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Sellers in the ordinary course of business of Sellers between July 1, 1999 and the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof (included within each such loan shall be any Letters of Credit, Liquidity Support Agreements and ISDA Transactions relating to such loan); provided, however, that Commercial Real Estate Loans shall not include any loan described above if such loan, as of the day on which such loan is to be purchased by Purchaser pursuant to the terms hereof, is (a) subject to a current legal proceeding related to a Customer's inability or refusal to pay such loan, (b) not current and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code or (c) Nonperforming. Each Commercial Real Estate Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan, any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the Closing Date on which such loans are purchased by Purchaser pursuant to the terms hereof.

     "Commitment Letter" shall mean that certain letter dated
September 3, 1999 from Salomon Smith Barney, Inc., Lehman
Commercial Paper Inc. and Lehman Brothers Inc. to Sovereign, a copy of which has been provided to Sellers.

     "Common Stock" shall mean shares of common stock of Sovereign, no par value per share.

     "Comparable Job" shall mean, with respect to any Business Employee, Additional Employee or Business Related Employee, a position with Purchaser (a) with the same base salary, (b) with reasonably similar employment background and skill set requirements, (c) with no significant changes in work schedule and (d) (i) with respect to a Business Employee, Additional Employee or Business Related Employee, who is classified as a non-exempt employee, to be performed within thirty (30) miles of such employee's home or his or her current commuting distance, whichever is greater, or (ii) with respect to a Business Employee, Additional Employee or Business Related Employee who is classified as an exempt employee, to be performed within forty (40) miles of such employee's home or his or her current commuting distance, whichever is greater.

     "Confidentiality Agreement" shall mean that certain letter agreement between Sovereign and Fleet dated as of May 24, 1999.

     "Consigned Precious Metals" shall mean all outstanding Precious Metals consigned or otherwise delivered on credit by BBNA to its customers pursuant to the Precious Metals Agreements as of the close of business on the day on which the Precious Metals Agreements are assumed by Purchaser pursuant to the terms hereof.

     "Consumer Bank Assets" shall mean the Real Property, the ATMs, the Fixed Assets, the Consumer Bank Loans, the CAF Assets, the Residential Mortgage Loans, the Cash, the Branch Leases, the ATM Lease Agreements, the Tenant Leases, the Eastern MA Lease Agreements, the CT/RI Lease Agreements, the Safe Deposit Agreements and all keys for the related safe deposit boxes.

     "Consumer Bank Division" shall mean the Consumer Bank
Assets, the Consumer Bank Liabilities, the Consumer Bank
Employees and the CAF Employees.

     "Consumer Bank Employees" shall mean the employees of Sellers listed on Schedule 1.1(k) hereto, but excluding such employees who shall leave a Seller's employ between September 3, 1999 and the close of business on the Third Closing Date (other than employees who leave to work for Purchaser), but including replacements of such employees made by Sellers in the ordinary course of business of Sellers between September 3, 1999 and the Third Closing Date (other than replacements made by Sellers of employees who leave a Seller's employ to work for Purchaser pursuant to the terms hereof), and including any Person who fills a vacant position with a Seller between September 3, 1999 and the Third Closing Date to provide Branch services to Customers.

     "Consumer Bank Liabilities" shall mean (a) the Consumer Deposit Liabilities, (b) the CAF Deposit Liabilities and (c) with respect to each Consumer Bank Asset, any and all liabilities and obligations relating to or arising out of such Consumer Bank Asset, to the extent that such liabilities and obligations arise or accrue after the close of business on the day on which such Consumer Bank Asset is purchased by Purchaser pursuant to the terms hereof, but including Unfunded Advances under the Loans included therein.

     "Consumer Bank Loans" shall mean (a) each of the loans listed on Schedule 1.1(l) hereto (exclusive of any reserves for loan losses) and each obligation of a Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Sellers in the ordinary course of business of Sellers between July 1, 1999 and the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof, (b) each loan made in the ordinary course of business of Sellers between July 1, 1999 and the close of business on the Third Closing Date and linked, including by direct debit, to a Consumer Deposit Liability account (exclusive of any reserves for loan losses) and each obligation of a Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Sellers in the ordinary course of business of Sellers between July 1, 1999 and the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof, and (c) each application for a loan which would be linked, including by direct debit, to a Consumer Deposit Liability account pending with a Seller on the day on which the Fixed Assets of the Branch to which such loan would be assigned (by cost center) are purchased by Purchaser if such loan had been made by a Seller prior to the day on which such Fixed Assets are purchased by Purchaser, provided, however, that Consumer Bank Loans shall not include any loan described in subsections (a) or
(b) above, if such loan, as of the day on which such loan is to be purchased by Purchaser pursuant to the terms hereof, is
(i) subject to a current legal proceeding related to a Customer's inability or refusal to pay such loan, (ii) not current and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code or
(iii) Nonperforming. Each Consumer Bank Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan, any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof.

     "Consumer Deposit Liabilities" shall mean all of any Seller's obligations and liabilities relating to (a) the deposit accounts listed on Schedule 1.1(m) hereto, (b) deposit accounts which are opened between July 1, 1999 and the close of business on the Third Closing Date on behalf of a Customer by a Consumer Bank Employee, and (c) deposit accounts of Sellers which are security for any Consumer Bank Loan, including, without limitation, all passbook accounts, statement savings accounts, checking, Money Market and NOW accounts, certificates of deposit, and IRA, Keogh Plan and Employee Pension Plan accounts, together with Accrued Interest thereon, but excluding any claim or other liability relating to the origination of any such deposit account or the administration of any such deposit account prior to the close of business on the day on which the obligations and liabilities relating to such deposit account are assumed by Purchaser pursuant to the terms hereof.

     "Contribution Agreement" shall mean that certain
Contribution Agreement dated as of October 28, 1997, as amended on February 20, 1998, by and between Advanta Corporation and Fleet.

     "CRA" shall mean the Community Reinvestment Act (12 U.S.C.
Sections 2901-2907).

     "CRA Assets" shall mean the CRA Loans, the CRA Equity
Holdings and the CRA Commitments.

     "CRA Commitments" shall mean the Sellers' written commitments listed on Schedule 1.1(n) hereto.

     "CRA Division" shall mean the CRA Assets and the CRA
Liabilities.

     "CRA Equity Holdings" shall mean the capital stock, partnership interests and LLC membership interests owned by a Seller and listed on Schedule 1.1(p) hereto.

     "CRA Groups" shall mean the Persons listed on
Schedule 1.1(q) hereto.

     "CRA Liabilities" shall mean any and all liabilities and obligations relating to or arising out of each CRA Asset, to the extent that such liabilities and obligations arise or accrue after the close of business on the day on which such CRA Asset is purchased by Purchaser pursuant to the terms hereof, but including any Unfunded Advances under the Loans included therein.

     "CRA Loans" shall mean (a) each of the loans listed on
Schedule 1.1(r) hereto (exclusive of any reserves for loan losses) and each obligation of a Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Sellers in the ordinary course of business of Sellers between July 1, 1999 and the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof and (b) each loan made by Sellers in the ordinary course of business of Sellers pursuant to the terms of the CRA Commitments between July 1, 1999 and the close of business on the Third Closing Date (exclusive of any reserves for loan losses) and each obligation of a Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Sellers in the ordinary course of business of Sellers between July 1, 1999 and the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof; provided, however, that CRA Loans shall not include any loan described in subsection (a) or (b) above, if such loan, as of the day on which such loan is to be purchased by Purchaser pursuant to the terms hereof, is (i) subject to a current legal proceeding related to a Customer's inability or refusal to pay such loan, (ii) not current and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code or (iii) Nonperforming. Each CRA Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan, any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof.

     "CTA" shall mean the Connecticut Transfer Act (Connecticut
General Statutes Section 22a-134 et. seq.)

     "CT/RI Assumed Liabilities" shall mean (a) the Consumer Bank Liabilities, the CRA Liabilities and the Small Business Bank Liabilities which are linked by Sellers to a CT/RI Branch,
(b) with respect to the Commercial Bank Liabilities, those liabilities owed to Customers who have a mailing address in Connecticut or Rhode Island and (c) such other Assumed Liabilities as the parties hereto shall mutually and in good faith agree shall be assumed by Purchaser at the First Closing; the amount of Deposit Liabilities which shall be CT/RI Assumed Liabilities shall be approximately Four Billion Dollars ($4,000,000,000).

     "CT/RI Branches" shall mean the Branches listed on Schedule
1.1(f)(1) hereto.

     "CT/RI Lease Agreements" shall mean those lease agreements to be dated as of the First Closing Date between Fleet or an Affiliate thereof (as landlord or sublandlord) and Purchaser (as tenant or subtenant) for certain premises located at (a) 1221 Silas Deane Highway, Wethersfield, Connecticut, (b) 100 Pearl Street, Hartford, Connecticut, (c) 15 Westminster Street, Providence, Rhode Island, and (d) One BankBoston Plaza, Providence, Rhode Island, and containing the terms set forth on Exhibits E(2), (3), (4) and (5) hereto, respectively.

     "CT/RI Purchased Assets" shall mean (a) the Consumer Bank Assets, the CRA Assets, and the Small Business Bank Assets which are linked by Sellers to a CT/RI Branch, (b) with respect to the Commercial Bank Assets, those assets related to Customers who have a mailing address in Connecticut or Rhode Island, (c) the Fixed Assets, Real Property and Branch Leases related to the CT/RI Branches, (d) the Additional Residential Mortgage Loans and
(e) such other Purchased Assets as the parties hereto may mutually in good faith agree shall be purchased by Purchaser at the First Closing.

     "Customers" shall mean, individually and collectively, (a) the Persons named as the owners of the deposit accounts relating to the Deposit Liabilities, (b) the primary obligors under the Loans and (c) the parties (other than Sellers and their Affiliates) to the Safe Deposit Agreements.

     "Customer Notices" shall have the meaning specified in
Section 9.3(a) hereof.

     "Damages" shall have the meaning specified in Section 14.1 hereof.

     "Deferred Contingent Amount" shall mean an amount equal to the amount by which the Third Closing Purchase Price must be reduced so that, after giving effect to the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, Sovereign's Leverage Ratio is equal to its Minimum Capital Requirement; provided, however, that in the event that the aggregate amount of Deposit Liabilities assumed by Purchaser at the First Closing, the Second Closing and the Third Closing is less than or greater than Twelve Billion Dollars ($12,000,000,000), then the Deferred Contingent Amount shall mean an amount equal to the aggregate amount of Deposit Liabilities assumed by Purchaser at the First Closing, the Second Closing and the Third Closing divided by Twelve Billion (12,000,000,000) multiplied by Three Hundred Forty Million (340,000,000); provided, further, that in the event that Sovereign or Purchaser shall not deliver to Sellers, at the Third Closing, a Deferred Contingent Letter of Credit or such other assurance of payment acceptable to Fleet in its sole discretion, then the Deferred Contingent Amount shall be the amount calculated pursuant to the provisions of this definition plus Twenty Million Dollars ($20,000,000); and provided, further, that the Deferred Contingent Amount shall not include any amount which is not due and payable by reason of application of Section 3.6(b) hereof.

     "Deferred Contingent Amount Letter of Credit" shall mean a letter of credit issued by a Person acceptable to Fleet, in its sole discretion, dated as of the Third Closing Date substantially in the form of Exhibit R hereto.

     "Deferred Contingent Payment Dates" shall have the meaning specified in Section 3.6(a) hereof.

     "Deferred Contingent Payment Period" shall have the meaning specified in Section 3.6(b) hereof.

     "Deposit Interest Rate" shall have the meaning specified in
Section 3.2 hereof.

     "Deposit Liabilities" or "Deposit Liability" shall mean, collectively, the Consumer Deposit Liabilities, the CAF Deposit Liabilities, the Small Business Bank Deposit Liabilities, and the Commercial Deposit Liabilities, but shall exclude the Excluded IRA/Keogh/Employee Pension Plan Deposits and the Excluded Deposits.

     "Designated Employees" shall have the meaning specified in
Section 14.3(a) hereof.

     "DOJ" shall mean the United States Department of Justice.

     "Draft Closing Statement" shall mean a draft closing statement dated as of the close of business of the fifth (5th) Business Day immediately preceding the First Closing Date, the Second Closing Date or the Third Closing Date, as applicable, setting forth an estimate of the portion of the Purchase Price owed by Purchaser as of such Closing Date (including all adjustments and prorations thereto).

     "Earnest Money Deposit" shall have the meaning specified in
Section 3.2 hereof.

     "East Providence Facility" shall mean the offices of Sellers
(or one or more Affiliates of Sellers) located at One BankBoston
Way, East Providence, Rhode Island, being a BankBoston consumer lending call facility.

     "East Providence Lease" shall mean a lease agreement to be dated as of the First Closing Date between Fleet or an Affiliate thereof (as tenant) and Purchaser (as landlord) for the East Providence Facility and containing the terms set forth in Exhibit C hereto, including without limitation terms to the effect that such tenant will lease 60,000 square feet at the rent per square foot indicated on Exhibit C for a term commencing on the First Closing Date and ending in part on each of the third
(3rd), fourth (4th) and fifth (5th) anniversary thereof.

     "Eastern MA Assumed Liabilities" shall mean (a) the Consumer Bank Liabilities, the CRA Liabilities and the Small Business Bank Liabilities which are linked by Sellers to an Eastern MA Branch,
(b) with respect to the Commercial Bank Liabilities, those liabilities related to Customers who have a mailing address in close proximity to an Eastern MA Branch and whom the Commercial Bank Employees have linked to an Eastern MA Branch and (c) such other Assumed Liabilities as the parties hereto shall mutually in good faith agree shall be assumed by Purchaser at the Second Closing; the amount of the Deposit Liabilities which shall be Eastern MA Assumed Liabilities shall be approximately Four Billion Dollars ($4,000,000,000).

     "Eastern MA Branches" shall mean the Branches listed on
Schedule 1.1(f)(2) hereto.

     "Eastern MA Lease Agreements" shall mean those lease agreements to be dated as of the First Closing Date between Fleet or an Affiliate thereof (as landlord or sublandlord) and Purchaser (as tenant or subtenant) for certain premises located at (a) 75 State Street, Boston, Massachusetts and (b) One Federal Street, Boston, Massachusetts, and containing the terms set forth on Exhibits E(1) and (6) hereto, respectively.

     "Eastern MA Purchased Assets" shall mean (a) the Consumer Bank Assets, the CRA Assets and the Small Business Bank Assets which are linked by Sellers to an Eastern MA Branch, (b) with respect to the Commercial Bank Assets, those assets related to Customers who have a mailing address in close proximity to an Eastern MA Branch and whom the Commercial Bank Employees have tied to an Eastern MA Branch, (c) the Fixed Assets, Real Property and Branch Leases related to the Eastern MA Branches and (d) such other Purchased Assets as the parties hereto may mutually in good faith agree shall be purchased by Purchaser at the Second Closing.

     "Employee Pension Plan" shall mean any employee pension plan for which a Seller serves as a trustee, including but not limited to, employee pension benefit plans as defined in Section 3(2) of ERISA, retirement plans qualified under the requirements of
Section 401(a) of the Code, nonqualified deferred compensation plans, excess benefit plans and supplemental executive retirement plans.

     "Employee Pension Plan Deposit Liability" shall mean a
Deposit Liability in an account owned by an Employee Pension
Plan.

     "Environmental Laws" shall mean all Federal, state or local laws, rules, regulations, codes, ordinances, or by-laws, and any judicial or administrative interpretations thereof, including orders, decrees, judgments, rulings, directives or notices of violation, that create duties, obligations or liabilities with respect to (a) human health or (b) environmental pollution, impairment or disruption, including, without limitation, laws governing the existence, use, storage, treatment, discharge, release, containment, transportation, generation, manufacture, refinement, handling, production, disposal, or management of any Hazardous Materials, or otherwise regulating or providing for the protection of the environment, and further including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Public Health Service Act (42 U.S.C. Section 300 et seq.), the Pollution Prevention Act (42 U.S.C. Section 13101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Sections 201, 300f), the Toxic Substances Control Act (15 U.S.C.
Section 2601 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq. ), and similar state and local statutes, and all regulations adopted pursuant thereto.

     "ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended (11 U.S.C. Section 1101 et seq.)

     "Escrow Agreement" shall mean that certain Pledge and Escrow Agreement, dated as of November 15, 1999, between Sovereign Bancorp, Inc. and Harris Trust and Savings Bank, as escrow agent, and that certain Escrow Agreement dated as of December 16, 1999 between Sovereign, Delaware Escrow Company and Citibank, N.A.

     "Excluded Deposits" shall mean all Deposit Liabilities (a) owned by employees of Sellers or their Affiliates (other than Transferred Employees) or Affiliates of Sellers or (b) which were assumed by FNB in connection with the consummation of the transactions contemplated by the Contribution Agreement.

     "Excluded Fixed Assets" shall mean (a) artwork, supplies, signs, marketing aids, or trade fixtures or equipment in each case specifically identifying or relating to a Seller or any of its Affiliates located at the Facilities, (b) telephone systems located at the Facilities, software, source and object code, user manuals and related documents and all updates, upgrades or other revisions thereto and all copies or duplicates thereof located at the Facilities, (c) copying machines, facsimile machines, scanners, computers, printers, modems, peripheral equipment, electronic teller station hardware and other hardware related to teller stations and platforms located at the Facilities (except for the ATMs), and (d) any other personal property of a Seller or any of its Affiliates identified on Schedule 1.1(t) hereto, less any such items consumed or disposed of, plus new similar items acquired or obtained, in the ordinary course of the operation of each of the Facilities through the close of business on the day on which the Fixed Assets located in such Facility are purchased by Purchaser pursuant to the terms hereof.

     "Excluded IRA/Keogh/Employee Pension Plan Deposits" shall have the meaning specified in Section 11.12(a).

     "Facilities" shall mean the Branches, the ATM locations, the Columbia Park Facility and the East Providence Facility.

     "Fair Market Value" shall mean, on any day, with respect to the calculation of the dollar value of Precious Metals, (a) with respect to Gold, Palladium or Platinum, the dollar per ounce Second London Fixing for Gold, Palladium or Platinum, for such day, and (b) with respect to Silver, the dollar per ounce Handy and Harman noon price for Silver for such day, in each case times the number of ounces of Gold, Palladium, Platinum or, as the case may be, Silver, for which such dollar value is being calculated. If no such price is available for a particular day, the Fair Market Value for such day shall be the price for the immediately preceding day for which such price is available. In the event that the London Bullion Brokers or Handy and Harman shall discontinue or alter its usual practice of quoting a price for the applicable Precious Metal(s), the Fair Market Value for such day shall be BBNA's so called "spot price" per an ounce of applicable Precious Metal(s) times the number of such Precious Metal(s) ounces for which a dollar value is being calculated.

     "FBNH" shall have the meaning specified in the preamble hereof.

     "FDIA" shall mean the Federal Deposit Insurance Act of 1991, as amended (12 U.S.C. Sections 1811 et seq.).

     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "Federal Funds Rate" shall mean, for the period involved, the average of the interest rates for each day of the period set forth in H.15(519) opposite the caption "Federal Funds (Effective)". H.15(519) means the weekly statistical release designated as such, or any successor publication, published by the Board.

     "Final" shall mean, as applied to any governmental order or action, that such order or action has not been stayed, vacated or otherwise rendered ineffective and either (a) the time period for taking an appeal therefrom shall have passed without an appeal therefrom having been taken, or (b) if any such appeal shall have been dismissed or resolved, all applicable periods for further appeal of such order or action shall have passed.

     "Final Approval Date" shall mean, with respect to the transactions contemplated hereby, the date upon which the last of the following has occurred: (a) all Regulatory Approvals have been obtained; (b) all applicable regulatory notices which are required to be published or given prior to consummation of the transactions contemplated hereby have been published or given;
(c) the filing of all applicable regulatory reports; and (d) the expiration of all applicable regulatory comment and waiting periods.

     "Final Loan Schedule" shall mean the First Closing Final
Loan Schedule, the Second Closing Final Loan Schedule and the
Third Closing Final Loan Schedule.

     "FIRPTA Affidavits" shall mean affidavits pursuant to
Section 1445 of the Code certifying to the non-foreign entity status of a Seller.

     "First Closing" shall have the meaning specified in
Section 2.2(a) hereof.

     "First Closing Adjusted Payment Amount" shall have the meaning specified in Section 3.3(c) hereof.

     "First Closing Cut-off Date" shall have the meaning specified in Section 3.3(f) hereof.

     "First Closing Date" shall have the meaning specified in
Section 2.2(a) hereof.

     "First Closing Estimated Payment Amount" shall have the meaning specified in Section 3.3(b) hereof.

     "First Closing Estimated Purchase Price" shall mean the estimate of the First Closing Purchase Price set forth on the Draft Closing Statement for the First Closing.

     "First Closing Final Loan Schedule" shall have the meaning specified in Section 3.3(c) hereof.

     "First Closing Loan Sale Adjustment" shall mean an amount equal to the sum of (a) the outstanding principal balance of the Additional Residential Mortgage Loans transferred to Purchaser at the First Closing multiplied by the Additional Residential Mortgage Loan Pool Adjustment, (b) the outstanding principal balance of the Indirect Auto Loans transferred to Purchaser on or before the First Closing multiplied by .03 and (c) the outstanding principal balance of Old CAF Loans transferred to Purchaser on or before the First Closing multiplied by .03.

     "First Closing Loan Value" shall mean, as of the close of business on the First Closing Date, the unpaid principal balance of the Loans purchased by Purchaser at the First Closing, plus Accrued Interest thereon, as set forth in the general ledger of the applicable Seller and the First Closing Final Loan Schedule, less accrued servicing fees under arrangements with third parties to service the Loans purchased by Purchaser at the First Closing. For purposes hereof, the unpaid principal balance of any Precious Metals Loans denominated in Precious Metals shall be the Fair Market Value of the Precious Metals outstanding as of the First Closing Date.

     "First Closing Purchase Price" shall have the meaning specified in Section 3.3(a) hereof.

     "First Closing Swap Portfolio Adjustment" shall mean an amount equal to the Swap Market Value of the ISDA Transactions assumed by Purchaser at the First Closing.

     "Fixed Assets" shall mean (i) all of the furniture, fixtures, equipment and other assets of the Sellers listed on
Schedule 1.1(u) hereto, including but not limited to leasehold improvements, less any items consumed or disposed of, plus new items acquired or obtained, in the ordinary course of the operation of the Facilities or the Leased Facilities through the close of business on the day on which the Facility, Leased Facility or Branch in which such Fixed Assets are located is transferred to Purchaser pursuant to the terms hereof, but excluding the Excluded Fixed Assets, (ii) the furniture, fixtures, equipment and other assets of Sellers relating to the Business that Purchaser shall request to purchase from Sellers, and which Sellers shall consent to sell to Purchaser (which consent shall not be unreasonably withheld); provided, however, that Purchaser must submit its request to Sellers to purchase such additional furniture, fixtures, equipment and other assets on an item by item basis no later than March 1, 2000.

     "Fleet" shall have the meaning specified in the preamble hereof.

     "Fleet Boston Divestiture Severance Plan" shall mean a severance plan of Fleet and its Affiliates to be dated as of the First Closing Date containing the terms set forth on Exhibit D hereto.

     "Fleet Residential Mortgage Loans" shall mean each of the loans listed on Schedule 1.1(v) hereto secured by a first mortgage on a one-to-four family residential property, but excluding the servicing rights related to each such loan. Each Fleet Residential Mortgage Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file related to such loan, any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof; provided, however, that Fleet Residential Mortgage Loans shall not include any loan which is Nonperforming.

     "Floor Plan Assets" shall mean the Floor Plan Contracts and the assets listed on Schedule 1.1(bbb) hereto.

     "Floor Plan Deposit Liabilities" shall mean all of any Seller's obligations and liabilities relating to (a) the deposit accounts listed on Schedule 1.1(ww) hereto, and (b) deposit accounts of Sellers which are opened on behalf of an obligor of a Floor Plan Loan between the date hereof and the close of business on the day on which the Floor Plan Loans are purchased by Purchaser pursuant to the terms hereof and (c) deposit accounts of Sellers which are security for any Floor Plan Loan, including, without limitation, all passbook accounts, statement savings accounts, checking, money market and NOW accounts, certificates of deposit, and IRA, Keogh Plan and Employee Pension Plan accounts, together with Accrued Interest thereon, but excluding any claim or other liability relating to the origination of any such deposit account or the administration of any such deposit account prior to the close of business on the day on which such obligations and liabilities relating to such deposit account are assumed by Purchaser pursuant to the terms hereof.

     "Floor Plan Contracts" shall mean the contracts listed on
Schedule 1.1(yy) hereto.

     "Floor Plan Loans" shall mean (a) each of the loans listed on Schedule 1.1(xx) hereto (exclusive of any reserves for loan losses) and each obligation of a Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended in the ordinary course of business of Sellers between January 1, 2000 and the close of business on the Third Closing Date (included within each such loan shall be any Letters of Credit, Liquidity Support Agreements, and ISDA Transactions related to such loan) and (b) each loan made in the ordinary course of business of Sellers by the Auto Finance Employees between the date hereof and the Third Closing Date (exclusive of any reserves for loan losses) and each obligation of a Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Sellers in the ordinary course of business of Sellers between the date hereof and the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof (included within each such loan shall be any Letters of Credit, Liquidity Support Agreements and ISDA Transactions relating to such loan); provided, however, that Floor Plan Loans shall not include any loan described in subsection (a) or (b) above, if such loan, as of the day on which such loan is to be purchased by Purchaser pursuant to the terms hereof, is (i) subject to a current legal proceeding related to a Customer's inability or refusal to pay such loan, (ii) not current and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code or (iii) Nonperforming. Each Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan, any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof.

     "FNB" shall have the meaning specified in the preamble hereof.

     "Forward Contracts" shall mean all agreements for the purchase or sale by BBNA of Precious Metals for delivery and payment at a future date which have not been consummated as of the close of business on the day on which the Precious Metals Storage Contracts are assumed by Purchaser pursuant to the terms hereof.

     "GAAP" shall have the meaning specified in Section 1.2 hereof.

     "Gold" shall mean gold measured in troy ounces having fineness of not less than .9995, without regard to whether such gold is alloyed or unalloyed, in bullion form or contained or processed into other materials which contain elements other than gold.

     "Hazardous Materials" means (a) any "hazardous material", "hazardous substance", "hazardous waste", "oil", "regulated substance", "toxic substance" or words of similar import as defined under any of the Environmental Laws, (b) asbestos in any form, (c) urea formaldehyde foam insulation, (d) polychlorinated biphenyls, (e) radon gas, (f) flammable explosives,
(g) radioactive materials, (h) any chemical, contaminant, solvent, material, pollutant or substance that may be dangerous or detrimental to any of the Facilities, the environment or the health and safety of employees or other occupants of any of the Facilities and (i) any substance, the generation, storage, transportation, utilization, disposal, management, release or location of which, on, under or from any of the Facilities is prohibited or otherwise regulated pursuant to any of the Environmental Laws.

     "High Yield Financing" shall mean Two Hundred Million Dollars ($200,000,000) of Sovereign's 10.25% Senior Notes due 2004, Five Hundred Million Dollars ($500,000,000) of Sovereign's 10.50% Senior Notes due 2006 and the Five Hundred Million Dollars ($500,000,000) available to Sovereign pursuant to a senior credit facility issued to Sovereign on December 16, 1999.

     "Hiring Commitment" shall mean Purchaser's commitment on or prior to the close of business on the Third Closing Date to extend an offer of employment for Comparable Jobs in accordance with Section 8.6 hereof to at least 1352 Additional Employees.

     "Hiring Commitment Adjustment" shall mean, in the event the number of Additional Employees offered Comparable Jobs is less than the Hiring Commitment, an amount equal to such shortfall multiplied by $35,000.

     "Indemnified Party" shall have the meaning specified in
Section 14.4 hereof.

     "Indemnitor" shall have the meaning specified in Section
14.4 hereof.

     "Indirect Auto Loans" shall mean those loans sold by a Seller to Purchaser pursuant to the terms of that certain loan purchase agreement dated as of the date hereof by and between BBNA and Purchaser.

     "Interpolated FNMA 15 Year March Cash Delivery Price" shall be determined by first deriving (i) the average March Cash Delivery Price (expressed as a percentage of par) for FNMA 15-year mortgage-backed securities with a FNMA MBS coupon rate as close to but not more than the weighted average net interest rate on the applicable Additional Residential Mortgage Loans, and (ii) the average March Cash Delivery Price (expressed as a percentage of par) for FNMA 15-year mortgage-backed securities with a FNMA MBS coupon rate as close to but not less than the weighted average net interest rate on the applicable Additional Residential Mortgage Loans; such averages to be determined by obtaining bids for FNMA 15-year mortgage-backed securities in an amount approximately equal to the estimated aggregate principal balance of such Additional Residential Mortgage Loans as of the Closing Date on which such loans shall be purchased by Purchaser pursuant to the terms hereof; such bids to be obtained as of such time as the parties hereto shall mutually agree in good faith from 3 nationally recognized mortgage-backed securities dealers selected by Fleet and acceptable to Sovereign (such acceptance not to be unreasonably withheld or delayed). The Interpolated FNMA 15 Year March Cash Delivery Price shall then be determined for each Closing Date by interpolating the March Cash Delivery Prices determined for (i) and (ii) above to determine a price (expressed as a percentage), assuming a FNMA net pass through rate equal to the weighted average net interest rate on the applicable Additional Residential Mortgage Loans purchased by the Purchaser on the applicable Closing Date.

     "Interpolated FNMA 30 Year March Cash Delivery Price" shall be determined by first deriving (i) the average March Cash Delivery Price (expressed as a percentage of par) for FNMA 30-year mortgage-backed securities with a FNMA MBS coupon rate as close to but not more than the weighted average net interest rate on the applicable Additional Residential Mortgage Loans, and (ii) the average March Cash Delivery Price (expressed as a percentage of par) for FNMA 30-year mortgage-backed securities with a FNMA MBS coupon rate as close to but not less than the weighted average net interest rate on the applicable Additional Residential Mortgage Loans; such averages to be determined by obtaining bids for FNMA 30-year mortgage-backed securities in an amount approximately equal to the estimated aggregate principal balance of such Additional Residential Mortgage Loans as of the Closing Date on which such loans shall be purchased by Purchaser pursuant to the terms hereof; such bids to be obtained as of such time as the parties hereto shall mutually agree in good faith from 3 nationally recognized mortgage-backed securities dealers selected by Fleet and acceptable to Sovereign (such acceptance not to be unreasonably withheld or delayed). The Interpolated FNMA 30 Year March Cash Delivery Price shall then be determined for each Closing Date by interpolating the March Cash Delivery Prices determined for (i) and (ii) above to determine a price (expressed as a percentage), assuming a FNMA net pass through rate equal to the weighted average net interest rate on the applicable Additional Residential Mortgage Loans purchased by the Purchaser on the applicable Closing Date.

     "IRA" shall mean an individual retirement account as specified in Section 408 and 408A of the Code.

     "IRA Deposit Liability" shall mean a Deposit Liability in a deposit account which is an IRA.

     "IRS" shall mean the Internal Revenue Service of the United
States.

     "ISDA Agreements" shall mean those International Securities
Dealer Agreements between a Customer or other Person and a Seller or one of its Affiliates evidencing an ISDA Transaction.

     "ISDA Transactions" shall mean (a) each transaction set forth on Schedule 1.1(x) hereto, as such transaction may be renewed, amended or extended by Sellers in the ordinary course of business of Sellers between July 1, 1999 and the close of business on the day on which the related Loan is purchased by Purchaser pursuant to the terms hereof and (b) each interest rate swap, currency swap, forward, hedge or similar transactions entered into by Sellers between July 1, 1999 and the close of business on the day on which the related Loan is purchased by Purchaser pursuant to the terms hereof, as such transactions may be renewed, amended or extended by Sellers in the ordinary course of business of Sellers between July 1, 1999 and the close of business on the day on which the related Loan is purchased by Purchaser pursuant to the terms hereof, each as may exist as of the close of business on the day on which the related Loan is purchased by Purchaser pursuant to the terms hereof.

     "ISP98" shall mean the International Standby Practices
(ISP98), ICC Publication No. 590.

     "Items" shall mean (a) transfers of funds by wire or through the Automated Clearing House, checks, drafts, negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit Liabilities, and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind which are debited or credited to the Loans.

     "Keogh Plan" shall mean an Employee Pension Plan covering self-employed individuals.

     "Keogh Plan Deposit Liability" shall mean a Deposit
Liability in a deposit account which is owned by a Keogh Plan.

     "Knowledge" shall mean, with respect to a Seller, the actual knowledge as of September 3, 1999, without further investigation, of any of such Seller's officers that hold the title of senior vice president or above and have responsibility with respect to the operations of the Business.

     "Landlord Consents" shall have the meaning set forth in
Section 2.3(a)(v) hereof.

     "Lease Assignments" shall have the meaning set forth in
Section 2.3(a)(iv) hereof.

     "Leased Facilities" shall mean the premises leased to Purchaser pursuant to an Eastern MA Lease Agreement, a CT/RI
Lease Agreement or a Sublease Agreement.

     "Letter of Credit Customer" shall mean an obligor under a Loan for whose account a Letter of Credit was issued.

     "Letters of Credit" shall mean (a) each letter of credit listed on Schedule 1.1(y) hereto, (b) each letter of credit issued by a Seller in connection with a Loan between July 1, 1999 and the close of business on the day on which such Loan is purchased by Purchaser pursuant to the terms hereof and (c) any letter of credit applied for by a Customer (but not yet issued by a Seller) as of the day on which such Customer's Loan is purchased by Purchaser pursuant to the terms hereof, each as exists as of the close of business on the day on which the related Loan is purchased by Purchaser pursuant to the terms hereof. To the extent Purchaser shall assume (and the issuing Seller has been released from) any Letter of Credit or Purchaser has issued a replacement letter of credit, whether on or after the day on which the related Loan is purchased by Purchaser pursuant to the terms hereof, each as described in Section 11.11(c), the assumed or replaced Letter of Credit shall no longer be deemed a "Letter of Credit" hereunder.

     "Letter of Credit/Liquidity Support Collateral" shall mean
(a) all collateral in which a Seller, as issuer of a Letter of Credit or obligor under a Liquidity Support Agreement, has been granted a Lien, security interest or encumbrance, whether pursuant to a pledge, collateral assignment, security agreement, mortgage or otherwise, and (b) any other security for any such Letter of Credit or Liquidity Support Agreement for the benefit of such Seller, including without limitation, any guaranties, subordination agreements, insurance or other credit enhancements and any collateral therefor.

     "Letter of Credit Disbursement" shall mean an amount equal to the sum of (a) the amount drawn under any Letter of Credit in connection with a Request plus (b) all reasonable and customary out-of-pocket charges and expenses which Sellers may pay or incur relative to such Request which are chargeable to the Customer under the related Reimbursement Agreement.

     "License Agreement" shall mean a license agreement between Sellers or an Affiliate of Sellers, as licensor, and Purchaser, as licensee, granting to Purchaser a non-exclusive non-transferable license to use the software owned by such licensor described on Schedule 1.1(w) at no charge and on such other terms as are described on Exhibit Q hereto.

     "Lien" shall mean any lien, easement, restrictions, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any kind or description.

     "Liquidity Support Agreements" shall mean (a) each liquidity support obligation of Sellers or their Affiliates entered into in connection with the Loans listed on Schedule 1.1(z) hereto, (b) each liquidity support obligation entered into in connection with a Loan between July 1, 1999 and the close of business on the day on which such Loan is purchased by Purchaser pursuant to the terms hereof and (c) any application pending with a Seller on the date on which the Loan related thereto is purchased by Purchaser pursuant to the terms hereof for liquidity support obligations relating to such Loan. To the extent Purchaser shall have assumed (and the applicable Seller has been released from) all of its obligations under any such Liquidity Support Agreement, whether on or after the day on which the related Loan is purchased by Purchaser pursuant to the terms hereof, the assumed Liquidity Support Agreement shall no longer be deemed a "Liquidity Support Agreement" hereunder.

     "Liquidity Support Disbursement" shall mean an amount equal to the sum of (a) the amount of the extension of credit or other financial accommodation and (b) all reasonable and customary out-of-pocket charges and expenses which Sellers may pay or incur relative to such Support Request which are chargeable to the Customer under such Liquidity Support Agreement.

     "Loan Sale Adjustment" shall mean the sum of the First
Closing Loan Sales Adjustment, the Second Closing Loan Sales
Adjustment and the Third Closing Loan Sales Adjustment.

     "Loan Value" shall mean the sum of the First Closing Loan
Value, the Second Closing Loan Value and the Third Closing Loan
Value.

     "Loans" shall mean, collectively, the Consumer Bank Loans, the CAF Loans, the Residential Mortgage Loans, the SBA Loans, the
Small Business Bank Loans, the Commercial Bank Loans, and the CRA
Loans.

     "Market Adjustment" shall mean, for each Closing Date, a percentage equal to:

(a) For the 30-year residential mortgage loans included in the Additional Residential Mortgage Loans purchased by Purchaser on such Closing Date, the Interpolated FNMA 30 Year March Cash
Delivery Price minus 1.59375; and

(b) For the 15-year residential mortgage loans included in the Additional Residential Mortgage Loans purchased by Purchaser on such Closing Date, the Interpolated FNMA 15 Year March Cash
Delivery Price minus 1.125.

     "Material Adverse Effect" shall mean any circumstance, change in or effect on the Purchased Assets or the Assumed Liabilities that is materially adverse to the business, operation, results of operations or the financial condition of the Business, taken as a whole; provided, however, that "Material Adverse Effect" shall not include any circumstance, change in or effect on the Business directly or indirectly arising out of or attributable to (a) changes in general economic, legal, regulatory or political conditions, (b) changes in prevailing interest rates, (c) changes in GAAP, (d) any actions taken or omitted to be taken pursuant to the Original Agreement or this Agreement, (e) changes in the employee base of the Business or
(f) the announcement of the transactions contemplated by the Original Agreement, this Agreement, other agreements entered into in connection with the Merger and relating to the divestiture by Sellers or any of their Affiliates of certain of their respective assets and liabilities or the Merger Agreement.

     "Merger" shall mean the merger of Fleet and BankBoston pursuant to the terms of the Merger Agreement.

     "Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of March 14, 1999 by and between Fleet and BankBoston, as the same may be amended or modified from time to time.

     "Middle Market Deposit Liabilities" shall mean all of any Seller's obligations and liabilities relating to (a) the deposit accounts listed on Schedule 1.1(aa) hereto, (b) the deposit accounts of Sellers which are opened on behalf of an obligor of a Middle Market Loan between July 1, 1999 and the close of business on the Closing Date on which such obligor's Middle Market Loan is purchased by Purchaser pursuant to the terms hereof, (c) the deposit accounts of Sellers which are opened between July 1, 1999 and the close of business on the Third Closing Date on behalf of a non-borrowing customer of Sellers by a Middle Market Employee, and (d) deposit accounts of Sellers which are security for Middle Market Loans, including, without limitation, all passbook accounts, statement savings accounts, checking, Money Market and NOW accounts, certificates of deposit, and IRA, Keogh Plan and Employee Pension Plan accounts, together with Accrued Interest thereon, but excluding any claim or other liability relating to the origination of any such deposit account or the administration of any such deposit account prior to the close of business on the day on which the obligations and liabilities relating to such deposit account are assumed by Purchaser pursuant to the terms hereof.

     "Middle Market Employees" shall mean the employees of Sellers listed on Schedule 1.1(bb) hereto, but excluding such employees who shall leave a Seller's employ between September 3, 1999 and the close of business on the Third Closing Date (other than employees who leave to work for Purchaser), but including replacements of such employees made by Sellers in the ordinary course of business of Sellers between September 3, 1999 and the close of business on the Third Closing Date (other than replacements made by Sellers of employees who leave a Seller's employ to work for Purchaser pursuant to the terms hereof) and including any Person who fills a vacant position with a Seller between September 3, 1999 and the Third Closing Date if such Person would have been a relationship manager for a Middle Market Loan listed on Schedule 1.1(cc) if such Person had been employed by Sellers in such position on September 3, 1999.

     "Middle Market Loans" shall mean (a) each of the loans listed on Schedule 1.1(cc) hereto (exclusive of any reserves for loan losses) and each obligation of a Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Sellers in the ordinary course of business of Sellers between July 1, 1999 and the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof (included within each such loan shall be any Letters of Credit, Liquidity Support Agreements and ISDA Transactions related to such loan), (b) each loan made in the ordinary course of business of Sellers by the Middle Market Employees between July 1, 1999 and the close of business on the Third Closing Date (exclusive of any reserves for loan losses) and each obligation of a Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Sellers in the ordinary course of business of Sellers between July 1, 1999 and the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof (included within each such loan shall be any Letters of Credit, Liquidity Support Agreements and ISDA Transactions related to such loan) and (c) each application pending with a Seller for a loan whose relationship manager would have been a Middle Market Employee if such loan had been made by a Seller prior to the Third Closing Date; provided, however, that Middle Market Loans shall not include any loan described in subsections (a) or (b) above, if such loan, as of the day on which such loan is to be purchased by Purchaser pursuant to the terms hereof, is (i) subject to a current legal proceeding related to a Customer's inability or refusal to pay such loan, (ii) not current and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code or (iii) Nonperforming. Each Middle Market Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan, any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof.

     "Minimum Capital Requirement" shall have the meaning specified in Schedule 3.6(e).

     "Negative Deposits" shall mean overdrafts in Deposit
Liability accounts which are not covered by Advance Lines, plus any and all Accrued Interest thereon, all as set forth in the applicable Seller's general ledger.

     "Net Book Value" shall mean, as of any date, the net book value (exclusive of reserves) of any Purchased Asset as of the close of business on such date as set forth in the general ledgers of the applicable Sellers.

     "New Equity Issuance" shall mean the issuance of Common
Stock described in the Commitment Letter.

     "New Jersey Assets" shall have the meaning specified in
Section 3.6(j)(i) hereof.

     "New Jersey Deposit Liabilities" shall have the meaning specified in Section 3.6(j)(i) hereof.

     "New Jersey Right" shall have the meaning specified in
Section 3.6(j)(i) hereof.

     "Nonperforming" shall mean any Loan with respect to which, on the day such Loan is being purchased by Purchaser pursuant to the terms hereof, any principal or interest shall be due and unpaid by the borrower thereunder for more than ninety (90) days prior to the day such Loan is purchased by Purchaser pursuant to the terms hereof.

     "Offering Memorandum" shall mean those certain offering memoranda provided to Purchaser pursuant to the terms of the Confidentiality Agreement and describing the Business.

     "Old CAF Loans" shall mean CAF Loans originated prior to December 1, 1999.

     "Original Agreement" shall have the meaning specified in the preamble hereof.

     "Other Capital Transactions" shall have the meaning specified in Section 14.3(a) hereof.

     "Other Precious Metals Contracts" shall mean all agreements for the present purchase or sale by BBNA of Precious Metals with respect to which the Precious Metals covered thereby have not been delivered to the applicable purchaser as of the close of business on the day on which the Precious Metals are purchased by Purchaser pursuant to the terms hereof.

     "Outstanding Credit Exposure" shall mean, at any time, the aggregate maximum amount available to be drawn or advanced under each Outstanding Credit Obligation, the determination of such maximum amount to assume (a) compliance with all conditions for drawing or advance under the specific Letter of Credit or Liquidity Support Agreement, and (b) no reduction (i) for any amount drawn under any Outstanding Credit Obligation unless such amount is not to be reinstated under the terms of the specific Letter of Credit or Liquidity Support Agreement, or (ii) for any amount not available to be drawn or advanced under the terms of the specific Letter of Credit or Liquidity Support Agreement.

     "Outstanding Credit Obligations" shall mean, at any time, those Letters of Credit and Liquidity Support Agreements (a) which have not been replaced or terminated, and (b) as to which the applicable Seller has not been released from liability.

     "Palladium" shall mean palladium measured in troy ounces having a fineness of not less than .9999, without regard to whether such palladium is alloyed or unalloyed, in bullion form or contained in or processed into other materials which contain elements other than palladium.

     "Permitted Investments" shall have the meaning given such term in the Senior Credit Facility and shall also include loans and capital contributions made by Sovereign directly to the Purchaser.

     "Permitted Liens" shall mean (a) Liens for taxes, assessments, governmental charges or levies not yet due and payable or which although delinquent can be paid without penalty or are being contested in good faith by appropriate proceedings,
(b) Liens resulting from a filing by a lessor as a precautionary filing for a lease, (c) landlords' Liens under the Branch Leases and ATM Lease Agreements, (d) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than ninety (90) days past due or which are being contested in good faith by appropriate proceedings, (e) any other Liens affecting the Purchased Assets which do not impede the ownership, operation or value of such Purchased Assets in any material respect and (f) with respect to Consigned Precious Metals, the rights of the applicable Customer of BBNA to the Consigned Precious Metals delivered to such Customer.

     "Person" shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or other entity.

     "Platinum" shall mean platinum measured in troy ounces having a fineness of not less than .9990, without regard to whether such platinum is alloyed or unalloyed, in bullion form or contained in or processed into other materials which contain elements other than platinum.

     "Precious Metals" means Gold, Silver, Platinum and
Palladium.

     "Precious Metals Agreements" shall mean all consignment agreements, precious metals sales agreements, documents and other agreements evidencing the obligation of a customer of BBNA to purchase and/or redeliver Precious Metals in connection with a Precious Metals Loan.

     "Precious Metals Assets" shall mean, collectively, the Precious Metals Agreements, Consigned Precious Metals, the BBNA Precious Metals, the Other Precious Metals Contracts, the Forward Contracts, the Precious Metals Options and the Precious Metals Storage Contracts.

     "Precious Metals Deposit Liabilities" shall mean all of any Seller's obligations and liabilities relating to (a) the deposit accounts listed on Schedule 1.1(dd) hereto, (b) the deposit accounts of Sellers which are opened on behalf of an obligor of a Precious Metals Loan between July 1, 1999 and the close of business on the Closing Date on which the Precious Metals Loans are purchased by Purchaser pursuant to the terms hereof, (c) deposit accounts of Sellers which are opened between July 1, 1999 and the close of business on the Third Closing Date on behalf of a non-borrowing customer of Sellers by a Precious Metals Employee, and (d) deposit accounts of Sellers which are security for any Precious Metal Loan, including, without limitation, all passbook accounts, statement savings accounts, checking, Money Market and NOW accounts, certificates of deposit, and IRA, Keogh Plan and Employee Pension Plan accounts, together with Accrued Interest thereon, but excluding any claim or other liability relating to the origination of any such deposit account or the administration of any such deposit account prior to the close of business on the day on which such obligations and liabilities relating to such account are assumed by Purchaser pursuant to the terms hereof.

     "Precious Metals Employees" shall mean the employees of Sellers listed on Schedule 1.1(ee) hereto, but excluding such employees who shall leave a Seller's employ between September 3, 1999 and the close of business on the Third Closing Date (other than employees who leave to work for Purchaser), but including replacements of such employees made by Sellers in the ordinary course of business of Sellers between September 3, 1999 and the day on which the Precious Metals Assets are transferred to Purchaser pursuant to the terms hereof (other than replacements made by Sellers of employees who leave a Seller's employ to work for Purchaser pursuant to the terms hereof), and including any Person who fills a vacant position with a Seller between September 3, 1999 and the Third Closing Date if such Person would have been a relationship manager for a Precious Metals Loan listed on Schedule 1.1(ff) if such Person had been employed by Sellers in such position on September 3, 1999.

     "Precious Metals Liabilities" shall mean (a) the Precious Metals Deposit Liabilities and (b) any and all liabilities and obligations relating to or arising out of the Precious Metals Assets, to the extent that such liabilities and obligations arise or accrue after the close of business on the day on which the Precious Metals Assets are purchased by Purchaser pursuant to the terms hereof, but including Unfunded Advances under the Loans included therein.

     "Precious Metals Loans" shall mean (a) each consignment, loan and other extension of credit listed on Schedule 1.1(ff) hereto (in each instance exclusive of any reserves for loan losses) pursuant to which BBNA does any of the following:
(i) consigns Precious Metals to its customers; (ii) sells Precious Metals to its customers for present delivery but future pricing and payment; or (iii) makes other extensions of credit and all obligations of BBNA to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by BBNA in the ordinary course of business of BBNA between July 1, 1999 and the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof (included within each such loan shall be any Letters of Credit, Liquidity Support Agreements and ISDA Transactions related to such loan), (b) each loan, consignment and other extension of credit made in the ordinary course of business of BBNA by the Precious Metals Employees between July 1, 1999 and the close of business on the day on the Precious Metals are purchased by Purchaser pursuant to the terms hereof (in each instance exclusive of any reserves for loan losses) and each obligation of BBNA to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended in the ordinary course of business of BBNA between July 1, 1999 and the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof (included within each such loans shall be any Letters of Credit, Liquidity Support Agreements and ISDA Transactions related to such loan), and (c) each application pending with BBNA on the date the Precious Metals are purchased by Purchaser pursuant to the terms hereof for a loan, consignment and other extension of credit, whose relationship manager would be a Precious Metals Employee if such loan, consignment or other extension of credit had been made by BBNA prior to the date on which the Precious Metals are purchased by Purchaser pursuant to the terms hereof; provided, however, that Precious Metals Loans shall not include any loan, consignment or other extension of credit, described in subsection
(a) or (b) above if such loan, consignment or other extension of credit, as of the day on which such loan is to be purchased by Purchaser pursuant to the terms hereof, is (i) subject to a current legal proceeding related to a Customer's inability or refusal to pay such loan, (ii) not current and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code or (iii) Nonperforming. Each Precious Metals Loan shall include all documents executed or delivered in connection with such loan, consignment or extension of credit to the extent such documents are in the loan file relating to such loan, consignment or extension of credit, any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted, and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof.

     "Precious Metals Options" shall mean all outstanding options held by BBNA or granted by BBNA as of the close of business on the day on which the Precious Metals are purchased by Purchaser pursuant to the terms hereof with respect to the purchase or sale of Precious Metals.

     "Precious Metals Storage Contracts" shall mean all outstanding contracts of BBNA with third parties for the storage or transportation of Precious Metals as of the close of business on the day on which the Precious Metals are purchased by Purchaser pursuant to the terms hereof.

     "Purchase Price" shall have the meaning specified in Section
3.1 hereof.

     "Purchased Assets" shall mean:

     (a)     The Commercial Bank Assets;

     (b)     The Consumer Bank Assets;

     (c)     The CRA Assets;

     (d)     The Small Business Bank Assets;

     (e) All of Sellers' rights with respect to the contracts and relationships giving rise to the Deposit Liabilities;

     (f)     The Advance Lines and the Negative Deposits;

     (g) All insurance premiums paid by Sellers to the FDIC which are allocated to insurance coverage for the Deposit
Liabilities following the assumption thereof by Purchaser, to the extent a proration or adjustment is made with respect thereto pursuant to Section 3.8 hereof;

     (h) All of Sellers' right, title and interest in and to all books and records relating to the Purchased Assets described in the other subsections of this definition and the Assumed Liabilities, as such books and records may exist and as are held by Sellers at the Branches;

     (i)     The ISDA Agreements; and

     (j) A 100% participation interest in the Letters of Credit and the Liquidity Support Agreements as contemplated by
Section 11.11 hereof.

     "Purchaser" shall have the meaning specified in the preamble hereof.

     "Purchaser Regulatory Approvals" shall have the meaning specified in Section 6.5(a) hereof.

     "Purchaser's Account" shall have the meaning specified in
Section 3.3(b) hereof.

     "Purchaser's Letter of Credit" shall mean standby letter of credits issued by Purchaser in favor of Sellers, in substantially the form of Exhibit F hereto, in a face amount equal to the sum of the aggregate maximum amount available to be drawn or advanced under each Letter of Credit and Liquidity Support Agreement, the determination of such maximum amount to assume (a) compliance with all conditions for drawing or advance under the specific Letter of Credit or Liquidity Support Agreement and (b) no reduction (i) for any amount drawn or advanced under any Letter of Credit or Liquidity Support Agreement unless such amount is not to be reinstated under the terms of the specific Letter of Credit or Liquidity Support Agreement or (ii) for any amount not available to be drawn or advanced under the terms of the specific Letter of Credit or Liquidity Support Agreement.

     "Real Property" shall mean each parcel of real property owned by a Seller on which a Facility is located, and all improvements thereon, all as more fully described on
Schedule 1.1(hh) hereto, including without limitation the Columbia Park Facility and the East Providence Facility.

     "Real Property Purchase Price" shall mean, with respect to any parcel or parcels of Real Property, the purchase price specified on Schedule 1.1(ii) hereto; provided that the purchase price for the Columbia Park Facility and the East Providence Facility shall be reflected as an aggregate amount.

     "Registration Statement" shall mean the registration statement to be filed by Sovereign, registering the New Equity
Issuance under the Securities Act of 1933, as amended.

     "Regulatory Approvals" shall mean the Seller Regulatory
Approvals and the Purchaser Regulatory Approvals.

     "Reimbursement Agreement" shall mean all documents and agreements evidencing, securing or insuring the obligation of a Letter of Credit Customer to repay, or the rights of a Seller to recover, sums paid under a Letter of Credit.

     "Released Parties" shall have the meaning specified in
Section 14.3(a) hereof.

     "Releasing Parties" shall have the meaning specified in
Section 14.3(a) hereof.

     "Request" shall have the meaning specified in Section
11.11(c) hereof.

     "Residential Mortgage Loans" shall mean the Fleet
Residential Mortgage Loans, the BankBoston Residential Mortgage
Loans, and the Additional Residential Mortgage Loans.

     "Safe Deposit Agreements" shall mean, as of the applicable Closing Date, the agreements between a Seller and a Customer or Customers relating to safe deposit boxes located in the Branches as of the close of business on the day on which the Fixed Assets located in such Branches are purchased by Purchaser pursuant to the terms hereof.

     "SBA" shall mean the United States Small Business
Administration.

     "SBA Consents" shall mean all consents necessary to transfer to Purchaser the SBA Loans.

     "SBA Loans" shall mean (a) each of the loans listed on
Schedule 1.1(jj) hereto (exclusive of any reserves for loan losses) and each obligation of a Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed, or extended by Sellers in the ordinary course of business of Sellers between July 1, 1999 and the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof (included within each such loan shall be any Letters of Credit, Liquidity Support Agreements, and ISDA Transactions related to such loan), (b) each loan made in the ordinary course of business of Sellers between July 1, 1999 and the close of business on the Third Closing Date by Small Business Bank Employees or Consumer Bank Employees, which loans are secured by an SBA guaranty, whether in whole or in part (exclusive of any reserves for loan losses) and each obligation of a Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed, or extended in the ordinary course of business of Sellers between July 1, 1999 and the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof (included within each such loan shall be any Letters of Credit, Liquidity Support Agreements and ISDA Transactions related to such loan) and (c) each application pending with a Seller for a loan whose relationship manager would have been a Small Business Bank Employee if such loan had been made by a Seller prior to the day on which such Small Business Bank Employee is employed by Purchaser pursuant to the terms hereof and which loan would be secured by a SBA guaranty, whether in whole or in part; provided, however, that SBA Loans shall not include any loan described in subsections (a) or (b) above if such loan, as of the day on which such Loan is to be purchased by Purchaser pursuant to the terms hereof, is (i) subject to a current legal proceeding related to a Customer's inability or refusal to pay such loan, (ii) not current and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code, or (iii) Nonperforming; and provided, further, that with respect to any such loan, to the extent that as of the Closing Purchaser shall not have received an SBA Consent, such loan shall no longer be deemed a "SBA Loan" hereunder. Each SBA Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan, any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the day on which such Loan is purchased by Purchaser pursuant to the terms hereof.

     "Second Closing" shall have the meaning specified in
Section 2.4(a) hereof.

     "Second Closing Adjusted Payment Amount" shall have the meaning specified in Section 3.4(c) hereof.

     "Second Closing Cut-off Date" shall have the meaning specified in Section 3.4(f) hereof.

     "Second Closing Date" shall have the meaning specified in
Section 2.4(a) hereof.

     "Second Closing Estimated Payment Amount" shall have the meaning specified in Section 3.4(b).

     "Second Closing Estimated Purchase Price" shall mean the estimate of the Second Closing Purchase Price set forth on the Draft Closing Statement for the Second Closing.

     "Second Closing Final Loan Schedule" shall have the meaning specified in Section 3.4(c) hereof.

     "Second Closing Loan Sale Adjustment" shall mean an amount equal to the sum of (a) the outstanding principal balance of the Additional Residential Mortgage Loans transferred to Purchaser at the Second Closing multiplied by the Additional Residential Mortgage Loan Pool Adjustment, (b) the outstanding principal balance of the Indirect Auto Loans transferred to Purchaser after the First Closing but on or before the Second Closing multiplied by .03 and (c) the outstanding principal balance of the Old CAF Loans transferred to Purchaser after the First Closing but on or before the Second Closing multiplied by .03.

     "Second Closing Loan Value" shall mean, as of the close of business on the Second Closing Date, the unpaid principal balance of the Loans purchased by Purchaser at the Second Closing, plus Accrued Interest thereon, as set forth in the general ledger of the applicable Seller and the Second Closing Final Loan Schedule, less accrued servicing fees under arrangements with third parties to service the Loans purchased by Purchaser at the Second Closing. For purposes hereof, the unpaid principal balance of any Precious Metals Loans denominated in Precious Metals shall be the Fair Market Value of the Precious Metals outstanding as of the Second Closing Date.

     "Second Closing Purchase Price" shall have the meaning specified in Section 3.4 hereof.

     "Second Closing Swap Portfolio Adjustment" shall be an amount equal to the Swap Market Value of the ISDA Transactions assumed by Purchaser at the Second Closing.

     "Second London Fixing" shall mean on any determination date, the so-called "second fixing price" quoted by the London Bullion
Brokers' Board of Gold, Palladium or Platinum, as applicable.

     "Seller" shall have the meaning specified in the preamble hereof.

     "Sellers" shall have the meaning specified in the preamble hereof.

     "Sellers' Account" shall have the meaning specified in
Section 3.3(b) hereof.

     "Seller Regulatory Approvals" shall have the meaning specified in Section 5.15(a) hereof.

     "Senior Credit Facility" shall mean that certain Credit
Agreement dated as of December 16, 1999 among Sovereign,
Sovereign Delaware Escrow Company, the Lenders parties thereto, and Citibank, N.A.

     "Servicing Agreement" shall mean one or more servicing agreements for the Fleet Residential Mortgage Loans between Purchaser and Fleet Mortgage Corp., a subsidiary of FNB, substantially in the form of Exhibit G hereto for the servicing by Fleet Mortgage Corp. of all the Fleet Residential Mortgage Loans.

     "Silver" shall mean silver measured in troy ounces having fineness of not less than .9999, without regard to whether such silver is alloyed or unalloyed, in bullion form or contained in or processed into other materials which contain elements other than silver.

     "Small Business Bank Assets" shall mean the Small Business
Bank Loans and the SBA Loans.

     "Small Business Bank Deposit Liabilities" shall mean all of any Seller's obligations and liabilities relating to (a) the deposit accounts listed on Schedule 1.1(kk) hereto, (b) the deposit accounts of Sellers which are opened on behalf of an obligor of a Small Business Bank Loan or a SBA Loan between July 1, 1999 and the close of business on the Closing Date on which such obligor's Small Business Bank Loan or SBA Loan is purchased by Purchaser pursuant to the terms hereof, (c) the deposit accounts of Sellers which are opened between July 1, 1999 and the close of business on the Third Closing Date on behalf of a non-borrowing small business customer of Sellers by a Small Business Bank Employee or a Consumer Bank Employee, and (d) deposit accounts of Sellers which are security for any Small Business Bank Loans, including, without limitation, all passbook accounts, statement savings accounts, checking, Money Market and NOW accounts, certificates of deposit, and IRA, Keogh Plan and Employee Pension Plan accounts, together with Accrued Interest thereon, but excluding any claim or other liability relating to the origination of any such deposit account or the administration of any such deposit account prior to the close of business on the day on which such obligations and liabilities relating to such accounts are assumed by Purchaser pursuant to the terms hereof.

     "Small Business Bank Division" shall mean the Small Business
Bank Assets, the Small Business Bank Liabilities and the Small
Business Bank Employees.

     "Small Business Bank Employees" shall mean the employees of Sellers listed on Schedule 1.1(ll) hereto, but excluding such employees who shall leave a Seller's employ between September 3, 1999 and the close of business on the Third Closing Date (other than employees who leave to work for Purchaser), but including replacements thereof made by Sellers' in the ordinary course of business of Sellers between September 3, 1999 and the Third Closing Date (other than replacements made by Sellers of employees who leave a Seller's employ to work for Purchaser pursuant to the terms hereof), and including any Person who fills a vacant position with a Seller between September 3, 1999 and the Third Closing Date if such Person would have been a relationship manager for an SBA Loan listed on Schedule 1.1(jj) or a Small Business Bank Loan listed on Schedule 1.1(mm) if such Person had been employed by Sellers in such position on September 3, 1999.

     "Small Business Bank Liabilities" shall mean (a) the Small Business Bank Deposit Liabilities, and (b) with respect to each Small Business Bank Asset, all liabilities and obligations relating to or arising out of such Small Business Bank Asset, to the extent that such liabilities and obligations arise or accrue after the close of business on the day on which such asset is purchased by Purchaser pursuant to the terms hereof, but including any Unfunded Advances under the Loans included therein.

     "Small Business Bank Loans" shall mean (a) each of the loans listed on Schedule 1.1(mm) hereto (exclusive of any reserves for loan losses) and each obligation of a Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Sellers in the ordinary course of business of Sellers between July 1, 1999 and the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof (included within each such loan shall be any Letters of Credit, Liquidity Support Agreements, and ISDA Transactions related to such loan), (b) each loan made to a small business in the ordinary course of business of Sellers between July 1, 1999 and the Third Closing Date by the Small Business Bank Employees or the Consumer Bank Employees (exclusive of any reserves for loan losses) and each obligation of Sellers to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended in the ordinary course of business of Sellers between July 1, 1999 and the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof (included within each such loan shall be any Letters of Credit, Liquidity Support Agreements, and ISDA Transactions related to such loan), (c) each VISA Loan and (d) each application pending with a Seller for a loan whose relationship manager would be a Small Business Bank Employee if such loan had been made by a Seller prior to the day on which such Small Business Bank Employee is employed by Purchaser pursuant to the terms hereof; provided, however, that Small Business Bank Loans shall not include any loan described in subsections (a), (b) or (c) above if such loan, as of the day on which such loan is to be purchased by Purchaser pursuant to the terms hereof, is (i) subject to a current legal proceeding related to a Customer's inability or refusal to pay such loan, (ii) not current and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code or (iii) Nonperforming. Each Small Business Bank Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan, and any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the day on which such loan is purchased by Purchaser pursuant to the terms hereof.

     "Sovereign" shall have the meaning specified in the preamble hereof.

     "Sovereign's Leverage Ratio" shall be Sovereign's leverage ratio computed as though Sovereign were a thrift in accordance with Schedule CCR of the OTS' Thrift Financial Report, after adjustment (a) to include, as core capital, all cumulative preferred securities outstanding at the time (including cumulative trust preferred securities) issued by Sovereign or any non-banking consolidated subsidiary of Sovereign (up to the maximum amount permissible for a bank holding company to include in its Tier 1 capital under 12 C.F.R. Section 225, Appendix A), and (b) to use (i) with respect to the computation required on any Deferred Contingent Payment Date, quarterly average adjusted total tangible assets of Sovereign rather than period end adjusted tangible assets of Sovereign and (ii) at the Third Closing in connection with the calculation of the Deferred Contingent Amount, the period end adjusted tangible assets of Sovereign as of Third Closing Date shall be the sum of (A) the actual period end adjusted tangible assets of Sovereign at June 30, 2000, (B) Sovereign's good faith estimate of the net increase (decrease) in its consolidated tangible assets between June 30, 2000 and the Third Closing Date, and (C) the adjusted tangible assets actually acquired by Purchaser from Sellers on the Third Closing Date.

     "Stay Bonus Payments" shall mean bonus payments payable in accordance with their terms in the amount set forth on
Schedule 1.1(nn) hereto to be paid to the employees of Sellers listed on Schedule 1.1(nn) hereto.

     "Sublease Agreement" shall have the meaning specified in
Section 7.3(b) hereof.

     "Support Request" shall have the meaning specified in
Section 11.11(e) hereto.

     "Swap Market Value of the ISDA Transactions" shall mean, as of any day, an amount equal to the aggregate of bid-offer spread for each ISDA Transaction assumed by Purchaser on such day, calculated by a nationally recognized securities dealer mutually acceptable to Fleet and Sovereign and calculated as if an Early Termination Event (as defined in the standard form of ISDA Agreement) has occurred; provided, however, that in the event that Fleet and Sovereign are unable to mutually agree upon such securities dealer, then Fleet shall designate a nationally recognized securities dealer, Sovereign shall designate a nationally recognized securities dealer and such securities dealers shall designate a third nationally recognized securities dealer to calculate such aggregate bid-offer spread.

     "Swap Portfolio Adjustment" shall mean an amount equal to the sum of the First Closing Swap Portfolio Adjustment, the Second Closing Swap Portfolio Adjustment and the Third Closing
Swap Portfolio Adjustment.

     "Tenant Leases" shall mean leases or subleases between a Seller, as lessor, and the tenants, if any, listed on
Schedule 1.1(pp) hereto.

     "Third Closing" shall have the meaning specified in
Section 2.6(a) hereof.

     "Third Closing Adjusted Payment Amount" shall have the meaning specified in Section 3.5(c) hereof.

     "Third Closing Assumed Liabilities" shall have the meaning specified in Section 2.6(b) hereof.

     "Third Closing Cut-Off Date" shall have the meaning specified in Section 3.5(f) hereof.

     "Third Closing Date" shall have the meaning specified in
Section 2.6(a) hereof.

     "Third Closing Estimated Payment Amount" shall have the meaning specified in Section 3.5(b) hereof.

     "Third Closing Estimated Purchase Price" shall mean the estimate of the Third Closing Purchase Price set forth on the Draft Closing Statement for the Third Closing.

     "Third Closing Final Loan Schedule" shall have the meaning specified in Section 3.5(c) hereof.

     "Third Closing Loan Sale Adjustment" shall mean an amount equal to the sum of (a) the outstanding principal balance of the Additional Residential Mortgage Loans transferred to Purchaser at the Third Closing multiplied by the Additional Residential Mortgage Loan Pool Adjustment, (b) the outstanding principal balance of the Indirect Auto Loans transferred to Purchaser after the Second Closing but on or before the Third Closing multiplied by .03 and (c) the outstanding principal balance of the Old CAF Loans transferred to Purchaser after the Second Closing but on or before the Third Closing Date multiplied by .03.

     "Third Closing Loan Value" shall mean, as of the close of business on the Third Closing Date, the unpaid principal balance of the Loans purchased by Purchaser at the Third Closing, plus Accrued Interest thereon, as set forth in the general ledger of the applicable Seller and the Third Closing Final Loan Schedule, less accrued servicing fees under arrangements with third parties to service the Loans purchased by Purchaser at the Third Closing. For purposes hereof, the unpaid principal balance of any Precious Metals Loans denominated in Precious Metals shall be the Fair Market Value of the Precious Metals outstanding as of the Third Closing Date.

     "Third Closing Purchase Price" shall have the meaning specified in Section 3.5(a) hereof.

     "Third Closing Purchased Assets" shall have the meaning specified in Section 2.6(a) hereof.

     "Third Closing Swap Portfolio Adjustment" shall be an amount equal to the Swap Market Value of the ISDA Transactions assumed by Purchaser at the Third Closing.

     "Transferred Employees" shall mean the Business Employees, the Additional Employees, the Business Related Employees, who accept offers of employment from Purchaser as contemplated by
Section 8.6 hereof.

     "UCC" shall mean the Uniform Commercial Code in effect in the Commonwealth of Massachusetts.

     "UCC Article 5" shall mean Article 5 of the UCC.

     "UCP 500" shall mean the Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC Publication No. 500.

     "Unfunded Advance" shall mean an advance requested under a Loan on or prior to the day on which such Loan is purchased by Purchaser pursuant to the terms hereof pursuant to the terms and provisions of such Loan which the applicable Seller is not obligated to fund until following the day on which such Loan is purchased by Purchaser pursuant to the terms hereof.

     "VISAr Loans" shall mean each of the VISAr credit cards issued to Persons listed on Schedule 1.1(qq) hereto and the loan receivable related thereto, each as exists at the close of business on the day on which such credit card and receivable are purchased by Purchaser pursuant to the terms hereof; provided, however, that VISAr Loans shall not include any such receivables described above if such receivable, as of the day on which such receivable is to be purchased by Purchaser pursuant to the terms hereof, is (a) subject to a current legal proceeding related to a Customer's inability or refusal to pay such Loan, (b) not current and with respect to which proceedings are pending against the obligor or obligors of such Loan under Title 11 of the United States Code, or (c) Nonperforming. Each VISAr Loan shall include all credit agreements and other documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan, and any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted and any and all guarantees, insurance and other credit enhancements relating thereto, together with Accrued Interest thereon, all as exists at the close of business on the day on which such Loan is purchased by Purchaser pursuant to the terms hereof.

     "WARN Act" shall mean the Worker Adjustment and Retraining
Notification Act, as amended (29 U.S.C. Section 2101, et seq.)
and similar state and local laws, regulations and other issuances.

     "Western MA Assumed Liabilities" shall mean (a) the Consumer Bank Liabilities, the CRA Liabilities and the Small Business Bank Liabilities which are linked by Sellers to a Western MA Branch,
(b) with respect to the Commercial Bank Liabilities, those liabilities related to Customers who have a mailing address in close proximity to a Western MA Branch and whom the Commercial Bank Employees have linked to a Western MA Branch and (c) such other Assumed Liabilities as the parties hereto shall mutually in good faith agree shall be assumed by Purchaser at the Third Closing; the amount of Deposit Liabilities which shall be Western MA Assumed Liabilities shall be approximately Four Billion Dollars ($4,000,000,000).

     "Western  MA Branches" shall mean the Branches listed on
Schedule 1.1(f)(3) hereto.

     "Western MA Purchased Assets" shall mean (a) the Consumer Bank Assets, the CRA Assets and the Small Business Bank Assets which are linked by Sellers to a Western MA Branch, (b) with respect to the Commercial Bank Assets, those Commercial Bank Assets related to Customers who have a mailing address in close proximity to a Western MA Branch and whom the Commercial Bank Employees have linked to a Western MA Branch, (c) the Fixed Assets, Real Property and Branch Leases related to the Western MA Branches and (d) such other Purchased Assets as the parties hereto may mutually in good faith agree shall be purchased by Purchaser at the Third Closing.

Section 1.2. Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with "generally accepted accounting principles" consistently applied as are in effect from time to time in the United States of America ("GAAP").

                         ARTICLE II

            PURCHASE AND SALE OF PURCHASED ASSETS AND
         ASSIGNMENT AND ASSUMPTION OF ASSUMED LIABILITIES

Section 2.1.  Purchase and Sale of Purchased Assets and
Assumption of Assumed Liabilities.

     (a) Subject to all of the terms and conditions set forth in this Agreement, and in reliance on the representations and warranties set forth herein, Purchaser shall purchase and accept from Sellers, and Sellers shall sell, convey, assign, transfer and deliver to Purchaser, on the dates and in the manner specified in this Article II, all of each Seller's right, title and interest in the Purchased Assets.

     (b) Subject to all of the terms and conditions set forth in this Agreement and in reliance on the representations and warranties set forth herein, Purchaser shall assume, on the dates and in the manner specified in this Article II, and thereafter fully and timely pay, perform and discharge when due, the Assumed Liabilities.

     (c) Purchaser understands and agrees that it is purchasing only the Purchased Assets (and assuming only the Assumed Liabilities) specified in this Agreement and except as may be expressly provided for in this Agreement, Purchaser has no interest in (i) any other business relationship which Sellers or their Affiliates have or may have with any Customer or (ii) any other customer of Sellers or their Affiliates. Purchaser further understands and agrees that Sellers and their Affiliates are retaining any and all rights and claims which any of them may have, including but not limited to indemnification or reimbursement rights, with respect to the Purchased Assets and the Assumed Liabilities, to the extent that such rights or claims relate to the conduct of the business of the Business prior to the day on which the Purchased Assets and Assumed Liabilities from which such rights or claims arise out of are transferred to Purchaser, unless such rights or claims relate to liabilities, duties, responsibilities and obligations of Sellers are included in the Assumed Liabilities.

     (d) Except for the Assumed Liabilities and except as otherwise set forth in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of any kind or nature, whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether contingent or otherwise.

Section 2.2.  First Closing.

     (a) The first closing of the purchase and sale of the Purchased Assets and assumption of the Assumed Liabilities (the "First Closing") will take place at the offices of Edwards & Angell, LLP, 101 Federal Street, 23rd Floor, Boston, Massachusetts at 9:00 a.m. on March 24, 2000, or such other date, time and place as the parties hereto may agree (the "First Closing Date").

     (b) At the First Closing, Sellers shall sell, convey, assign, transfer and deliver to the Purchaser, and Purchaser shall purchase and accept from Sellers, all of each Seller's right, title and interest in the CT/RI Purchased Assets. The sale of the Purchased Assets to Purchaser at the First Closing, the Second Closing and the Third Closing shall constitute separate sales under this Agreement.

     (c) At the First Closing, Purchaser shall assume, and thereafter fully and timely pay, perform and discharge, the CT/RI Assumed Liabilities. The assumption of the Assumed Liabilities at the First Closing, the Second Closing and the Third Closing shall constitute separate assumptions of liabilities under this Agreement.

Section 2.3.  First Closing Deliveries.

     (a)     At the First Closing, Sellers shall deliver to
Purchaser, duly executed and acknowledged where required:

          (i) Deeds for the Real Property included in CT/RI Purchased Assets in substantially the forms of Exhibits H(1),
(2), (3) and (4) hereto, as applicable, pursuant to which the Real Property included in CT/RI Purchased Assets shall be transferred to Purchaser "AS IS", "WHERE IS" and with all faults but with the benefit of any statutory quitclaim covenants;

          (ii) A bill of sale for the CT/RI Purchased Assets in substantially the form of Exhibit I hereto, to which there shall be attached a list of the specific Purchased Assets purchased by Purchaser at the First Closing, pursuant to which such assets (other than the Real Property included in such assets) shall be transferred to Purchaser "AS IS", "WHERE IS" and with all faults;

          (iii) An assignment and assumption agreement in substantially the form of Exhibit J hereto (an "Assignment and Assumption Agreement") with respect to the CT/RI Assumed
Liabilities to which there shall be attached a list of the specific Assumed Liabilities assumed by Purchaser pursuant to the terms thereof;

          (iv) Lease assignment and assumption agreements in substantially the form of Exhibit K hereto (each a "Lease Assignment") with respect to each of the Branch Leases and ATM Lease Agreements included in the CT/RI Purchased Assets and such other instruments and documents as any landlord under a Branch Lease or ATM Lease Agreement included in the CT/RI Purchased Assets may reasonably require as necessary or desirable for providing for the assumption by Purchaser of such Branch Lease or ATM Lease Agreement, as applicable, each such instrument and document to be in form and substance reasonably satisfactory to the parties hereto and dated as of the First Closing Date;

          (v) Subject to the provisions of Section 7.3 hereof, such consents of landlords under the Branch Leases and ATM Lease Agreements included in the CT/RI Purchased Assets as shall be required pursuant to the terms of such Branch Leases and ATM Lease Agreements to the assignment of such Branch Leases and ATM Lease Agreements to Purchaser and (to the extent practicable) to the release of Sellers from liability thereunder (each a "Landlord Consent") and any required consents of the landlords to the execution of the CT/RI Lease Agreements;

          (vi) An Officer's Certificate in substantially the form of Exhibit L hereto;

          (vii) An opinion of counsel of Sellers and Fleet (which opinion shall not be from in-house counsel), dated the First Closing Date, in form and substance reasonably satisfactory to Purchaser to the effect that: (A) each of Sellers and Fleet is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, with full corporate power and authority to enter into and perform its obligations under this Agreement; and (B) this Agreement and the other closing documents delivered and executed by any of the Sellers or Fleet have been duly and validly authorized, executed and delivered by each of Sellers and Fleet and (assuming due authorization, execution and delivery by Purchaser and Sovereign) are legal, valid and binding obligations of each of Sellers and Fleet to the extent it is a party thereto, enforceable against each of Sellers and Fleet in accordance with their respective terms, except as enforcement may be limited by receivership, conservatorship, and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditor's rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies;

          (viii) The resignation of Sellers as trustee or custodian, as applicable, with respect to each IRA, Keogh Plan or Employee Pension Plan deposit account included in the CT/RI
Assumed Liabilities and the designation of Purchaser as successor trustee or custodian with respect thereto;

          (ix) A limited power of attorney granting Purchaser the authority to execute certain documents on behalf of Sellers in substantially the form of Exhibit M hereto;

          (x)     The CT/RI Lease Agreements;

          (xi)    The FIRPTA Affidavits;

          (xii)   Physical possession of all CT/RI Purchased
Assets as are capable of physical delivery;

          (xiii)  The East Providence Lease and the Columbia Park
Lease;

          (xiv) Possession of all loan files relating to the CT/RI Purchased Assets held in the Facilities and collateral in the custody of Sellers relating to the Loans included in the CT/RI Purchased Assets;

          (xv)    A Collateral Agency Agreement and Collateral
Assignment Instruments (if such documents are required pursuant to the terms of Section 11.11 hereof);

          (xvi)   An Additional Residential Mortgage Loan
Servicing Agreement and a Servicing Agreement, if Fleet
Residential Mortgage Loans are included in the CT/RI Purchased
Assets; and

          (xvii) Such other documents as are necessary to effect the transfer of the CT/RI Purchased Assets and CT/RI Assumed
Liabilities to Purchaser as Purchaser shall reasonably request.

     (b)     At the First Closing, Purchaser shall deliver to
Sellers, duly executed and acknowledged where required:

          (i) An Assignment and Assumption Agreement with respect to the CT/RI Assumed Liabilities;

          (ii) Purchaser's acceptance of its appointment as successor trustee or custodian, as applicable, as of the close of business on the First Closing Date, of the IRA, Keogh Plan and Employee Pension Plan deposit accounts included in the CT/RI Assumed Liabilities and its assumption of the fiduciary obligations of the trustee or custodian with respect thereto;

          (iii) Lease Assignments with respect to each of the Branch Leases and ATM Lease Agreements included in the CT/RI Purchased Assets and such other instruments and documents as any landlord under a Branch Lease or ATM Lease Agreement included in the CT/RI Purchased Assets may reasonably require as necessary or desirable for providing for the assumption by Purchaser of such Branch Lease or ATM Lease Agreement, as applicable, each such instrument and document in the form and substance reasonably satisfactory to the parties hereto and dated as of the First Closing Date;

          (iv) An Officer's Certificate in substantially the form of Exhibit N hereto;

          (v) An opinion of counsel of Purchaser and Sovereign (which opinion shall not be from in-house counsel), dated the First Closing Date, in the form and substance reasonably satisfactory to Sellers, to the effect that (A) each of Purchaser and Sovereign is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, with full corporate power and authority to enter into and perform its obligations under this Agreement; and (B) this Agreement and the other closing documents executed and delivered by Purchaser or Sovereign have been duly and validly authorized, executed and delivered by each of Purchaser and Sovereign, and (assuming due authorization, execution and delivery by Sellers and Fleet) are legal, valid and binding obligation of each of Purchaser and Sovereign, to the extent it is a party thereto, enforceable against Purchaser and Sovereign in accordance with their respective terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies of the waiver of rights or remedies;

          (vi)    An Additional Residential Mortgage Loan
Servicing Agreement and a Servicing Agreement, if Fleet
Residential Mortgage Loans are included in the CT/RI Purchased
Assets;

          (vii)   A Purchaser's Letter of Credit, a Collateral
Agency Agreement and Collateral Assignment Instruments (if such documents are required pursuant to the provisions of Section
11.11 hereof);

          (viii) The SBA Consents for the transfer to Purchaser of the SBA Loans included in CT/RI Purchased Assets;

          (ix)    The CT/RI Lease Agreements;

          (x)     The East Providence Lease and the Columbia Park
Lease; and

          (xi) Such other documents as are necessary to effect the transfer of the CT/RI Purchased Assets and the CT/RI Assumed
Liabilities as Sellers shall reasonably request.

Section 2.4.  Second Closing.

     (a) The second closing of the purchase and sale of the Purchased Assets and assumption of the Assumed Liabilities (the "Second Closing") will take place at the offices of Edwards & Angell, LLP, 101 Federal Street, 23rd Floor, Boston, Massachusetts at 9:00 a.m. on June 16, 2000 (the "Second Closing Date"). At the Second Closing, Sellers shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Sellers all of each Seller's right, title and interest in the Eastern MA Purchased Assets.

     (b) At the Second Closing, Purchaser shall assume, and thereafter fully and timely pay, perform and discharge, the Eastern MA Assumed Liabilities.

Section 2.5.  Second Closing Deliveries. (a)  At the Second
Closing, Sellers shall deliver to Purchaser, duly executed and acknowledged where required:

          (i) Deeds for the Real Property included in the Eastern MA Purchased Assets in substantially the forms of Exhibit H(1), (2), (3) and (4) hereto, as applicable, pursuant to which the Real Property included in the Eastern MA Purchased Assets shall be transferred to Purchaser "AS IS", "WHERE IS" and with all faults but with the benefit of any statutory quitclaim covenants;

          (ii) A bill of sale for the Eastern MA Purchased Assets in substantially the form of Exhibit I hereto, to which there shall be attached a list of the specific Purchased Assets purchased by Purchaser at the Second Closing, pursuant to which such assets (other than Real Property included in such assets) shall be transferred to Purchaser "AS IS", "WHERE IS" and with all faults;

          (iii) An Assignment and Assumption Agreement with respect to the Eastern MA Assumed Liabilities, to which there shall be attached a list of the specific Assumed Liabilities assumed by Purchaser at the Second Closing;

          (iv) Lease Assignments with respect to each of the Branch Leases and ATM Lease Agreements included in the Eastern MA Purchased Assets and such other instruments and documents as any landlord under a Branch Lease or ATM Lease Agreement included in the Eastern MA Purchased Assets may reasonably require as necessary or desirable for providing for the assumption by Purchaser of such Branch Lease or ATM Lease Agreement, as applicable, each such instrument and document to be in form and substance reasonably satisfactory to the parties hereto and dated as of the Second Closing Date;

          (v) Subject to the provisions of Section 7.3 hereof, Landlords' Consents required under the Branch Leases and ATM Lease Agreements included in the Eastern MA Purchased Assets and any required consents of the landlords to the execution of the Eastern MA Lease Agreements;

          (vi) The resignation of Sellers as trustee or custodian, as applicable, with respect to each IRA, Keogh Plan or Employee Pension Plan deposit account included in the Eastern MA
Assumed Liabilities and the designation of Purchaser as successor trustee or custodian with respect thereto;

          (vii) A limited power of attorney granting Purchaser the authority to execute certain documents on behalf of Sellers in substantially the form of Exhibit M hereto;

          (viii) A Servicing Agreement and/or an Additional Residential Mortgage Loan Servicing Agreement, as applicable, if Fleet Residential Mortgage Loans or Additional Residential Mortgage Loans are included in the Eastern MA Purchased Assets;

          (ix)   The Eastern MA Lease Agreements;

          (x)    The FIRPTA Affidavits;

          (xi)   Physical possession of all Eastern MA Purchased
Assets as are capable of physical delivery;

          (xii) Possession of the BBNA Precious Metals in the possession of Sellers, together with an inventory thereof as of the close of business on the Second Closing Date;

          (xiii) Possession of all loan files relating to the Eastern MA Purchased Assets held in the Facilities and collateral in the custody of Sellers relating to the Loans included in the Eastern MA Purchased Assets;

          (xiv)  The License Agreement;

          (xv)   A Collateral Agency Agreement and Collateral
Assignment Instruments (if such documents are required pursuant to the terms of Section 11.11 hereof);

          (xvi) An opinion of counsel of Sellers and Fleet (which opinion shall not be from in-house counsel), dated the Second Closing Date, in form and substance reasonably satisfactory to Purchaser to the effect that: (A) each of Sellers and Fleet is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, with full corporate power and authority to enter into and perform its obligations under this Agreement; and (B) this Agreement and the other closing documents delivered and executed by any of the Sellers or Fleet have been duly and validly authorized, executed and delivered by each of Sellers and Fleet and (assuming due authorization, execution and delivery by Purchaser and Sovereign) are legal, valid and binding obligations of each of Sellers and Fleet to the extent it is a party thereto, enforceable against each of Sellers and Fleet in accordance with their respective terms, except as enforcement may be limited by receivership, conservatorship, and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditor's rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies; and

           (xvii) Such other documents as are necessary to effect the transfer of the Eastern MA Purchased Assets and the Eastern
MA Assumed Liabilities to Purchaser as Purchaser shall reasonably request.

     (b)  At the Second Closing, Purchaser shall deliver to
Sellers, duly executed and acknowledged where required:

          (i) An Assignment and Assumption Agreement with respect to the Eastern MA Assumed Liabilities;

          (ii) Purchaser's acceptance of its appointment as successor trustee or custodian, as applicable, as of the close of business on the Second Closing Date, of the IRA, Keogh Plan and Employee Pension Plan deposit accounts included in the Eastern MA Assumed Liabilities and its assumption of the fiduciary obligations of the trustee or custodian with respect thereto;

          (iii) Lease Assignments with respect to each of the Branch Leases and ATM Lease Agreements included in the Eastern MA Purchased Assets and such other instruments and documents as any landlord under a Branch Lease or ATM Lease Agreement included in the Eastern MA Purchased Assets may reasonably require as necessary or desirable for providing for the assumption by Purchaser of such Branch Lease or ATM Lease Agreement, as applicable, each such instrument and document in the form and substance reasonably satisfactory to the parties hereto and dated as of the Second Closing Date;

          (iv) An opinion of counsel of Purchaser and Sovereign (which opinion shall not be from in-house counsel), dated the Second Closing Date, in the form and substance reasonably satisfactory to Sellers, to the effect that (A) each of Purchaser and Sovereign is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, with full corporate power and authority to enter into and perform its obligations under this Agreement; and (B) this Agreement and the other closing documents executed and delivered by Purchaser or Sovereign have been duly and validly authorized, executed and delivered by each of Purchaser and Sovereign, and (assuming due authorization, execution and delivery by Sellers and Fleet) are legal, valid and binding obligation of each of Purchaser and Sovereign, to the extent it is a party thereto, enforceable against Purchaser and Sovereign in accordance with their respective terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies of the waiver of rights or remedies;

          (v)     A Purchaser's Letter of Credit, a Collateral
Agency Agreement and Collateral Assignment Instruments (if such documents are required pursuant to the terms of such Section
11.11 hereof);

          (vi) The SBA Consents for the transfer to Purchaser of the SBA Loans included in Eastern MA Purchased Assets;

          (vii)   The Eastern MA Lease Agreements;

          (viii) A Servicing Agreement and/or an Additional Residential Mortgage Loan Servicing Agreement, as applicable, if Fleet Residential Mortgage Loans or Additional Residential Mortgage Loans are included in the Eastern MA Purchased Assets;

          (ix)    The License Agreement; and

          (x) Such other documents as are necessary to effect the transfer of the Eastern MA Purchased Assets and the Eastern
MA Assumed Liabilities to Purchaser as Sellers shall reasonably request.

Section 2.6.  Third Closing.

     (a) The third closing of the purchase and sale of the Purchased Assets and assumption of the Assumed Liabilities (the "Third Closing") will take place at the offices of Edwards & Angell, LLP, 101 Federal Street, Boston, Massachusetts at 9:00 a.m. on July 21, 2000 (the "Third Closing Date"). At the Third Closing Sellers shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from the Sellers, all of each Seller's right, title and interest in all of the Purchased Assets which were not transferred to Purchaser at the First Closing or the Second Closing, including but not limited to the Western MA Purchased Assets (the "Third Closing Purchased Assets").

     (b) At the Third Closing, Purchaser shall assume, and thereafter fully and timely pay, perform and discharge, all of the Assumed Liabilities which were not assumed by Purchaser at the First Closing or the Second Closing, including but not limited to the Western MA Assumed Liabilities (the "Third Closing Assumed Liabilities").

Section 2.7.  Third Closing Deliveries.

(a) At the Third Closing, Sellers shall deliver to Purchaser, duly executed and acknowledged where required:

          (i) Deeds for the Real Property included in the Third Closing Purchased Assets in substantially the form of Exhibit H(1), (2), (3) or (4), as applicable, pursuant to which the Real Property included in the Third Closing Purchased Assets shall be transferred to Purchaser "AS IS", "WHERE IS" and with all faults but with the benefit of any statutory quitclaim covenants;

          (ii) A bill of sale for the Third Closing Purchased Assets in substantially the form of Exhibit I hereto, to which there shall be attached a list of the specific Purchased Assets purchased by Purchaser at the Third Closing, pursuant to which the Third Closing Purchased Assets (other than the Real Property included in the Third Closing Purchased Assets) shall be transferred to Purchaser "AS IS", "WHERE IS" and with all faults;

          (iii) An Assignment and Assumption Agreement with respect to the Third Closing Assumed Liabilities, to which there shall be attached a list of the specific Assumed Liabilities assumed by Purchaser at the Third Closing;

          (iv) Lease Assignments with respect to each of the Branch Leases and ATM Lease Agreements included in the Third Closing Purchased Assets and such other instruments and documents as any landlord under a Branch Lease or ATM Lease Agreement included in the Third Closing Purchased Assets may reasonably require as necessary or desirable for providing for the assumption by Purchaser of such Branch Lease or ATM Lease Agreement, as applicable, each such instrument and document to be in form and substance reasonably satisfactory to the parties hereto and dated as of the Third Closing Date;

          (v) Subject to the provisions of Section 7.3 hereof, Landlords' Consents under the Branch Leases and ATM Lease
Agreements included in the Third Closing Purchased Assets;

          (vi) The resignation of Sellers as trustee or custodian, as applicable, with respect to each IRA, Keogh Plan or Employee Pension Plan deposit account included in the Third
Closing Assumed Liabilities and the designation of Purchaser as successor trustee or custodian with respect thereto;

          (vii) A limited power of attorney granting Purchaser the authority to execute certain documents on behalf of Sellers in substantially the form of Exhibit M hereto;

          (viii) A Servicing Agreement and/or an Additional Residential Mortgage Loan Servicing Agreement, as applicable, if Fleet Residential Mortgage Loans or Additional Residential Mortgage Loans are included in the Third Closing Purchased Assets;

          (ix)    The FIRPTA Affidavits;

          (x)     Physical possession of all Third Closing
Purchased Assets as are capable of physical delivery;

          (xi) Possession of all loan files relating to the Third Closing Purchased Assets held in the Facilities and collateral in the custody of Sellers relating to the Loans included in the Third Closing Purchased Assets;

          (xii)   A Collateral Agency Agreement and Collateral
Assignment Instruments (if such documents are required pursuant to the terms of Section 11.11 hereof);

          (xiii) An opinion of counsel of Sellers and Fleet (which opinion shall not be from in-house counsel), dated the Third Closing Date, in form and substance reasonably satisfactory to Purchaser to the effect that: (A) each of Sellers and Fleet is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, with full corporate power and authority to enter into and perform its obligations under this Agreement; and (B) this Agreement and the other closing documents delivered and executed by any of the Sellers or Fleet have been duly and validly authorized, executed and delivered by each of Sellers and Fleet and (assuming due authorization, execution and delivery by Purchaser and Sovereign) are legal, valid and binding obligations of each of Sellers and Fleet to the extent it is a party thereto, enforceable against each of Sellers and Fleet in accordance with their respective terms, except as enforcement may be limited by receivership, conservatorship, and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditor's rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies; and

          (xiv) Such other documents as are necessary to effect the transfer of all of the Purchased Assets which were not transferred to Purchaser at the First Closing or the Second Closing, including but not limited to the Third Closing Purchased Assets, and to effect the transfer of all of the Assumed Liabilities which were not assumed by Purchaser at the First Closing or the Second Closing, including but not limited to the Third Closing Assumed Liabilities, as Purchaser shall reasonably request.

     (b)     At the Third Closing, Purchaser shall deliver to
Sellers, duly executed and acknowledged where required:

          (i) An Assignment and Assumption Agreement with respect to the Third Closing Assumed Liabilities;

          (ii) Purchaser's acceptance of its appointment as successor trustee or custodian, as applicable, as of the close of business on the Third Closing Date, of the IRA, Keogh Plan and Employee Pension Plan deposit accounts included in the Third Closing Assumed Liabilities and its assumption of the fiduciary obligations of the trustee or custodian with respect thereto;

          (iii) Lease Assignments with respect to each of the Branch Leases and ATM Lease Agreements included in the Third Closing Purchased Assets and such other instruments and documents as any landlord under a Branch Lease or ATM Lease Agreement included in the Third Closing Purchased Assets may reasonably require as necessary or desirable for providing for the assumption by Purchaser of such Branch Lease or ATM Lease Agreement, as applicable, each such instrument and document in the form and substance reasonably satisfactory to the parties hereto and dated as of the Third Closing Date;

          (iv) An opinion of counsel of Purchaser and Sovereign (which opinion shall not be from in-house counsel), dated the Third Closing Date, in the form and substance reasonably satisfactory to Sellers, to the effect that (A) each of Purchaser and Sovereign is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, with full corporate power and authority to enter into and perform its obligations under this Agreement; and (B) this Agreement and the other closing documents executed and delivered by Purchaser or Sovereign have been duly and validly authorized, executed and delivered by each of Purchaser and Sovereign, and (assuming due authorization, execution and delivery by Sellers and Fleet) are legal, valid and binding obligation of each of Purchaser and Sovereign, to the extent it is a party thereto, enforceable against Purchaser and Sovereign in accordance with their respective terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies of the waiver of rights or remedies;

          (v)     A Purchaser's Letter of Credit, a Collateral
Agency Agreement and Collateral Assignment Instruments (if such documents are required pursuant to the terms of Section 11.11 hereof);

          (vi) A Servicing Agreement and/or an Additional Residential Mortgage Loan Servicing Agreement, as applicable, if Fleet Residential Mortgage Loans or Additional Residential Mortgage Loans are included in the Third Closing Purchased Assets;

          (vii) The SBA Consents for the transfer to Purchaser of the SBA Loans included in the Third Closing Purchased Assets;
and

          (viii) Such other documents as are necessary to effect the transfer to Purchaser of all of the Purchased Assets which were not transferred to Purchaser at the First Closing or the Second Closing, including but not limited to the Western MA Purchased Assets, and to effect the transfer of all of the Assumed Liabilities to Purchaser which were not assumed by Purchaser at the First Closing or the Second Closing, including but not limited to the Western MA Assumed Liabilities, as Sellers shall reasonably request.

                          ARTICLE III

            PURCHASE PRICE; PAYMENT OF PURCHASE PRICE

Section 3.1.  Purchase Price.  The purchase price (the "Purchase
Price") for the Purchased Assets shall be an amount computed as follows:

     (a) An amount equal to twelve percent (12%) of the Deposit Liabilities transferred to Purchaser at the First
Closing, the Second Closing and the Third Closing; PLUS

     (b) The aggregate of the Real Property Purchase Prices for all of the Real Property transferred to Purchaser at the First Closing, the Second Closing and the Third Closing; PLUS

     (c) The aggregate Net Book Value of the Fixed Assets transferred to Purchaser at the First Closing, the Second Closing and the Third Closing; PLUS

     (d) The Loan Value of the Loans transferred to Purchaser at the First Closing, the Second Closing and the Third Closing;
PLUS

     (e) The aggregate unpaid principal balance of the Advance Lines and the Negative Deposits transferred to Purchaser at the First Closing, the Second Closing and the Third Closing;
PLUS

     (f) The aggregate Net Book Value of the ATMs transferred to Purchaser at the First Closing, the Second Closing and the Third Closing; PLUS

     (g)     The aggregate Net Book Value of the CRA Equity
Holdings transferred to Purchaser at the First Closing, the Second Closing and the Third Closing; PLUS

     (h) The aggregate amount of Cash transferred to Purchaser at the First Closing, the Second Closing and the Third
Closing; PLUS

     (i) The Fair Market Value of the BBNA Precious Metals (exclusive of such BBNA Precious Metals already included in the Loan Value of a particular loan under Section 3.1(d) hereof) transferred to Purchaser at the First Closing, the Second Closing and the Third Closing; PLUS

     (j) (i) The Swap Portfolio Adjustment, if such adjustment is a positive number or (ii) if the Swap Portfolio
Adjustment is a negative number MINUS the absolute value of the Swap Portfolio Adjustment; PLUS

     (k)     The aggregate Net Book Value of the Floor Plan
Assets, other than Floor Plan Loans, transferred to Purchaser at the First Closing, the Second Closing and the Third Closing; PLUS

     (l) The aggregate Net Book Value of the CAF Assets, other than the CAF Loans, transferred to Purchaser at the First
Closing, the Second Closing and the Third Closing; PLUS

     (m)     The Hiring Commitment Adjustment; MINUS

     (n)     The Loan Sale Adjustment.

Section 3.2. Deposit. Simultaneously with the execution of this Agreement, Purchaser shall pay to Sellers a deposit in the amount of Two Hundred Million Dollars ($200,000,000) (the "Earnest Money Deposit"). Purchaser shall pay the Earnest Money Deposit to Sellers in immediately available funds by a wire transfer to an account at Fleet National Bank previously designated by Sellers. If the Third Closing occurs, the Purchase Price shall be credited by the amount of the Earnest Money Deposit, together with interest thereon calculated at a simple interest rate of 5.65% per annum (based on a 360-day year) (the "Deposit Interest Rate"), and the balance of the Purchase Price shall be paid in accordance with Section 3.5 hereof. If the Third Closing does not occur by July 31, 2000 or such later date as may be deemed by the DOJ, the Board and the Massachusetts Attorney General to be the latest date for the completion of the Third Closing (the earliest of any later dates required by the DOJ, the Board and the Massachusetts Attorney General to be the final date for purposes of this Section 3.2 but in no event shall such later date be later than September 30, 2000), the Earnest Money Deposit, together with interest thereon calculated at the Deposit Interest Rate, will be immediately refunded to Purchaser provided; however, that if the failure of the Third Closing to occur is because of Purchaser's or Sovereign's breach of this Agreement, Purchaser's or Sovereign's failure to satisfy all of the conditions precedent to Fleet and Sellers' obligations set forth in Sections 12.1 and 12.3 of this Agreement, or Sellers' failure or refusal to close which failure or refusal was caused by the willful misconduct of Purchaser or Sovereign, then Sellers shall retain the Earnest Money Deposit plus accrued interest thereon; provided further, however, that the Earnest Money Deposit will be immediately refunded to Purchaser if the Third Closing does not occur by July 31, 2000 if any court or governmental authority or regulatory authority of competent jurisdiction (other than the Office of Thrift Supervision or any state regulatory authority which has competent jurisdiction with respect to Sovereign or the Purchaser) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect to enjoin, or which prohibits, consummation of the transactions contemplated hereby unless such action by such court, governmental authority or regulatory authority is due to the failure of Sovereign or Purchaser to fulfill any of its obligations under this Agreement.

Section 3.3.  First Closing Payment.

     (a) The amount of the Purchase Price which shall be due at the First Closing shall be an amount computed as follows (the
"First Closing Purchase Price"):

          (i) An amount equal to twelve percent (12%) of the Deposit Liabilities assumed by Purchaser at the First Closing;
PLUS

          (ii)    The aggregate of the Real Property Purchase
Prices for all of the Real Property transferred to Purchaser at the First Closing; PLUS

          (iii)   The aggregate Net Book Value of the Fixed
Assets transferred to Purchaser at the First Closing, calculated as of the close of business on the First Closing Date; PLUS

          (iv) The First Closing Loan Value of the Loans transferred to Purchaser at the First Closing, calculated as of the close of business on the First Closing Date; PLUS

          (v) The aggregate of the unpaid principal balance of the Advance Lines and the Negative Deposits transferred to Purchaser at the First Closing, calculated as of the close of business on the First Closing Date; PLUS

          (vi) The aggregate Net Book Value of the ATMs transferred to Purchaser at the First Closing, calculated as of the close of business on the First Closing Date; PLUS

          (vii)   The aggregate Net Book Value of the CRA Equity
Holdings transferred to Purchaser at the First Closing, calculated as of the close of business on the First Closing Date;
PLUS

          (viii) The aggregate Net Book Value of the CAF Assets transferred to the Purchaser at the First Closing, other than the CAF Loans, calculated as of the close of business on the First
Closing Date; PLUS

          (ix)    The aggregate Net Book Value of the Floor Plan
Assets transferred to Purchaser at the First Closing, other than the Floor Plan Loans, calculated as of the close of business on the First Closing Date; Plus

          (x) The Fair Market Value of the BBNA Precious Metals (exclusive of such BBNA Precious Metals already included in the Loan Value of a particular Loan under Section 3.3(a)(iv) hereof) transferred to Purchaser at the First Closing, calculated as of the close of business on the First Closing Date; plus

          (xi) The aggregate amount of Cash transferred to Purchaser at the First Closing; PLUS

          (xii)   (i)  The First Closing Swap Portfolio
Adjustment, if such adjustment is a positive number or (ii) if the First Closing Swap Portfolio Adjustment is a negative number
MINUS the absolute value of the First Closing Swap Portfolio
Adjustment; minus

          (xiii)  The First Closing Loan Sale Adjustment.

     (b) On or prior to the second (2nd) Business Day immediately preceding the First Closing Date, Sellers shall deliver to Purchaser a Draft Closing Statement for the First Closing. On the First Closing Date, (i) Sellers shall pay to Purchaser by wire transfer of immediately available funds to such account as Purchaser shall advise Sellers no later than three (3) Business Days prior to the First Closing ("Purchaser's Account") the amount by which the aggregate amount (including Accrued Interest) of the Deposit Liabilities assumed by Purchaser at the First Closing as of the close of business on the fifth (5th) Business Day preceding the First Closing Date exceeds the First Closing Estimated Purchase Price, or (ii) if the First Closing Estimated Purchase Price exceeds the aggregate amount (including Accrued Interest) of the Deposit Liabilities assumed by Purchaser at the First Closing as of the close of business on the fifth
(5th) Business Day preceding the First Closing Date (the amount calculated pursuant to subparagraph (i) or (ii) hereof, the "First Closing Estimated Payment Amount"), Purchaser shall pay to Sellers, by wire transfer of immediately available funds to such account as Sellers shall advise Purchaser no later than three (3) Business Days prior to the First Closing Date ("Sellers' Account"), the amount of such excess.

     (c) On or before 12:00 noon on the thirtieth (30th) day following the First Closing Date, Sellers shall deliver to Purchaser a statement setting forth (i) the First Closing Purchase Price (including all adjustments and prorations thereto) and each component thereof (including with respect to the Loans a schedule as of the close of business on the First Closing Date of the Loans transferred to Purchaser on the First Closing Date (the "First Closing Final Loan Schedule")) and (ii) the amount of Deposit Liabilities (including Accrued Interest thereon) assumed by Purchaser as of the close of business on the First Closing Date. Sellers shall make available to Purchaser such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable Purchaser to verify such determinations. Such statement shall also set forth, as applicable, (i) the amount by which the aggregate balance of the Deposit Liabilities (including Accrued Interest thereon) transferred to Purchaser on the First Closing Date exceeded the First Closing Purchase Price (including all adjustments and prorations thereto) calculated as of the close of business on the First Closing Date or (ii) the amount by which the First Closing Purchase Price, including all adjustments and prorations thereto exceeded the aggregate balance of the Deposit Liabilities assumed by Purchaser on the First Closing Date, calculated as of the close of business on the First Closing Date (the amount calculated pursuant to subparagraph (i) or (ii) hereof the "First Closing Adjusted Payment Amount").

     (d) On or before 12:00 noon on the forty-fifth (45) day following the First Closing Date, Sellers shall pay to Purchaser by wire transfer of immediately available funds to Purchaser's Account, an amount equal to the excess of the First Closing Adjusted Payment Amount over the First Closing Estimated Payment Amount, plus interest calculated using the Federal Funds Rate on such excess amount from the First Closing Date to but excluding the payment date, or, if the First Closing Estimated Payment Amount exceeds the First Closing Adjusted Payment Amount, Purchaser shall pay to Sellers by wire transfer of immediately available funds to Sellers' Account, an amount equal to such excess, plus interest thereon calculated using the Federal Funds Rate from the First Closing Date to but excluding the payment date. Any payment pursuant to this Section 3.3(d) shall be treated for all purposes as an adjustment to the Purchase Price.

     (e) In the event that with respect to a VISAr Loan purchased by Purchaser at the First Closing (i) Sellers are debited by VISAr for a chargeback in respect of a purchase made by a cardholder on an account on or before the First Closing Date or a check from a cardholder in payment of amounts owed on a credit card account, which was credited to such account on or before the First Closing Date, is returned unpaid by the drawee on or after the First Closing Date, or (ii) Sellers receive a credit on or after the First Closing Date with respect to a transaction charged to an account on or before the First Closing Date, and such debit or credit is not reflected in the calculation of the First Closing Adjusted Payment Amount, Sellers or Purchaser, as the case may be, shall reimburse the other party for such debit, unpaid amount or recovery, without regard to any discount or premium.

     (f) Except as provided in the next sentence, all payments with respect to any Loan purchased by Purchaser at the First Closing received by any Seller or Purchaser on or prior to the close of business on the First Closing Date (the "First Closing Cut-off Date") shall be the property of Sellers, and all payments with respect to such Loan received by any Seller or Purchaser after the First Closing Cut-off Date shall be the property of Purchaser. Any payments with respect to any Loan purchased by Purchaser at the First Closing received by any Seller prior to the First Cut-off Date that are not reflected in the calculation of the First Closing Adjusted Payment Amount and any payments with respect to any Loan purchased by Purchaser at the First Closing received after the First Closing Cut-off Date shall be promptly forwarded by such Seller to Purchaser.

Section 3.4.  Second Closing Payment.

     (a) The amount of Purchase Price which shall be due at the Second Closing shall be an amount computed as follows (the
"Second Closing Purchase Price"):

          (i) An amount equal to twelve percent (12%) of the Deposit Liabilities assumed by Purchaser at the Second Closing;
PLUS

          (ii)    The aggregate of the Real Property Purchase
Prices for all of the Real Property transferred to Purchaser at the Second Closing; PLUS

          (iii)   The aggregate Net Book Value of the Fixed
Assets transferred to Purchaser at the Second Closing, calculated as of the close of business on the Second Closing Date; PLUS

          (iv) The Second Closing Loan Value of the Loans transferred to Purchaser at the Second Closing, calculated as of the close of business on the Second Closing Date; PLUS

          (v) The aggregate of the unpaid principal balance of the Advance Lines and the Negative Deposits transferred to Purchaser at the Second Closing, calculated as of the close of business on the Second Closing Date; PLUS

          (vi) The aggregate Net Book Value of the ATMs transferred to Purchaser at the Second Closing, calculated as of the close of business on the Second Closing Date; PLUS

          (vii)   The aggregate Net Book Value of the CRA Equity
Holdings transferred to Purchaser at the Second Closing, calculated as of the close of business on the Second Closing
Date; PLUS

          (viii) The aggregate amount of Cash transferred to Purchaser at the Second Closing; PLUS

          (ix) The aggregate Net Book Value of the CAF Assets transferred to the Purchaser at the Second Closing, other than the CAF Loans, calculated as of the close of business on the Second Closing Date; PLUS

          (x)     The aggregate Net Book Value of the Floor Plan
Assets transferred to Purchaser at the Second Closing, other than the Floor Plan Loans, calculated as of the close of business on the Second Closing Date; Plus

          (xi) The Fair Market Value of the BBNA Precious Metals (exclusive of such BBNA Precious Metals already included in the Loan Value of a particular Loan under Section 3.4(a)(iv) hereof) transferred to Purchaser at the Second Closing, calculated as of the close of business on the Second Closing Date; plus

          (xii)   (i)  The Second Closing Swap Portfolio
Adjustment, if such adjustment is a positive number or (ii) if the Swap Portfolio Adjustment is a negative number MINUS the absolute value of the Second Closing Swap Portfolio Adjustment;
minus

          (xiii)  The Second Closing Loan Sale Adjustment.

     (b) On or prior to the second (2nd) Business Day immediately preceding the Second Closing Date, Sellers shall deliver to Purchaser a Draft Closing Statement for the Second Closing. On the Second Closing Date, (i) Sellers shall pay to Purchaser by wire transfer of immediately available funds to Purchaser's Account the amount by which the aggregate amount (including Accrued Interest) of the Deposit Liabilities assumed by Purchaser at the Second Closing as of the close of business on the fifth (5th) Business Day preceding the Second Closing Date exceeds the Second Closing Estimated Purchase Price, or (ii) if the Second Closing Estimated Purchase Price exceeds the aggregate amount (including Accrued Interest) of the Deposit Liabilities assumed by Purchaser at the Second Closing as of the close of business in the fifth (5th) Business Day preceding the Second Closing Date (the amount calculated pursuant to subparagraph (i) or (ii) hereof, the "Second Closing Estimated Payment Amount"), Purchaser shall pay to Sellers, by wire transfer of immediately available funds to Sellers' Account, the amount of such excess.

     (c) On or before 12:00 noon on the thirtieth (30th) day following the Second Closing Date, Sellers shall deliver to Purchaser a statement setting forth (i) the Second Closing Purchase Price (including all adjustments and prorations thereto) and each component thereof (including with respect to the Loans a schedule as of the close of business on the Second Closing Date of the Loans transferred to Purchaser on the Second Closing Date (the "Second Closing Final Loan Schedule")) and (ii) the amount of Deposit Liabilities (including Accrued Interest thereon) assumed by Purchaser as of the close of business on the Second Closing Date. Sellers shall make available to Purchaser such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable Purchaser to verify such determinations. Such statement shall also set forth, as applicable, (i) the amount by which the aggregate balance of the Deposit Liabilities (including Accrued Interest thereon) transferred to Purchaser on the Second Closing Date exceeded the Second Closing Purchase Price (including all adjustments and prorations thereto) calculated as of the close of business on the Second Closing Date or (ii) the amount by which the Second Closing Purchase Price, including all adjustments and prorations thereto exceeded the aggregate balance of the Deposit Liabilities assumed by Purchaser on the Second Closing Date, calculated as of the close of business on the Second Closing Date (the amount calculated pursuant to subparagraph (i) or (ii) hereof the "Second Closing Adjusted Payment Amount").

     (d) On or before 12:00 noon on the forty-fifth (45) day following the Second Closing Date, Sellers shall pay to Purchaser by wire transfer of immediately available funds to Purchaser's Account, an amount equal to the excess of the Second Closing Adjusted Payment Amount over the Second Closing Estimated Payment Amount, plus interest calculated using the Federal Funds Rate on such excess amount from the Second Closing Date to but excluding the payment date, or, if the Second Closing Estimated Payment Amount exceeds the Second Closing Adjusted Payment Amount, Purchaser shall pay to Sellers by wire transfer of immediately available funds to Sellers' Account, an amount equal to such excess, plus interest thereon calculated using the Federal Funds Rate from the Second Closing Date to but excluding the payment date. Any payment pursuant to this Section 3.4(d) shall be treated for all purposes as an adjustment to the Purchase Price.

     (e) In the event that with respect to a VISAr Loan purchased by Purchaser at the Second Closing (i) Sellers are debited by VISAr for a chargeback in respect of a purchase made by a cardholder on an account on or before the Second Closing Date or a check from a cardholder in payment of amounts owed on a credit card account, which was credited to such account on or before the Second Closing Date, is returned unpaid by the drawee on or after the Second Closing Date, or (ii) Sellers receive a credit on or after the Second Closing Date with respect to a transaction charged to an account on or before the Second Closing Date, and such debit or credit is not reflected in the calculation of the Second Closing Adjusted Payment Amount, Sellers or Purchaser, as the case may be, shall reimburse the other party for such debit, unpaid amount or recovery, without regard to any discount or premium.

     (f) Except as provided in the next sentence, all payments with respect to any Loan purchased by Purchaser at the Second Closing received by any Seller or Purchaser on or prior to the close of business on the Second Closing Date (the "Second Closing Cut-off Date") shall be the property of Sellers, and all payments with respect to such Loan received by any Seller or Purchaser after the Second Closing Cut-off Date shall be the property of Purchaser. Any payments with respect to any Loan purchased by Purchaser at the Second Closing received by any Seller prior to the Second Cut-off Date that are not reflected in the calculation of the Second Closing Adjusted Payment Amount and any payments with respect to any Loan purchased by Purchaser at the Second Closing received after the Second Closing Cut-off Date shall be promptly forwarded by such Seller to Purchaser.

Section 3.5.  Third Closing Payment.

     (a) The amount of the Purchase Price which shall be payable at the Third Closing shall be an amount equal to the following (the "Third Closing Purchase Price"):

          (i)     The Purchase Price; MINUS

          (ii)    The First Closing Purchase Price; MINUS

          (iii)   The Second Closing Purchase Price; MINUS

          (iv)    The Deposit;

provided, however, that if, after giving effect to the purchase of the Third Closing Purchased Assets, the assumption of the Third Closing Assumed Liabilities and the payment of the Third Closing Purchase Price, Sovereign's Leverage Ratio is lower than its Minimum Capital Requirement, then the amount of the Purchase Price which shall be payable at the Third Closing shall be an amount equal to the following:

          (i)     The Purchase Price; minus

          (ii)    The First Closing Purchase Price; minus

          (iii)   The Second Closing Purchase Price; minus

          (iv)    The Deposit; minus

          (v)     The Deferred Contingent Amount.

     (b) On or prior to the second (2nd) Business Day immediately preceding the Third Closing Date, Sellers shall deliver to Purchaser a Draft Closing Statement for the Third Closing. On the Third Closing Date, (i) Sellers shall pay to Purchaser by wire transfer of immediately available funds to Purchaser's Account the amount by which the aggregate amount (including Accrued Interest) of the Deposit Liabilities assumed by Purchaser at the Third Closing as of the close of business on the fifth (5th) Business Day preceding the Third Closing Date exceeds the Third Closing Estimated Purchase Price, or (ii) if the Third Closing Estimated Purchase Price exceeds the aggregate amount (including Accrued Interest) of the Deposit Liabilities assumed by Purchaser at the Third Closing as of the close of business in the fifth (5th) Business Day preceding the Third Closing Date (the amount calculated pursuant to subparagraph (i) or (ii) hereof, the "Third Closing Estimated Payment Amount"), Purchaser shall pay to Sellers, by wire transfer of immediately available funds to Sellers' Account, the amount of such excess.

     (c) On or before 12:00 noon on the thirtieth (30th) day following the Third Closing Date, Sellers shall deliver to Purchaser a statement setting forth (i) the Third Closing Purchase Price (including all adjustments and prorations thereto) and each component thereof (including with respect to the Loans a schedule as of the close of business on the Third Closing Date of the Loans transferred to Purchaser on the Third Closing Date (the "Third Closing Final Loan Schedule")) and (ii) the amount of Deposit Liabilities (including Accrued Interest thereon) assumed by Purchaser as of the close of business on the Third Closing Date. Sellers shall make available to Purchaser such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable Purchaser to verify such determinations. Such statement shall also set forth, as applicable, (i) the amount by which the aggregate balance of the Deposit Liabilities (including Accrued Interest thereon) transferred to Purchaser on the Third Closing Date exceeded the Third Closing Purchase Price (including all adjustments and prorations thereto) calculated as of the close of business on the Third Closing Date or (ii) the amount by which the Third Closing Purchase Price, including all adjustments and prorations thereto exceeded the aggregate balance of the Deposit Liabilities assumed by Purchaser on the Third Closing Date, calculated as of the close of business on the Third Closing Date (the amount calculated pursuant to subparagraph (i) or (ii) hereof the "Third Closing Adjusted Payment Amount").

     (d) On or before 12:00 noon on the forty-fifth (45) day following the Third Closing Date, Sellers shall pay to Purchaser by wire transfer of immediately available funds to Purchaser's Account, an amount equal to the excess of the Third Closing Adjusted Payment Amount over the Third Closing Estimated Payment Amount, plus interest calculated using the Federal Funds Rate on such excess amount from the Third Closing Date to but excluding the payment date, or, if the Third Closing Estimated Payment Amount exceeds the Third Closing Adjusted Payment Amount, Purchaser shall pay to Sellers by wire transfer of immediately available funds to Sellers' Account, an amount equal to such excess, plus interest thereon calculated using the Federal Funds Rate from the Third Closing Date to but excluding the payment date. Any payment pursuant to this Section 3.5(d) shall be treated for all purposes as an adjustment to the Purchase Price.

     (e) In the event that with respect to a VISAr Loan purchased by Purchaser at the Third Closing (i) Sellers are debited by VISAr for a chargeback in respect of a purchase made by a cardholder on an account on or before the Third Closing Date or a check from a cardholder in payment of amounts owed on a credit card account, which was credited to such account on or before the Third Closing Date, is returned unpaid by the drawee on or after the Third Closing Date, or (ii) Sellers receive a credit on or after the Third Closing Date with respect to a transaction charged to an account on or before the Third Closing Date, and such debit or credit is not reflected in the calculation of the Third Closing Adjusted Payment Amount, Sellers or Purchaser, as the case may be, shall reimburse the other party for such debit, unpaid amount or recovery, without regard to any discount or premium.

     (f) Except as provided in the next sentence, all payments with respect to any Loan purchased by Purchaser at the Third Closing received by any Seller or Purchaser on or prior to the close of business on the Third Closing Date (the "Third Closing Cut-off Date") shall be the property of Sellers, and all payments with respect to such Loan received by any Seller or Purchaser after the Third Closing Cut-off Date shall be the property of Purchaser. Any payments with respect to any Loan purchased by Purchaser at the Third Closing received by any Seller prior to the Third Cut-off Date that are not reflected in the calculation of the Third Closing Adjusted Payment Amount and any payments with respect to any Loan purchased by Purchaser at the Third Closing received after the Third Closing Cut-off Date shall be promptly forwarded by such Seller to Purchaser.

Section 3.6.  Deferred Contingent Amount.

     (a) Subject to the provisions of this Section 3.6, in the event that after payment of the First Closing Purchase Price, the Second Closing Purchase Price and the Third Closing Purchase Price, Purchaser shall not have paid to Sellers the entire amount of the Purchase Price, Purchaser or Sovereign shall pay to Fleet, as agent for the Sellers, by wire transfer of immediately available funds to an account previously designated by Fleet, on the dates and subject to the conditions set forth in this Section 3.6, the Deferred Contingent Amount, in four (4) quarterly installments, as follows:

          Deferred Contingent          Deferred Contingent
            Payment Dates                 Amount Payable

           January 10, 2001                 $90,000,000
             April 10, 2001                 $90,000,000
              July 10, 2001                $125,000,000
           October 10, 2001                   Remaining
                                         unpaid balance

provided that, if the Deferred Contingent Amount shall be less than $340,000,000, the installments payable on each Deferred Contingent Payment Date (as defined below) shall be reduced in inverse chronological order; and provided further that in the event that Sovereign or Purchaser shall fail to deliver at the Third Closing a Deferred Contingent Letter of Credit or such other assurance of payment acceptable to Fleet in its sole discretion but Purchaser or Sovereign shall have paid to Fleet, as agent for the Sellers, all amounts payable to Fleet, as agent for the Sellers, on each Deferred Contingent Payment Date (other than amounts which Sovereign and the Purchaser defer payment of pursuant to the provisions of Section 3.6(e) hereof), the amount of the Deferred Contingent Amount, subject to the provisions of
Section 3.6(e) hereof, payable on October 10, 2001, shall be equal to (y) the remaining unpaid balance of the Deferred Contingent Amount minus (y) Twenty Million Dollars ($20,000,000). Any balance of the Deferred Contingent Amount which is otherwise payable to Fleet, as agent for the Sellers, pursuant to this
Section 3.6 and which has not been paid to Fleet by October 10, 2001, shall be payable in full on the last Business Day of each calendar quarter thereafter beginning with the calendar quarter ended December 31, 2001, subject only to the payment deferral provisions of Section 3.6(e) hereof, until paid in full in accordance with this Section 3.6. The dates set forth above and the last Business Day of each calendar quarter commencing with the calendar quarter ending December 31, 2001 and continuing thereafter until the Deferred Contingent Amount, and all accrued interest thereon, is paid in full are herein called the "Deferred Contingent Payment Dates".

     (b) (i) If during the Deferred Contingent Payment Period (as defined below) immediately preceding a Deferred Contingent Payment Date, or (ii) if during the 45-day period immediately preceding a Deferred Contingent Payment Period, Sellers are not in material compliance with the provisions of Section 7.4 or
Section 7.5 of this Agreement, the installment of the Deferred Contingent Amount scheduled to be paid on such Deferred Contingent Payment Date, together with accrued interest thereon, shall cease to be due and payable on such Deferred Contingent Payment Date or at any time thereafter. For purposes of this
Section 3.6, a "Deferred Contingent Payment Period" shall mean, as applicable, (w) the period beginning on July 21, 2000 and ending on December 31, 2000, (x) the period beginning on January 1, 2001 and ending on March 31, 2001, (y) the period beginning on April 1, 2001 and ending on June 30, 2001, and (z) the period beginning on July 1, 2001 and ending on September 30, 2001.

     (c) Sellers shall be deemed to be in material compliance with the provisions of Section 7.4 and Section 7.5 of this Agreement at all times unless:

          (i)     Fleet has received, no later than forty-five
(45) days prior to the last day of the then applicable Deferred Contingent Payment Period, written notification from Sovereign, signed by the President and Chief Executive Officer of Sovereign, made in good faith, to the effect that repeated, documented, and clear material breaches by Sellers of Section 7.4 or Section 7.5 hereof have occurred during such period, and that such clear, material breaches by Sellers of Section 7.4 or Section 7.5 hereof have continued after formal written notice to Fleet of such material breaches; each such written notification documenting, with particularity, the facts and circumstances relating to such alleged material breaches, including but not limited to identifying the specific Customers which Sellers have allegedly solicited in violation of Section 7.4 hereof, and/or identifying the specific employees which Sellers have allegedly hired in violation of Section 7.5 hereof;

          (ii) Such material breach, in and of itself, has had a Material Adverse Effect on Sovereign;

          (iii) Fleet makes a good faith determination that (A) such conduct has occurred and constitutes a clear, material breach of Section 7.4 or Section 7.5 hereof and (B) such breach has had a Material Adverse Effect on Sovereign; and

           (iv) Fleet intentionally permits or causes the conduct causing the material breach to continue after receipt of the notification required pursuant to Section 3.6(c)(i) hereof.

For purposes of this Section 3.6, the delivery of an officer's certificate from Fleet on or prior to the then applicable Deferred Contingent Payment Date to the effect that one or more of the conditions set forth in this subsection (c) do not exist shall conclusively establish Sellers' compliance with the provisions of Section 7.4 and Section 7.5 hereof, absent intentional and knowing fraud.

     (d) Sovereign and Purchaser each hereby acknowledge that Fleet's delivery of the officer's certificate referred to in
Section 3.6(c) hereof shall conclusively establish Sellers' compliance with the provisions of Section 7.4 and Section 7.5 hereof, absent intentional and knowing fraud. Sovereign and Purchaser shall not challenge Fleet's ability to deliver the officer's certificate referred to in Section 3.6(c) hereof except by a court action filed in the United States District Court for the District of Massachusetts located in Boston, Massachusetts, or the Superior Court for the Commonwealth of Massachusetts for Suffolk County, Massachusetts. Prior to bringing any such action, Sovereign or Purchaser shall deposit the entire amount of the installment of the Deferred Contingent Amount which Sovereign is challenging Fleet's right to receive into an escrow account with Citibank, N.A., as escrow agent, to be held in escrow until final resolution of such action. In the event that Sovereign should amend any such action to challenge Fleet's right to receive any additional installment of the Deferred Contingent Amount, prior to the filing of such amendment, Sovereign shall deposit the entire amount of the additional installment that it is challenging Fleet's right to receive into such Citibank escrow account, to be held in escrow pending resolution of such amended action. In the event that Fleet and Sellers ultimately prevail in any such action, Sovereign or Purchaser shall pay to Fleet the entire amount of each installment of the Deferred Contingent Amount that Sovereign challenged Fleet's right to receive, together with accrued interest thereon, calculated at a rate of eighteen percent (18%) per annum, compounded daily, calculated on the basis of the actual days elapsed over a 360-day year, beginning on the date on which the court action is filed. In the event that Fleet and Sellers ultimately prevail in any such court action, Sovereign or Purchaser shall also pay all reasonable costs and expenses of Fleet and Sellers incurred in connection with such court action, including but not limited to reasonable attorney's fees and expenses.

     (e) On each Deferred Contingent Payment Date on which an installment of the Deferred Contingent Amount is payable to Fleet, as agent for the Sellers, pursuant to the provisions of this Section 3.6, Purchaser or Sovereign shall pay to Fleet, as agent for Sellers, by wire transfer of immediately available funds, the full amount of the installment of the Deferred Contingent Amount payable on such Deferred Contingent Payment Date less any portion of such installment the payment of which would cause Purchaser or Sovereign to fail to meet their respective Minimum Capital Requirements after giving pro forma effect to such payment. To the extent that any portion of any installment of the Deferred Contingent Amount cannot be paid on the Deferred Contingent Payment Date on which it is payable to Fleet, as agent for the Sellers, because the effect of such payment would be to cause Sovereign or Purchaser to fail to meet their respective Minimum Capital Requirements, such unpaid installment or portion thereof shall cumulate and be deferred and shall become due and payable on the next succeeding Deferred Contingent Payment Date, without regard to Sellers' compliance with Section 7.4 and Section 7.5 hereof.

     (f) Sovereign or Purchaser may pay to Fleet, as agent for Sellers, at any time, the entire unpaid amount of the Deferred Contingent Amount or any portion thereof. Such cash payment shall be made by wire transfer in immediately available funds to an account which Fleet shall designate to Sovereign in writing not less than three (3) Business Days prior to the date of payment. Upon making such payment, together with payment of all accrued and unpaid interest on the Deferred Contingent Amount, Sovereign shall be deemed to have satisfied in full its obligations under this Section 3.6.

     (g) The initial interest rate on the Deferred Contingent Amount shall be equal to eleven and one-half percent (11.5%) per annum, compounded daily, calculated on the basis of actual days elapsed over a 360-day year, beginning on the Third Closing Date. Interest shall be payable on each Deferred Contingent Payment Date commencing on December 29, 2000 and continuing thereafter on each subsequent Deferred Contingent Payment Date until the entire Deferred Contingent Amount, and accrued interest due thereon, is paid in full. In the event that Purchaser shall defer pursuant to the provisions of Section 3.6(e) hereof the payment of any installment of the Deferred Contingent Amount, or any portion thereof, when payable to Fleet, as agent for the Sellers, then
(i) the interest rate on the deferred installment or portion thereof shall be increased to the greater of (x) fifteen percent (15%) per annum and (y) the then current interest rate payable on the unpaid portion of the Deferred Contingent Amount plus two percent (2%) per annum, compounded daily, calculated on the basis of actual days elapsed over a 360-day year, beginning on the date the deferred payment was payable, and (ii) the interest rate then in effect on the unpaid portion of the Deferred Contingent Amount shall increase by two percent (2%) per annum, up to a maximum interest rate of eighteen percent (18%) per annum, compounded daily on the basis of the actual days elapsed over a 360-day year.

     (h) All payments made by Purchaser or Sovereign of the Deferred Contingent Amount will be applied first to accrued interest currently payable, second to the installment of the Deferred Contingent Amount then payable, third to interest on missed installments of the Deferred Contingent Amount or any portion thereof, and fourth to the principal amount of missed installments of the Deferred Contingent Amount or any portion thereof, in the inverse order of their maturity.

     (i) Sovereign covenants and agrees that if, on or after September 30, 2001, it appears likely that every installment of the Deferred Contingent Amount, together with accrued interest thereon, shall not be paid on or before December 31, 2001, Sovereign shall use its best efforts to offer and sell, and/or cause Purchaser to offer and sell, securities necessary to meet Sovereign and Purchaser's respective Minimum Capital Requirement after giving effect to the payment in full of the entire amount of the unpaid installments of the Deferred Contingent Amount and accrued interest thereon. Sovereign further agrees that simultaneously with the closing of any such equity offering by Sovereign or Purchaser, Purchaser or Sovereign will pay Fleet, as agent for the Sellers, the entire amount of the unpaid installments of Deferred Contingent Amount together with accrued interest thereon calculated at the interest rate then in effect in accordance with Section 3.6(g) hereof, or such lesser amount as equals the net proceeds of such equity offering.

     (j)     (i)     In the event that Purchaser or Sovereign
fails to pay to Fleet, as agent for Sellers, the entire amount of every installment of the Deferred Contingent Amount that is payable to Fleet, as agent for the Sellers, and all accrued or unpaid interest thereon, by December 31, 2001, Fleet may, at its sole election (the "New Jersey Right") with the prior written approval of the regulatory agencies having jurisdiction and subject to compliance with applicable laws and regulations, at any time after December 31, 2001, elect to receive payment of the unpaid amount of the Deferred Contingent Amount, together with accrued but unpaid interest thereon, through (A) the assumption by Sellers or an Affiliate thereof from Purchaser of deposit liabilities of New Jersey customers of Purchaser in an amount equal to (i) the unpaid amount of the Deferred Contingent Amount, and accrued and unpaid interest thereon, divided by (ii) .12 (the "New Jersey Deposit Liabilities") and the transfer of cash from Sovereign or Purchaser in the amount of the New Jersey Deposit Liabilities and (B) the purchase by Sellers or an Affiliate thereof at Book Value of the loans which shall not be Nonperforming and other assets of Purchaser related to the branches of Purchaser to which the New Jersey Deposit Liabilities are linked (the "New Jersey Assets").

          (ii) In the event that Fleet exercises the New Jersey Right, Sovereign and Fleet shall mutually agree in good faith as to the identification of New Jersey Deposit Liabilities and New Jersey Assets and negotiate a mutually agreeable purchase and assumption agreement with respect thereto, which agreement shall contain customary terms and conditions for a purchase and assumption transaction.

     (k) Sovereign, in consultation with Salomon Smith Barney, Fleet, the OTS, Sovereign's independent public accountants and such other parties as Fleet may reasonably suggest, shall use its good faith commercially reasonable efforts to deliver to Sellers at the Third Closing a Deferred Contingent Amount Letter of Credit or other form of assurance of payment of the Deferred Contingent Amount as may be acceptable to Fleet in its sole discretion, provided, however, that such Deferred Contingent Amount Letter of Credit or other form of payment assurance which Sovereign or Purchaser may provide to Fleet, as agent for the Sellers, shall not cause Sovereign or the Purchaser to violate the conditions set forth in the Purchaser Regulatory Approval.

     (l) In the event that Sovereign or the Purchaser is unable to deliver on the Third Closing Date a Deferred Contingent Letter of Credit or other form of payment assurance acceptable to Fleet in its sole discretion, on the Third Closing Date Sovereign will hold Permitted Investments of at least Two Hundred Forty Million Dollars ($240,000,000), free and clear of all Liens, and thereafter will continue to hold Permitted Investments of at least Two Hundred Forty Million Dollars ($240,000,000), free and clear of all Liens, until such time as the Deferred Contingent Amount, together with all accrued but unpaid interest thereon, payable but not yet paid to Sellers in accordance with the provisions of Section 3.6 hereof, is less than Two Hundred Forty Million Dollars ($240,000,000). From and after such time as the Deferred Contingent Amount, together with accrued but unpaid interest thereon, payable but not paid to Sellers in accordance with the provision of Section 3.6 hereof is less than Two Hundred Forty Million Dollars ($240,000,000) Sovereign shall hold Permitted Investments, free and clear of all Liens, equal to the amount of Deferred Contingent Amount, plus accrued but unpaid interest thereon, payable but not yet paid to Sellers in accordance with the provisions of Section 3.6 hereof. In the event that Purchaser shall fail to maintain its Minimum Capital Requirement, Sovereign shall immediately request approval from the OTS to contribute to Purchaser that amount of cash as necessary (up to an aggregate contribution of Two Hundred Forty Million Dollars ($240,000,000)) to assure that the Purchaser meets its Minimum Capital Requirement on each Deferred Contingent Payment Date, and immediately upon receipt of such approval Sovereign shall make such capital contribution to the Purchaser.

     (m) If any one or more of the following events (each an "Acceleration Event") shall occur and be continuing for any reason whatsoever:

          (i) Purchaser shall fail to pay or cause to be paid to Fleet, as agent for the Sellers, when payable any amount payable under this Section 3.6 (other than a failure to pay pursuant to Section 3.6(e) hereof);

          (ii) Sovereign or Purchaser shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under receivership, conservatorship or supervisory powers of bank regulatory agencies, or under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or Purchaser or Sovereign shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

          (iii) An involuntary case or other proceeding shall be commenced against Sovereign or Purchaser seeking liquidation, reorganization or other relief with respect to it or its debts under receivership, conservatorship or supervisory powers of bank regulatory agencies, or under bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or a final and nonappealable order for relief shall be entered against Sovereign or Purchaser under the federal bankruptcy laws as now or hereafter in effect;

          (iv) Any person which is a bank holding company as defined in 12 CFR Section 225.2, a savings and loan holding company as defined in 12 CFR Sections 583.11, 583.12 or 583.20 or a financial holding company as defined in 12 CFR Section 225.81, other than Fleet or an Affiliate of Fleet, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities and Exchange Act, 1934) of more than nineteen and nine tenths percent (19.9%) of the outstanding shares of Common Stock and such person has, on a consolidated basis, a leverage ratio as reported to its primary regulator of at least three percent (3%);

          (v) Sovereign shall either (A) consolidate or merge with or into any other Person (other than pursuant to a consolidation or merger pursuant to which the holders of Common Stock immediately prior to the effective time of such consolidation or merger own a majority of the issued and outstanding common stock of the surviving corporation immediately after such effective time) or (B) sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of Sovereign and its subsidiaries, taken as a whole, to any other Person;

          (vi) Purchaser shall (A) consolidate or merge with or into any other Person or (B) sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of Purchaser to any other Person;

          (vii) Sovereign shall enter into an agreement to purchase, through stock acquisition, asset acquisition or otherwise, any of the capital stock or other equity interest of, or assets of, any Person and at the time of such agreement is entered into (A) Sovereign's Leverage Ratio is greater than five percent (5%) and after giving pro forma effect to such acquisition, Sovereign's Leverage Ratio would be less than five percent (5%); or (B) Sovereign's Leverage Ratio is less than five percent (5%) and after giving pro forma effect to such acquisition, Sovereign's Leverage Ratio would be less than Sovereign's Leverage Ratio at the time of the acquisition agreement is entered into; provided that, if Purchaser shall timely make the payments scheduled to be made on December 29, 2000 and March 30, 2001 in the amounts specified in Section 3.6(a), together with accrued interest thereon, without deferral of any portion of such scheduled payments, Sovereign may enter an agreement with respect to, or effect, an acquisition described in this subsection (vii) so long as the aggregate consideration deliverable, including any debt assumed or guaranteed and any deferred or contingent payments or earnout, shall not exceed Twenty Million Dollars ($20,000,000) individually or in the aggregate;

          (viii) An event of default is declared with respect to Sovereign's indebtedness for borrowed money resulting from a failure to pay any amount when due thereunder;

          (ix) Any other event of default is declared with respect to Sovereign's indebtedness and such indebtedness shall have been accelerated by the holders thereof; or

          (x) Sovereign fails to deliver its calculations as required by Section 3.6(o) hereof after notice thereof and failure to cure within two (2) days after such notification;

then Fleet may by written notice to Purchaser and Sovereign demand that (A) in the event that the Acceleration Event to have occurred is the Acceleration Event described in Sections 3.6(m)(i) or (x) hereof, the entire unpaid amount of the Deferred Contingent Amount, together with all accrued but unpaid interest thereon or (B) in the event that the Acceleration Event to have occurred is any Acceleration Event other than the Acceleration Events described in Sections 3.6(m)(i) or (x) hereof, the entire unpaid amount of the Deferred Contingent Amount, together with all accrued but unpaid interest thereon less Twenty Million Dollars ($20,000,000) if Sovereign or Purchaser shall have failed to deliver at the Third Closing a Deferred Contingent Letter of Credit or such other assurance of payment acceptable to Fleet in its sole discretion but Purchaser or Sovereign shall have paid to Fleet, as agent for the Sellers, all amounts payable to Fleet, as agent for the Sellers, on each Deferred Contingent Payment Date prior to the date of the Acceleration Event (other than amounts which Sovereign and the Purchaser defer payment of pursuant to the provisions of Section 3.6(e) hereof) immediately be paid to Fleet, as agent for Sellers, and, on the date specified in such notice, such cash payment shall be made by wire transfer, in immediately available funds, to an account of Fleet or its designee, which account shall be designated in such notice; provided that in the case of the events specified in clause (ii) or (iii) above, without any notice to Purchaser or Sovereign or any other action by Fleet or any of the Sellers, the entire unpaid amount of the Deferred Contingent Amount, together with all accrued but unpaid interest thereon less Twenty Million Dollars ($20,000,000) if Sovereign or Purchaser shall have failed to deliver at the Third Closing a Deferred Contingent Letter of Credit or such other assurance of payment acceptable to Fleet in its sole discretion but Purchaser or Sovereign shall have paid to Fleet, as agent for the Sellers, all amounts payable to Fleet, as agent for the Sellers, on each Deferred Contingent Payment Date prior to the date of the Acceleration Event (other than amounts which Sovereign and the Purchaser defer payment of pursuant to the provisions of Section 3.6(e) hereof), shall become immediately due and payable to Fleet, as agent for the Sellers. Additionally, in the event that an Acceleration Event shall occur and Sovereign or Purchaser shall have delivered a Deferred Contingent Letter of Credit or other form of payment assurance as contemplated by Section 3.6(k) hereof, then Fleet, as agent for the Sellers, shall be entitled to draw on the Deferred Contingent Letter of Credit or other form of payment assurance without regard to the effect such draw would have on Sovereign's or Purchaser's ability to maintain their respective Minimum Capital Requirements.

     (n) Purchaser agrees that, during the period beginning on the Third Closing Date and ending on the date that the entire amount of the Deferred Contingent Amount, together with accrued but unpaid interest thereon, has been paid in full, Purchaser shall, within forty-five (45) days after the end of each fiscal quarter of the Purchaser until the full amount of the Deferred Contingent Amount, together with accrued but unpaid interest thereon, has been paid in full, furnish Sellers with its customary quarterly management financial package, which shall include Purchaser's Consolidated Report of Condition and Income (Call report) for such fiscal quarter.

     (o) In the event that Sovereign or Purchaser believes that it will fail to pay to Fleet, as agent for the Sellers, the entire amount of any installment of the Deferred Contingent Amount on any Deferred Contingent Payment Date because as a result of making such payment Sovereign or Purchaser would fail to meet their respective Minimum Capital Requirement, no later than thirty (30) days prior to the Deferred Contingent Payment Date on which such installment is otherwise payable, Sovereign shall deliver to Fleet, as agent for the Sellers (i) its calculation of Sovereign's Leverage Ratio, (ii) its calculation of Purchaser's leverage ratio as described in Section 12 C.F.R. Sections 565.4 and 567, and (iii) its calculation of Purchaser's total risk-based capital ratio, Tier 1 risk-based capital ratio, and leverage ratio (each as calculated pursuant to 12 CFR Sections 565.2 and 567), after giving pro forma effect to the payment of the entire amount of such installment. In the event that Fleet should disagree with such calculations, within ten
(10) days of receipt of such calculations, Fleet may make a written request to Ernst & Young to prepare a report verifying such calculations, using procedures to verify such calculations as agreed upon by Sovereign and Ernst & Young, with Fleet's consent (which shall not be unreasonably withheld or delayed). The cost of such report shall be borne equally by Fleet and Sovereign. The calculations resulting from such report, or the calculations delivered by Sovereign, if no report is requested by written notice to Sovereign within ten (10) days of delivery of such calculations, shall be final.

     (p) Section 3.6 hereof is hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of payment of the Deferred Contingent Amount or otherwise, shall the amount paid or agreed to be paid to Fleet, as agent for the Sellers, with respect to the Deferred Contingent Amount exceed the maximum rate of interest permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the payment of the Deferred Contingent Amount shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Sellers, Fleet, the Purchaser and Sovereign to interpret Section 3.6 hereof in strict compliance with the laws of the Commonwealth of Massachusetts from time to time in effect. If, from any circumstance whatsoever, payment of any amount pursuant to Section 3.6 at the time such payment shall be due, shall involve exceeding such maximum rate of interest prescribed by law, then such payment to be fulfilled shall automatically be reduced to the limit of validity, and if from any circumstances Sellers or Fleet should ever receive as interest an amount with respect to the Deferred Contingent Amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the Deferred Contingent Amount and not to the payment of interest.

Section 3.7.  Allocation of Purchase Price.

     (a) Purchaser and Sellers agree that, upon final determination of the Purchase Price, the Purchase Price shall be allocated in accordance with Schedule 3.7(a) hereto.

     (b) Purchaser and Sellers shall report the transaction contemplated by this Agreement (including income tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified on Schedule 3.7(a) hereto. In the event any party hereto receives notice of a tax audit with respect to the allocation of the Purchase Price specified herein, such party shall immediately notify the other party in writing as to the date and subject of such audit.

     (c) If any federal, state or local tax return report or filing by Purchaser or Sellers relating to the transactions contemplated hereby and filed on the basis of the allocation set forth on Schedule 3.7(a) hereto, is challenged by the taxing authority with which such return, report or filing was filed, the filing party shall assert and maintain in good faith the validity and correctness of such allocation during the audit thereof until the issuance by the taxing authority of a "30 Day Letter", or a determination of liability equivalent thereto, to such party, whereupon such party shall, in its sole discretion, have the right to pay, compromise, settle, dispute or otherwise deal with its alleged tax liability. If such a tax return, report or filing is challenged as herein described, the party filing such return, report or filing shall timely keep the other party apprised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of the filing party.

     (d) If either party (including permitted successors and assigns thereof) to this Agreement defaults under this Section 3.7, it shall pay as damages to the other party, so long as such other party is not in default under this Section 3.7, an amount which, after reduction for all income or gain taxes, including without limitation interest and penalties, which would be incurred (calculated at the highest marginal rate applicable in the relevant jurisdictions) as a result of receiving said amount, is equal to the result (but not less than zero) of subtracting the amount in (ii) below from the amount in (i) below:

          (i) The total amount of income or gains taxes (including interest and penalties calculated at the highest marginal rate applicable in the relevant jurisdictions) to all jurisdictions imposing such taxes upon the non-defaulting party with respect to the transactions contemplated hereby; and

          (ii) The total amount of income or gains taxes which would have been incurred (including interest and penalties calculated at the highest marginal rate applicable in the relevant jurisdictions) to all jurisdictions imposing such taxes upon the non-defaulting party with respect to the transactions contemplated hereby, if such taxing jurisdictions had accepted the allocations specified in Schedule 3.7(a) hereto.

Section 3.8.  Proration; Other Closing Date Adjustments.

     (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Sellers will operate the Facilities for their own account and own the Loans and other Purchased Assets until the close of business on the day or days on which all or a portion of the Purchased Assets are purchased by Purchaser, and that Purchaser shall operate the Facilities, own the Loans and other Purchased Assets and assume the Deposit Liabilities and other Assumed Liabilities for its own account from and after the close of business on day or days on which Purchaser purchases all or a portion of the Purchased Assets and assumes all or a portion of the Assumed Liabilities. Thus, except as otherwise specifically provided in this Agreement, items of income and expense shall be prorated as of the close of business on each Closing Date (with respect to the Purchased Assets and Assumed Liabilities being transferred to Purchaser on such Closing Date), and shall be settled between Sellers and Purchaser as of each Closing Date (with respect to the Purchased Assets and Assumed Liabilities being transferred to Purchaser on such Closing Date), whether or not such adjustment would normally be made as of such time. Items of proration will be handled as an adjustment to the Purchase Price and not as adjustments to the Estimated Payment Amount, unless otherwise agreed by the parties hereto.

     (b) For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) amounts prepaid and unused for safe deposit rentals; (ii) rental and other payments under the Branch Leases, ATM Lease Agreements and Tenant Leases, including security deposits; (iii) sales, real estate and use taxes (other than such sales, real estate and use taxes that arise as a result of the transactions contemplated by this Agreement which shall be paid by Purchaser or Sellers in accordance with Sections 4.1 and 16.1 hereof); (iv) insurance premiums paid or payable to the FDIC attributable to insurance coverage for the Deposit Liabilities; (v) fees for customary annual or periodic assignable licenses or permits that benefit Purchaser; (vi) water, sewer, fuel and utility charges; (vii) amounts received or to be received under the Precious Metals Options, the Forward Contracts, and the Other Precious Metals Contracts; (viii) amounts prepaid under the Precious Metals Storage Contracts; and (ix) other prepaid items, in each case as of the close of business on a Closing Date; provided that items of proration and other adjustments shall not include commitment and other fees paid in advance by Customers with respect to Loans, Letters of Credit, Liquidity Support Agreements and ISDA Agreements. Notwithstanding the foregoing, if accurate arrangements cannot be made as of each Closing Date for any of the foregoing items of proration, the parties shall apportion the charges for the foregoing items on the basis of the bill therefor for the most recent billing period prior to each Closing Date.

Section 3.9. Post-Closing Adjustments. (a) Following the Third Closing, the Purchase Price shall be reduced by an amount equal to all properly paid Stay Bonus Payments paid to Transferred Employees during the twelve (12) months following the Third Closing Date (which amount shall be determined as provided below).

     (b) On the last day of the thirteenth (13th) month following the Third Closing Date, Purchaser shall deliver to Sellers a statement as to the amount of all Stay Bonus Payments paid to Transferred Employees, including a listing of such Transferred Employees and the amount and date of any such payments made to each such Transferred Employee.

     (c) Unless Sellers shall reasonably object in writing to such statement within thirty (30) days of the receipt thereof by Sellers, Sellers shall pay to Purchaser by wire transfer an amount equal to such Stay Bonus Payments plus interest thereon calculated using the Federal Funds Rate from the date of payment of the respective Stay Bonus Payments to but excluding the date of payment by Sellers, or in the event of such objection, such portion thereof plus interest thereon as determined above as shall not be in dispute.

     (d) In the event of any dispute as to the amount of such Stay Bonus Payments, the parties shall attempt to mutually agree to resolve such dispute for a period of thirty (30) days following notice of any objection by Sellers. If no such resolution is reached, either party may proceed to enforce the terms and provisions of this Section.

                         ARTICLE IV

                            TAXES

Section 4.1. Sales, Transfer and Use Taxes. Except as otherwise provided in this Agreement, any sales, transfer, use or similar taxes, including but not limited to all transfer taxes required in connection with the transfer of the Real Property to Purchaser, which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated hereby, shall be paid by Purchaser when due and payable.

Section 4.2. Information Reports. Purchaser and Sellers shall each provide to the IRS on a timely basis and otherwise as required by law Forms 1099INT, 1099R, W-2P, 5498 and any other required forms and reports with respect to each Deposit Liability concerning interest paid on, or contributions to and distributions from, the Deposit Liability accounts, as appropriate, for the periods during which Purchaser and Sellers, respectively, administered such accounts, including without limitation, any information required by the IRS pursuant to any request for back-up withholding and taxpayer identification number certification records and documents. Sellers shall make such reports for interest paid or credited to Customers through and including (i) the First Closing Date, with respect to Customers whose Loans or Deposit Liabilities are transferred to Purchaser at the First Closing, (ii) the Second Closing Date, with respect to Customers whose Loans or Deposit Liabilities are transferred to Purchaser at the Second Closing or (iii) the Third Closing Date, with respect to Customers whose Loans or Deposit Liabilities are transferred to Purchaser at the Third Closing, and Purchaser shall make such reports after (i) the First Closing Date, with respect to Customers whose Loans or Deposit Liabilities are transferred to Purchaser at the First Closing,
(ii) the Second Closing Date, with respect to Customers whose Loans or Deposit Liabilities are transferred to Purchaser at the Second Closing or (iii) the Third Closing Date, with respect to Customers whose Loans or Deposit Liabilities are transferred to Purchaser at the Third Closing.

                         ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers represent and warrant to Purchaser as follows:

Section 5.1. Organization. Each Seller is a bank duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Fleet is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island.

Section 5.2. Authority. Each Seller and Fleet has the power and authority to enter into and perform this Agreement and any other documents executed pursuant hereto. This Agreement and any other documents or instruments executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of each Seller and Fleet, and this Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute, the valid and binding obligations of each Seller and Fleet, enforceable against each Seller and Fleet in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

Section 5.3. Non-Contravention. The execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by Sellers do not and, subject to the receipt of all Regulatory Approvals, the consummation of the transactions contemplated by this Agreement will not constitute (a) a material breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Sellers or to which any Seller is subject, which breach, violation, or default would prevent or materially delay Sellers or Fleet from being able to perform their respective obligations under this Agreement in all material respects or (b) a breach or violation of or a default under the articles of association or bylaws of any Seller or Fleet or any material contract to which any Seller or Fleet is a party or by which any of them is bound, which breach, violation or default would prevent or materially delay Sellers or Fleet from being able to perform their respective obligations under this Agreement in all material respects.

Section 5.4. Compliance with Law. To the Knowledge of Sellers, the business and operations of the Business are being conducted in accordance with all applicable laws, rules and regulations of all governmental authorities, other than those laws, rules and regulations of governmental authorities the penalty or liability for the violation of which, if imposed or asserted, would not have a Material Adverse Effect.

Section 5.5. Legal Proceedings. There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending as of the date of the Agreement or, to the Knowledge of Sellers, threatened as of the date of the Agreement against or affecting Sellers, (a) which would reasonably be expected to have a Material Adverse Effect or (b) which would prevent or materially delay Sellers or Fleet from being able to perform their respective material obligations under this Agreement in all material respects.

Section 5.6.  Tenants; Branch Leases.

     (a) Except for the tenants listed on Schedule 1.1(pp) hereto, there are no tenants or, to the Knowledge of Sellers, other occupants of the Facilities owned by Sellers.

     (b) Except as set forth in Schedule 5.6(b) hereto, each of the Branch Leases and ATM Lease Agreements is in full force and effect, and to the Knowledge of Sellers, the Seller which is a party to such Branch Lease or ATM Lease Agreement is not in default under any of its obligations thereunder, except for such defaults which would not have a Material Adverse Effect.

Section 5.7. Purchased Assets. (a) A Seller or an Affiliate thereof is the lawful owner of each of the Purchased Assets (other than the Real Property), free and clear of all Liens other than Permitted Liens and, except for consents required to transfer the Purchased Assets, on a Closing Date Sellers will have the right to sell, convey, transfer, assign and deliver to Purchaser all of the Purchased Assets.

     (b) A Seller or an Affiliate thereof is the lawful owner of the Real Property as shown on the title commitments related to such Real Property previously delivered to Purchaser, free and clear of all Liens except Liens shown on said title commitments, Permitted Liens and easements and restrictions of record, applicable zoning laws, and the right of any tenants.

Section 5.8.  Loans.

     (a)   (i)   Each Loan represents the legal, valid and
binding obligation of the related borrower, enforceable by the holder thereof in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, liquidation and other similar laws and equitable principles relating to or affecting the enforcement of creditors' rights generally.

          (ii) Each Loan (A) was originated or purchased by a Seller, (B) to the extent secured is secured by a valid and enforceable Lien in the collateral therefor, which Lien is assignable, and (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for practical realization against any collateral therefor.

          (iii) Each Loan complied at the time the Loan was originated in all material respects with all applicable requirements of applicable federal, state, and local laws, and regulations thereunder.

          (iv) The servicing practices of Sellers used with respect to the Loans have been customary industry practices in all material respects.

     (b) Except as set forth in Section 5.8(a) above, neither Sellers nor Fleet make any representation or warranty of any kind to Purchaser relating to the Loans and neither Sellers nor Fleet shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectibility of the Loans or any document, instrument or agreement in the loan file, including, without limitation, documents granting a Seller a security interest in any collateral relating to a Loan, (ii) any representation, warranty or statement made by an obligor or other party in or in connection with any Loan, (iii) the financial condition or creditworthiness of any primary or secondary obligor under any Loan or any guarantor or surety or other obligor thereof, (iv) the performance by the obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, (v) inspecting any of the property, books or records of any obligor, or (vi) any of the warranties set forth in Section 3-417 of the UCC.

Section 5.9. No Broker. Other than Credit Suisse First Boston Corporation and Keefe Bruyette & Woods (each of whose fees and expenses will be paid solely by Fleet), no broker or finder, or other party or agent performing similar functions, has been retained by Sellers or their Affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by Sellers or their Affiliates in connection with the transactions contemplated hereby, and no brokerage fee or other commission has been agreed to be paid by Sellers or their Affiliates on account of such transactions.

Section 5.10. Assumed Deposit Liabilities. The Deposit Liabilities are insured by the FDIC through the Bank Insurance Fund or the Savings Association Insurance Fund to the extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Sellers.

Section 5.11.  No Assessable Improvements.  To the Knowledge of
Sellers, no material assessments for public improvements have been made against the Real Property or the Facilities which remain unpaid.

Section 5.12. No Adverse Notices. No notices or citations of any applicable private restrictions or of the violation of any zoning regulation or other law, rule, regulation or directive of any governmental authority or authorities having jurisdiction relating to the Real Property or the Facilities or any part thereof have been received by Sellers relating to any material matter affecting the Real Property or the Facilities. No notices have been issued and served upon the Sellers or upon the Real Property or the Facilities from or by any constituted authority concerning the making of any required material alterations, repairs or corrections of any condition or act affecting the Real Property or the Facilities which remain uncomplied with or unpaid.

Section 5.13. Licenses and Permits. Sellers have all material licenses, permits, easements and rights of way, including proof of dedication, building permits, certificates of occupancy and occupancy permits which are required from any governmental authority having jurisdiction over the Real Property and the Facilities (other than permits or authorizations required pursuant to Environmental Laws) or from private parties as necessary to make use of the Real Property and the Facilities and in order to insure adequate vehicular and pedestrian ingress and egress to the Real Property and the Facilities, except where the failure to hold such licenses, permits, easements and rights of way would not result in a Material Adverse Effect.

Section 5.14. No Condemnation. To the Knowledge of Sellers, there are no condemnation proceedings or other proceedings in the nature of eminent domain with respect to the Real Property or the Facilities.

Section 5.15.  Regulatory Matters.

     (a) The execution, delivery and performance of this Agreement and the other agreements to be entered into in connection herewith by Fleet and Sellers do not and will not require any consent, approval, authorization or other order of, action by, filing or registration with or notification to any governmental authority except as set forth on Schedule 5.15 hereto ("Seller Regulatory Approvals").

     (b) There are no pending, or to the Knowledge of Sellers, threatened disputes or controversies between Sellers or Fleet and any federal, state or local governmental authority, including without limitation with respect to capital requirements or year 2000 readiness that (i) would reasonably be expected to prevent or materially delay Sellers or Fleet from being able to perform their respective obligations under this Agreement or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby. Neither Sellers nor Fleet has received any indication from any federal, state or other governmental authority that such governmental authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

Section 5.16. Interim Operations. From May 30, 1999 through the date hereof, other than in connection with the transactions contemplated by the Original Agreement, this Agreement or any similar agreement relating to the divestiture of assets in connection with the Merger and other than in connection with the transactions contemplated by the Merger Agreement, each Seller has conducted the Business in the usual, regular and ordinary course consistent with past practices.

Section 5.17. Additional Residential Mortgage Loan. With respect to each Additional Residential Mortgage Loan, on the day on which such Additional Residential Mortgage Loan is purchased by Purchaser pursuant to the terms hereof:

     (a) The mortgage and the promissory note related to such Additional Residential Mortgage Loan shall not have been assigned or pledged, and, immediately prior to the purchase thereof by Purchaser, a Seller has good and marketable title thereto, and a Seller is the sole owner and holder of such Additional Residential Mortgage Loan free and clear of any and all liens, and has full right and authority, subject to no interest or participation of, or agreement with, any other party, to sell and assign such Additional Residential Mortgage Loan pursuant to this Agreement. Upon the purchase thereof by Purchaser, a Seller will have taken all actions necessary on its part to be taken so that Purchaser will have good indefeasible title to, and will be sole owner of, the mortgage and the mortgage note related to such Additional Residential Mortgage Loan, free and clear of any and all Liens, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws relating or limiting the enforcement of creditor's rights generally.

     (b) The mortgage related to such Additional Residential Mortgage Loan is a valid, subsisting and enforceable first lien on the mortgaged property related to such Additional Residential Mortgage Loan including all buildings, fixtures, installations and improvements to the mortgaged property related to such Additional Residential Mortgage Loan, and the mortgaged property related to such Additional Residential Mortgage Loan is free and clear of all Liens having parity with or priority over the first lien of the mortgage except for (i) the Lien of current real property taxes and assessments not yet due and payable, (ii) such covenants, conditions and restrictions, rights of way, easements, mineral right reservations and other matters of public record as of the date of recording of such mortgage related to such Additional Residential Mortgage Loan, as are generally acceptable under prudent mortgage lending standards and either specifically referred to in the lender's title insurance policy delivered to the originator of the Additional Residential Mortgage Loan specifically or reflected in the appraisal made in connection with the origination of such Additional Residential Mortgage Loan or which do not adversely affect the appraised value of the mortgaged property related to such Additional Residential Mortgage Loan, and (iii) other matters to which like properties are commonly subject that do not materially interfere with the value, use, enjoyment or marketability of the mortgaged property related to such Additional Residential Mortgage Loan or which do not adversely affect the appraised value of the mortgaged property related to such Additional Residential Mortgage Loan. There are no security agreements, chattel mortgages, or equivalent documents related to the mortgage related to such Additional Residential Mortgage Loan.

     (c) The terms of the mortgage related to such Additional Residential Mortgage Loan and the promissory note related to such Additional Residential Mortgage Loan have not been impaired, waived, altered, or modified in any respect, except by a written instrument which has been recorded, if necessary, to protect the interest of Purchaser and which has been delivered to Purchaser.

     (d) No instrument of release, waiver, alteration, or modification has been executed in connection with such Additional Residential Mortgage Loan, and no mortgagor of such Additional Residential Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement which is part of the loan file related to such Additional Residential Mortgage Loan.

     (e) There is no default, breach, violation, or event of acceleration existing under the mortgage related to such Additional Residential Mortgage Loan or the promissory note related to such Additional Residential Mortgage Loan and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute such a default, breach, violation, or event of acceleration, and no Seller has waived any such default, breach, violation, or event of acceleration. No Seller has advanced funds, or induced, solicited, or knowingly received any advance of funds by a party other than the mortgagor for such Additional Residential Mortgage Loan, directly or indirectly, for the payment of any amount required by the mortgage related to such Additional Residential Mortgage Loan or the promissory note related to such Additional Residential Mortgage Loan.

     (f) The mortgaged property related to such Additional Residential Mortgage Loan is free of damage and waste and is in good repair, and there is no proceeding pending or threatened for the total or partial condemnation of the mortgaged property related to such Additional Residential Mortgage Loan, nor has any notice of any such pending or threatened proceeding been received or is such a proceeding currently occurring, so as to adversely impair the value or marketability of the mortgaged property related to such Additional Residential Mortgage Loan.

     (g) There are no mechanics' or similar liens or claims which have been filed for work, labor, or material (and no rights are outstanding that under law could give rise to such lien) which are, or may be, liens prior or equal to, or coordinate with, the lien of the mortgage related to such Additional Residential Mortgage Loan.

     (h) All of the improvements which were included for the purpose of determining the appraised value of the mortgaged property related to such Additional Residential Mortgage Loan were completed at the time that such Additional Residential Mortgage Loan was originated and lie wholly within the boundaries and building restriction lines of the mortgaged property related to such Additional Residential Mortgage Loan.

     (i) A Seller and any of its affiliates that have had any interest in the promissory note or mortgage related to such Additional Residential Mortgage Loan, whether as mortgagee, assignee, pledgee, or otherwise, are (or, during the period in which they held and disposed of such interest, were) are (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the mortgaged property related to such Additional Residential Mortgage Loan is located and (ii)(A) organized under the laws of such state, (B) qualified to do business in such state, (C) federal savings and loan associations or national banks having principal offices in such state, (D) not doing business in such state, (E) not required to qualify to do business in such state, or (F) licensed to originate the Additional Residential Mortgage Loans covered under this Agreement in such state.

     (j) Each of the documents in the loan file related to each Additional Residential Mortgage Loan is genuine, true, correct and complete and has not been altered or modified in any way except as noted in the loan file and each is duly executed and in due and proper form.

     (k) The promissory note related to such Additional Residential Mortgage Loan and the mortgage related to such Additional Residential Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof and each party assuming liability therefor, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and except that the equitable remedy of specific performance and other equitable remedies are subject to the discretion of the courts. All parties to the promissory note related to such Additional Residential Mortgage Loan and the mortgage related to such Additional Residential Mortgage Loan had legal capacity to execute the promissory note related to such Additional Residential Mortgage Loan and the mortgage related to such Additional Residential Mortgage Loan and convey the estate therein purported to be conveyed, and the promissory note related to such Additional Residential Mortgage Loan and the mortgage related to such Additional Residential Mortgage Loan have been duly and properly executed by such parties or pursuant to a valid power-of-attorney that has been recorded with the mortgage related to such Additional Residential Mortgage Loan. The mortgagor of each Additional Residential Mortgage Loan is a natural person who is a party to the promissory note related to such Additional Residential Mortgage Loan and the mortgage related to such Additional Residential Mortgage Loan in an individual capacity or in the capacity of a trustee. The promissory note related to each Additional Residential Mortgage Loan delivered to Purchaser is the original promissory note related to such Additional Residential Mortgage Loan and is the only promissory note related to such Additional Residential Mortgage Loan evidencing the Additional Residential Mortgage Loan that has been manually signed by the mortgagor.

     (l) The transfer of the promissory note related to such Additional Residential Mortgage Loan and the mortgage related to such Additional Residential Mortgage Loan as and in the manner contemplated by this Agreement is sufficient fully to transfer to Purchaser all right, title and interest of a Seller thereto as note holder and mortgagee subject to bankruptcy, insolvency, moratorium, reorganization and similar laws relating to or limiting the enforcement of creditors' rights generally.

     (m) At origination of each Additional Residential Mortgage Loan, any and all requirements of any federal, state, or local law including, without limitation, proper licensing of the originator, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, or disclosure laws applicable to such Additional Residential Mortgage Loan had been complied with. The consummation of the transactions contemplated by this Agreement will not cause the violation of any such laws.

     (n) The proceeds of each Additional Residential Mortgage Loan have been fully disbursed, there is no requirement for, and a Seller shall not make any, future advances thereunder. Any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds for each Additional Residential Mortgage Loan have been complied with.
All costs, fees and expenses incurred in making, or closing or recording such Additional Residential Mortgage Loan have been paid.

     (o) Each Additional Residential Mortgage Loan is covered by an ALTA mortgage title insurance policy or such other generally used and acceptable form of policy, or insurance acceptable to Federal National Mortgage Association or Federal Home Loan Mortgage Association issued by and the valid and binding obligation of a title insurer acceptable to the Federal National Mortgage Association or the Federal Home Loan Mortgage Association and qualified to do business in the jurisdiction where the mortgaged property related to such Additional Residential Mortgage Loan is located, insuring a Seller, and its successors and assigns, as to the first priority lien of the mortgage related to such Additional Residential Mortgage Loan in the original principal amount of such Additional Residential Mortgage Loan, and such mortgage title insurance policy is in full force and effect. No claim has been made under such lender's title insurance policy, and no prior holder of the mortgage related to such Additional Residential Mortgage Loan, including a Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy. Additionally, such lender's title insurance policy affirmatively insures ingress and egress if the mortgaged property related to such Additional Residential Mortgage Loan is not bound by a public thoroughfare, and against encroachment by or upon the mortgaged property related to such Additional Residential Mortgage Loan or any interest therein.

     (p) All improvements upon the mortgaged property related to such Additional Residential Mortgage Loan are insured against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the mortgaged property related to such Additional Residential Mortgage Loan is located, pursuant to insurance policies conforming to the requirements of Subsection 5.17 (o) by an insurer acceptable to Federal National Mortgage Association or the Federal Home Loan Mortgage Association. If the mortgaged property related to such Additional Residential Mortgage Loan is located in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), such mortgaged property related to such Additional Residential Mortgage Loan is covered by flood insurance. Each individual insurance policy has been validly issued and is in full force and effect. A Seller has caused to be performed any and all acts required to preserve the rights and interests of Purchaser in all insurance policies required by this Agreement, including, without limitation, notification of insurers, and assignment of policies or interests therein. Each individual insurance policy contains a standard mortgagee clause naming a Seller, and its successors and assigns, as mortgagee and loss payee. All premiums thereon have been paid. The mortgage related to each Additional Residential Mortgage Loan obligates the mortgagor to maintain all such insurance at the mortgagor's cost and expense, and upon the mortgagor's failure to do so, authorizes Purchaser of the mortgage related to such Additional Residential Mortgage Loan to obtain and maintain such insurance at such mortgagor's cost and expense and to seek reimbursement therefor from the mortgagor, and a Seller has not acted or failed to act so as to impair the coverage of any such insurance policy or the validity, binding effect and enforceability thereof.

     (q) There is no valid offset, defense, counterclaim or right of rescission as to any promissory note related to such Additional Residential Mortgage Loan or mortgage related to such Additional Residential Mortgage Loan, including the obligation of the mortgagor to pay the unpaid principal of or interest on such promissory note related to such Additional Residential Mortgage Loan.

     (r) Each Additional Residential Mortgage Loan was originated by a Seller or its affiliate mortgage company, or by a savings and loan association, savings bank, commercial bank, credit union, mortgage banking company or mortgage broker, or similar institution that is supervised and examined by a federal or state authority; or by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act or a mortgage banker or broker; each of the aforementioned entities was at the time of origination duly licensed and in compliance with all applicable laws of the state in which the mortgaged property is located and where the Additional Residential Mortgage Loan was originated as the originator of the Additional Residential Mortgage Loan. Such Additional Residential Mortgage Loan has not been sold by a Seller to any Person other than Purchaser.

     (s) Principal payments on such Additional Residential Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with such Additional Residential Mortgage Loan. The promissory note related to such Additional Residential Mortgage Loan requires a monthly payment which is sufficient to fully amortize the original principal balance over the remaining term thereof and to pay interest thereon.

     (t) Such Additional Residential Mortgage Loan is a conventional residential mortgage loan having an original term to maturity of not more than thirty years, with interest payable in arrears on the first day of each month.

     (u) The promissory note related to such Additional Residential Mortgage Loan is not and has not been secured by any collateral, pledged account, or other security except the lien of the mortgage related to such Additional Residential Mortgage Loan.

     (v) The mortgage related to such Additional Residential Mortgage Loan contains customary and enforceable provisions which render the rights and remedies of Purchaser thereof adequate for the realization against the mortgaged property related to such Additional Residential Mortgage Loan of the benefits of the security, including (i) in the case of a mortgage related to such Additional Residential Mortgage Loan designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead, dower, curtsey, or other exemption or right available to the mortgagor of such Additional Residential Mortgage Loan or any other person which would interfere with the right to sell the mortgaged property related to such Additional Residential Mortgage Loan at a trustee's sale or the right to foreclose the mortgage related to such Additional Residential Mortgage Loan. The mortgage related to such Additional Residential Mortgage Loan contains customary and enforceable provisions for the acceleration of the payment of the unpaid principal balance of such Additional Residential Mortgage Loan in the event all or any part of the related mortgaged property related to such Additional Residential Mortgage Loan is sold or otherwise transferred without the prior consent of Purchaser thereunder.

     (w) If the mortgage related to such Additional Residential Mortgage Loan constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such mortgage related to such Additional Residential Mortgage Loan, and no fees or expenses are or will become payable by Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the mortgagor of such Additional Residential Mortgage Loan.

     (x) The mortgaged property related to such Additional Residential Mortgage Loan consists of a single parcel of real property separately assessed for tax purposes, upon which is erected a detached or an attached one-family residence, or an individual condominium unit, or an individual unit in a planned unit development. Such residence, dwelling, or unit is not (i) a unit in a cooperative apartment, (ii) a property constituting part of a syndication, (iii) a time share unit, (iv) a property held in trust, (v) a property the mortgagor's ownership interest in which consists of a leasehold estate, provided that the mortgagor's ownership interest may include a ground lease if the mortgaged property related to such Additional Residential Mortgage Loan is in a location where ground leases are common and such ground lease does not impair the value of the mortgaged property related to such Additional Residential Mortgage Loan or the lien of the mortgage related to such Additional Residential Mortgage Loan, (vi) a mobile home or (vii) a recreational vehicle.

     (y) Such Additional Residential Mortgage Loan was underwritten generally in accordance with the underwriting guidelines of Federal National Mortgage Association or Federal Home Loan Mortgage Association except for Additional Residential Mortgage Loan size in effect at the time such Additional Residential Mortgage Loan was originated.

     (z) There exist no deficiencies in excess of Five Hundred Dollars ($500) with respect to escrow deposits and payments related to such Additional Residential Mortgage Loan, if such are required, for which customary arrangements for repayment thereof have not been made or which a Seller expects not to be cured, and no escrow deposits or payments of other charges or payments due a Seller have been capitalized under the mortgage related to such Additional Residential Mortgage Loan or the promissory note related to such Additional Residential Mortgage Loan.

     (aa) Such Additional Residential Mortgage Loan does not have a shared appreciation feature or other contingent interest feature.

     (bb) The origination, servicing and collection practices, if any, used by a Seller with respect to such Additional Residential Mortgage Loan have been in all material respects legal, proper, prudent and customary in the mortgage origination and servicing business.
(cc) The mortgagor has received all disclosure materials, if any, required by applicable law in connection with the origination of the Additional Residential Mortgage Loan.

     (dd) The information set forth on Schedule 1.1(ss) is true and correct in all material respects.

     (ee) The mortgage file contains an appraisal of the related mortgaged property on forms and riders, signed prior to the approval of the Additional Residential Mortgage Loan application by an appraiser who had no interest, direct or indirect, in the mortgaged property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Additional Residential Mortgage Loan and who met the minimum qualifications of Federal Home Loan Mortgage Association and Federal Home Loan Mortgage Corporation for appraisers.

     (ff) If the Additional Residential Mortgage Loan has a loan-to-value ratio in excess of eighty-percent (80%), such Additional Residential Mortgage Loan is and will be subject to a primary mortgage insurance policy issued by an insurer whose claims paying ability was satisfactory to FNMA or FHLMC, who is licensed to do business in the state in which the related mortgaged property is located, which insures the insured and its successors and assigns and provides coverage until the unpaid principal balance of such Additional Residential Mortgage Loan is reduced below eight-percent (80%) of the appraised value. All provisions of such primary mortgage insurance policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any mortgage subject to any such primary mortgage insurance policy obligates the mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith.
Section 5.18. Limitations on and Disclaimer of Representations and Warranties and Purchaser's Release in Connection Therewith Except as otherwise expressly set forth in this Agreement:

     (a) Neither Sellers nor Fleet make any representations or warranties, express or implied, as to the physical condition of the Fixed Assets or the Precious Metals, except that Sellers and Fleet represent and warrant that the fineness of the Precious Metals included in the Purchased Assets which are in the possession of the Sellers shall be not less than the fineness set forth in its respective definition set forth in Article I hereof.

     (b) Neither Sellers nor Fleet make any representations or warranty, express or implied, of any type or nature with respect to the physical condition of the Facilities or Real Property which are being sold "AS IS, "WHERE IS" without recourse and with all faults, without any obligation on the part of the Sellers. Except as otherwise expressly set forth in this Agreement, by closing this transaction, Purchaser hereby releases and agrees to hold harmless Sellers and Fleet and waives any claims which Purchaser may now or hereafter have against Sellers or Fleet relating to the physical condition of the Facilities or the Real Property from and after the Closing, including without limitation with respect to claims under Environmental Laws or with respect to the presence of Hazardous Materials or with respect to claims under the ADA.

     (c) Neither Sellers nor Fleet make any representations or warranties to Purchaser as to whether, or the length of time during which, any accounts relating to Deposit Liabilities will be maintained by the owners of such Deposit Liabilities at the Branches after the assumption thereof by Purchaser.

     (d) Except as specifically provided for in this Agreement, Sellers and Fleet disclaim and make no representations or warranties whatsoever with respect to the Business, Purchased Assets or Assumed Liabilities, express or implied, including, without limitation, any representations or warranties with respect to merchantability, fitness, title, enforceability, collectibility, documentation or freedom from Liens (in whole or in part) and disclaim any liability and responsibility for any negligent representation, warranty, statement or information otherwise made or communicated, by oversight or information otherwise made or communicated (orally or in writing), to Purchaser in connection with the transactions contemplated hereby (including without limitation, any opinion, information, projection, statement or advice contained in the Offering Memorandum or which may have been provided to Purchaser by any employee, officer, agent, stockholder or other representative of Sellers, Fleet or their Affiliates in connection with the transactions contemplated hereby).

                         ARTICLE VI

   REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SOVEREIGN

Purchaser and Sovereign represent and warrant to Sellers as follows:

Section 6.1. Organization. Purchaser is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States and is a "qualified thrift lender", as defined in 12 U.S.C. Section 1467a. Sovereign is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

Section 6.2. Authority. Each of Purchaser and Sovereign has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of each of Purchaser and Sovereign, and this Agreement constitutes a valid and binding obligation of each of Purchaser and Sovereign, enforceable against each of Purchaser and Sovereign in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

Section 6.3. Non-Contravention. The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Purchaser do not and, subject to the receipt of all Regulatory Approvals, the consummation of the transactions contemplated by this Agreement, will not constitute (a) a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Purchaser or Sovereign or to which either is subject, which breach, violation or default would prevent or materially delay Purchaser or Sovereign from being able to perform their respective obligations under this Agreement in all material respects, or (b) a breach or violation of or a default under the charter or bylaws of Purchaser or Sovereign or any material contract or other instrument to which either of them is a party or by which either of them is bound which breach, violation or default would prevent Purchaser or Sovereign from performing its obligations under this Agreement in all material respects.

Section 6.4. Legal Proceedings. There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to the knowledge of Purchaser or Sovereign threatened against or affecting Purchaser or Sovereign which could prevent or materially delay Purchaser or Sovereign from performing its obligations under this Agreement in all material respects.

Section 6.5.  Consents and Other Regulatory Matters.

     (a) The execution, delivery and performance of this Agreement and the other agreements to be entered into in connection herewith by Purchaser and Sovereign do not and will not require any consent, approval, authorization or other order of, action by, filing or registration with or notification to (i) any governmental authority except as set forth on Schedule 6.5(a) hereto ("Purchaser Regulatory Approvals") or (ii) any other party.

     (b) There are no pending, or to the knowledge of Purchaser, threatened disputes or controversies between Purchaser or Sovereign and any federal, state or local governmental authority, including without limitation with respect to capital requirements or year 2000 readiness that (i) would reasonably be expected to prevent or materially delay Purchaser or Sovereign from being able to perform its obligations under this Agreement or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby. Neither Purchaser nor Sovereign has received any indication from any federal, state or other governmental authority that such governmental authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby. Purchaser can satisfy all capital and other regulatory requirements necessary to obtain all Purchaser Regulatory Approvals.

     (c) The deposits of Purchaser are insured by the FDIC in accordance with the FDIA, and Purchaser has paid all premiums and assessments when due and has filed all reports required to be filed by it by the FDIC.

     (d) As of the date of this Agreement, without giving effect to the transactions contemplated hereby (and following the transactions contemplated hereby), Purchaser: (i) is (or will be following consummation of the transactions contemplated hereby) at least "adequately capitalized", as defined in the FDIA; and
(ii) meets (or will meet following consummation of the transactions contemplated hereby) all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including without limitation, any such higher requirement, standard or ratio as applies to institutions engaging in the acquisition of insured institution deposits, assets or branches, and assuming consummation of the transactions contemplated hereby, no such regulator is likely to, or has indicated that it will, condition any of the Purchaser Regulatory Approvals upon an increase in Purchaser's or Sovereign's capital or compliance with any capital requirement, standard or ratio in excess of the Minimum Capital Requirements.

     (e) To the knowledge of Purchaser, it will not be required to divest any of the Purchased Assets or Assumed
Liabilities or any other asset or liability as a condition to the receipt of any of the Purchaser Regulatory Approvals.

     (f) Purchaser was rated "Satisfactory" or "Outstanding" following its most recent CRA examination by the regulatory agency responsible for its supervision. Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

Section 6.6.  WARN Act.  Purchaser is not planning or
contemplating, and has not made or taken, any decisions or actions concerning the Transferred Employees that would require the service of notice under the WARN Act.

Section 6.7. Capital Transactions. (a) Sovereign and Purchaser each have sufficient capital to support the acquisition of the Business in accordance with the terms of this Agreement and to perform their respective other obligations hereunder and under any of the other documents executed in connection herewith. Purchaser's obligation to purchase the Purchased Assets and to assume the Assumed Liabilities and Sovereign's and Purchaser's obligations to perform their respective other obligations hereunder is not conditioned on raising any equity capital, issuing any debt, obtaining specific financing thereof, obtaining the consent of any lender or any other matter.

     (b) For purposes of this Section 6.7, amounts deposited in escrow pursuant to the Escrow Agreement shall be deemed to be capital if the release of funds from escrow is subject only to the condition that the parties hereto consummate the Third Closing on or prior to July 31, 2000 in conformity in all material respects with the terms and with satisfaction of all material conditions of this Agreement in effect as of the date of execution hereof without giving effect to any amendment, waiver or other modification to any material term or condition; provided, however, that notwithstanding the fact that any such funds may be held in escrow, Fleet in its sole and absolute discretion may determine that Purchaser and Sovereign do not have such sufficient capital in which event Purchaser and Sovereign shall be deemed to have materially breached their representations and warranties under this Section.

     (c) Sovereign has delivered to Fleet a true and complete copy of all agreements, instruments or other documents, including without limitation the Commitment Letter, evidencing any of the Capital Transactions, which agreements, instruments or other documents remain in full force and effect and have not been amended, modified or supplemented in any way.

     (d)     To the extent any proceeds of the Capital
Transaction have been provided or advanced to Sovereign or any of its Affiliates, such proceeds have been invested by Sovereign in the common equity of Purchaser.

Section 6.8. No Broker. Other than Salomon Smith Barney, Inc., Lehman Commercial Paper, Inc. and Lehman Brothers, Inc. (whose fees and expenses will be paid solely by Sovereign), no broker or finder, or any other party or agent performing similar functions, has been retained by Purchaser or its Affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by Purchaser or its Affiliates in connection with the transactions contemplated hereby and no brokerage fee or other commission has been agreed to be paid by Purchaser or its Affiliates on account of such transactions.

                        ARTICLE VII

                    COVENANTS OF SELLERS

Sellers covenant and agree with Purchaser as follows:

Section 7.1. Conduct of the Business. (a) From September 3, 1999 through the Third Closing Date, each Seller shall (i) conduct its business relating to the Purchased Assets and Assumed Liabilities in the usual, regular and ordinary course consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its relationships generally with its Business Employees and Customers, and (iii) take no action which would adversely affect or delay the ability of any party hereto to obtain the Purchaser Regulatory Approvals or the Seller Regulatory Approvals or to perform its covenants and agreements under this Agreement; provided, however that Sellers shall be under no obligation to advertise or promote new or substantially new customer services in the principal market area of, or for the benefit of, the Business.

     (b)     Without limitation of the foregoing, from September
3, 1999 through the Third Closing Date no Seller shall:

          (i) Sell, lease or transfer, or agree to sell, lease or transfer any Purchased Assets except for Purchased
Assets sold, leased or transferred in the ordinary course of business;

          (ii) Solicit, encourage or induce a Customer to transfer, before (A) the First Closing Date, with respect to Customers whose Loans and/or Deposit Liabilities are being transferred at the First Closing, (B) the Second Closing Date, with respect to Customers whose Loans and/or Deposit Liabilities are being transferred at the Second Closing or (C) the Third Closing Date, with respect to Customers whose Loans and/or Deposit Liabilities are being transferred at the Third Closing, such Customer's business to a branch other than a Branch or otherwise to transfer such Customer's business such that it will not constitute part of the Business;

          (iii) Make or grant (A) any increase in the compensation payable or to become payable greater than four percent (4%) of base salary, to any Business Employee or Additional Employee, or (B) except in accordance with Sellers' normal compensation practices, any increase in any contribution or payment under any of the Sellers' employee benefit plans or arrangements, except in either case in the ordinary course of business;

          (iv) With respect to the Loans, other than in the usual, regular and ordinary course consistent with past practice, amend the terms of any Loan to reduce the interest rate applicable to such Loan to a rate that is below the market rate of interest for similar loans with the same credit rating that are originated by such Seller for its own portfolio at the time of such amendment, if such amendment would, in the aggregate, result in a change in the characteristics of such portfolio of Loans that would have a material adverse effect on the Loan Value of the Loans, taken as a whole; or

          (v) With respect to the Deposit Liabilities other than in the usual, regular and ordinary course consistent with past practice, (A) solicit, encourage or induce a depositor to transfer any Deposit Liability to a branch other than a Branch, or (B) offer deposit accounts at a Branch at interest rates or on other terms which are different than those offered by such Seller at any branch other than a Branch if such actions described in subsections (A) and (B), would, in the aggregate, have a Material Adverse Effect.

Section 7.2. Purchaser Regulatory Approvals. Sellers shall use their commercially reasonable efforts to assist Purchaser in obtaining the Purchaser Regulatory Approvals. Sellers shall provide Purchaser or the appropriate governmental authorities with all information reasonably required to be submitted by Sellers in connection with the Purchaser Regulatory Approvals.

Section 7.3.  Branch and ATM Consents; Other Facilities Consents.

     (a) Sellers shall use their commercially reasonable efforts (which shall not require any Seller or its Affiliates to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to cause every landlord of a Branch Lease or ATM Lease Agreement, the consent of which is required under the terms of the applicable Branch Lease or ATM Lease Agreement to the assignment of such Branch Lease or ATM Lease Agreement to Purchaser, to execute in favor of Purchaser a Landlord Consent.

     (b) If, despite Sellers' commercially reasonable efforts, a Landlord Consent to assignment of a Branch Lease or ATM Lease Agreement cannot be obtained, or cannot be obtained without the payment of an assignment fee or similar lump sum or rent increase, Sellers shall, if permitted without the consent of the Landlord under the Branch Lease or ATM Lease Agreement, sublease the Branch or ATM location to Purchaser pursuant to a sublease agreement which shall be for the remainder of the existing term of the Branch Lease or ATM Lease Agreement, as applicable, and which shall provide for Purchaser to perform all of the obligations of Sellers under such Branch Lease or ATM Lease Agreement and which otherwise shall contain mutually agreeable terms (a "Sublease Agreement").

     (c) If Sellers shall be unable to deliver (i) a Landlord Consent with respect to a Branch Lease or ATM Lease Agreement or
(ii) a Sublease Agreement, Sellers shall (i) notify Purchaser no later than five (5) Business Days prior to the Closing Date on which such Branch or ATM location is to be transferred to Purchaser and (ii) make available to Purchaser space at such Branch or ATM location necessary for the operations of the applicable Branch or ATM pursuant to a Use and Occupancy Agreement substantially in the form of Exhibit O hereto, which agreement Purchaser and the applicable Sellers shall execute at the applicable Closing. Notwithstanding anything to the contrary contained in this Agreement, a Seller's failure to deliver a Landlord Consent from a landlord under a Branch Lease or ATM Lease Agreement, after using reasonable efforts to obtain the same, or a Sublease Agreement, shall not entitle Purchaser to terminate this Agreement and Purchaser shall remain obligated to perform all of its obligations hereunder with respect to the applicable Branch or ATM, including without limitation the assumption of the Deposit Liabilities relating thereto and the payment of the full Purchase Price without any reduction or adjustment, but excluding only its obligation to assume such Branch Lease or ATM Lease Agreement. If (i) a Seller shall be unable to deliver a Landlord Consent or a Sublease Agreement with respect to a Branch Lease or ATM Lease Agreement, (ii) such Seller shall have exhausted all of its legal remedies in an effort to obtain for Purchaser such consent or sublease arrangement, and (iii) as a result of Seller's failure to deliver a Landlord Consent or a Sublease Agreement, Purchaser shall not be permitted to occupy such Branch or ATM location pursuant to the Use and Occupancy Agreement for the remainder of the term under such Branch Lease or ATM Lease Agreement as in effect as of the applicable Closing Date, then such Seller shall (x) use its commercially reasonable efforts to assist Purchaser in obtaining comparable space reasonably satisfactory to Purchaser in reasonable proximity to such Branch location and (y) shall indemnify and hold harmless Purchaser and Sovereign against any cost and expense (including reasonable attorneys' fees) relating to any claim, proceeding or action commenced by the applicable landlord, which indemnification shall not be subject to any limitation on liability set forth in Section 14.6 hereof.

     (d) Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset, contract, Deposit Liability or other Assumed Liability, or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of any Seller thereunder or be contrary to applicable law. If any such consent or approval is not obtained, Sellers will use their commercially reasonable efforts (which shall not require any Seller or its Affiliates to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to secure an arrangement reasonably satisfactory to Purchaser insuring that Purchaser will receive the benefits under the agreement for which such consent is being sought following its assignment and assumption by Purchaser; provided, however, that Sellers shall have no obligation to obtain such consent or approval or to provide such an alternative arrangement other than the undertaking to use commercially reasonable efforts to obtain the same as set forth in this Section 7.3 and Purchaser shall remain obligated to close the transactions contemplated herein, subject to the other provisions hereof, and shall have no remedy for Sellers' failure to obtain any such consent or approval or to provide any such alternative arrangement.

Section 7.4. Nonsolicitation. (a) For a period of two (2) years following the First Closing Date, no Seller and no Affiliate of any Seller shall use any list of Customers as a means to offer the same or similar products and services of the Business as was provided to such Customer by the Business immediately prior to the First Closing Date to any Customer whose Loan or Deposit Liability was transferred to Purchaser at the First Closing. Notwithstanding the foregoing sentence, Sellers and their respective Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns, programs or other efforts not primarily directed to or targeted at such Customers, including without limitation such campaigns, programs or efforts in connection with lending, deposit, safe deposit, trust or other financial services relationships with the public (including the Customers generally), (ii) engage in other lending, deposit, safe deposit, trust or other financial services relationships, (iii) respond to unsolicited inquiries, and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

     (b) For a period of two (2) years following the Second Closing Date, no Seller and no Affiliate of any Seller shall use any list of Customers as a means to offer the same or similar products and services of the Business as was provided to such Customer by the Business immediately prior to the Second Closing Date to any Customer whose Loan or Deposit Liability was transferred to Purchaser at the Second Closing. Notwithstanding the foregoing sentence, Sellers and their respective Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns, programs or other efforts not primarily directed to or targeted at such Customers, including without limitation such campaigns, programs or efforts in connection with lending, deposit, safe deposit, trust or other financial services relationships with the public (including the Customers generally), (ii) engage in other lending, deposit, safe deposit, trust or other financial services relationships, (iii) respond to unsolicited inquiries, and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

     (c) For a period of two (2) years following the Third Closing Date, no Seller and no Affiliate of any Seller shall use any list of Customers as a means to offer the same or similar products and services of the Business as was provided to such Customer by the Business immediately prior to the Third Closing Date to any Customer whose Loan or Deposit Liability was transferred to Purchaser at the Third Closing. Notwithstanding the foregoing sentence, Sellers and their respective Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns, programs or other efforts not primarily directed to or targeted at such Customers, including without limitation such campaigns, programs or efforts in connection with lending, deposit, safe deposit, trust or other financial services relationships with the public (including the Customers generally), (ii) engage in other lending, deposit, safe deposit, trust or other financial services relationships, (iii) respond to unsolicited inquiries, and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

Section 7.5. Nonsolicitation of Purchaser's Employees. (a) In consideration of the consummation of the transactions contemplated hereby, each Seller agrees that, for a period of two
(2) years following the First Closing Date, it shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Purchaser or otherwise interfere with Purchaser's employment relationship with any Person who becomes a Transferred Employee as of the First Closing Date; provided, however, that this Section 7.5(a) shall not apply (i) if any such employee has been terminated by Purchaser or any of its Affiliates for any reason or (ii) if such employee is hired by a Seller or any of its Affiliates as a result of a general solicitation for employment in newspaper advertisements or other periodicals of general circulation not specifically targeted to employees of Purchaser.

     (b) In consideration of the consummation of the transactions contemplated hereby, each Seller agrees that, for a period of two (2) years following the Second Closing Date, it shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Purchaser or otherwise interfere with Purchaser's employment relationship with any Person who becomes a Transferred Employee as of the Second Closing Date; provided, however, that this Section 7.5(b) shall not apply (i) if any such employee has been terminated by Purchaser or any of its Affiliates for any reason or (ii) if such employee is hired by a Seller or any of its Affiliates as a result of a general solicitation for employment in newspaper advertisements or other periodicals of general circulation not specifically targeted to employees of Purchaser.

     (c) In consideration of the consummation of the transactions contemplated hereby, each Seller agrees that, for a period of two (2) years following the Third Closing Date, it shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Purchaser or otherwise interfere with Purchaser's employment relationship with any Person who becomes a Transferred Employee as of the Third Closing Date; provided, however, that this Section 7.5(c) shall not apply (i) if any such employee has been terminated by Purchaser or any of its Affiliates for any reason or (ii) if such employee is hired by a Seller or any of its Affiliates as a result of a general solicitation for employment in newspaper advertisements or other periodicals of general circulation not specifically targeted to employees of Purchaser.

     (d) For a period beginning on the First Closing Date and ending on the second (2nd) anniversary of the Third Closing Date, Sellers shall notify Purchaser in writing, within thirty (30) days of the date of hire, of any Seller's hiring of any then current employee of Purchaser or its Affiliates.

Section 7.6. Additional Employees. Sellers shall use commercially reasonable efforts to designate employees of Sellers to be interviewed by Purchaser for purposes of satisfying its obligation to offer employment to the specified number of Additional Employees pursuant to the Hiring Commitment and
Section 8.6, whose functional descriptions shall conform to those previously provided by Purchaser to Sellers.

Section 7.7. Regulatory Approvals and Standards. Sellers filed within sixty (60) days after the execution of the Original Agreement all necessary applications of Sellers to obtain the Seller Regulatory Approvals. Sellers shall supply to Purchaser, at least five (5) Business Days prior to filing, copies of all proposed regulatory applications and filings (other than the confidential portions thereof) and will use commercially reasonable efforts to reflect any material comments of Purchaser in such filings. As of each Closing Date, Sellers will satisfy any and all of the standards and requirements reasonably within their control imposed as a condition to obtaining or necessary to comply with the Seller Regulatory Approvals. Sellers shall pay any fees charged by any governmental authorities to which they must apply to obtain any of the Seller Regulatory Approvals. Sellers shall not take any action which would adversely affect or delay the ability of any other party hereto to obtain any Regulatory Approval or to perform its covenants and agreements under this Agreement. Sellers shall notify the Purchaser promptly (and in no event later than twenty-four (24) hours following notice) of any significant development with respect to any application or notice filed by Sellers with any governmental authority in connection with the transactions contemplated by this Agreement.

Section 7.8. No Shop. (a) Except during any period during which Fleet or any Seller are exercising their rights pursuant to
Section 7.8(b) hereof and except as otherwise agreed to by the parties hereto in writing, neither Fleet nor any Seller nor any of their Affiliates shall authorize or permit any of their directors, officers, employees or agents, to directly or indirectly respond to, solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, the sale or disposition of all or any portion of the Purchased Assets, the Assumed Liabilities or the Business.

     (b) In the event of (i) a breach by Purchaser or Sovereign of any of the representations and warranties contained in Section
6.7 of this Agreement, (ii) the failure of Purchaser to obtain on or before February 28, 2000 the Purchaser Regulatory Approvals, or (iii) the failure of the First Closing to occur by March 24, 2000, the Second Closing to occur on June 16, 2000 or the Third Closing to occur on July 21, 2000 (unless such failure is solely as a result of Fleet's and Sellers' failure to satisfy the conditions precedent to Sovereign's and Purchaser's obligations pursuant to Section 12.2 and 12.4 hereof), notwithstanding anything to the contrary contained herein or in any other agreement, undertaking, instrument or other document to which any of the parties hereto is a party, Fleet and Sellers may solicit bids for and otherwise market all or any portion of the Purchased Assets, the Assumed Liabilities or the Business and negotiate and enter into agreements with respect to sale or other disposition thereof to any Person and shall have no obligations or liabilities to Purchaser or Sovereign with respect thereto or as a result of any such actions or such a sale or other disposition to any Person. If pursuant to the provisions of this Section 7.8(b) Fleet and Sellers enter into agreements with respect to the sale or other disposition of all of the Purchased Assets, the Assumed Liabilities or the Business, Fleet shall terminate this Agreement pursuant to the provisions of Section 16.3(e) of this Agreement.

                        ARTICLE VIII

            COVENANTS OF PURCHASER AND SOVEREIGN

     Purchaser and Sovereign covenant and agree with Sellers as follows:

Section 8.1.  Regulatory Approvals and Standards.

     (a) Purchaser will use its commercially reasonable efforts to obtain as expeditiously as possible the Purchaser Regulatory Approvals and SBA Consents. Purchaser filed by September 30, 1999 all necessary initial applications of Purchaser to obtain the Purchaser Regulatory Approvals and will obtain the Purchaser Regulatory Approvals on or before February 28, 2000. Purchaser filed within sixty (60) days after the execution of the Original Agreement all necessary applications of Purchaser to obtain the SBA Consents. Purchaser will supply to Sellers, at least five (5) Business Days prior to filing, copies of all proposed regulatory applications and filings (other than the confidential portions thereof) and will use reasonable efforts to reflect any material comments of Sellers in such filings. As of each Closing Date, Purchaser will satisfy any and all of the standards and requirements reasonably within its control imposed as a condition to obtaining or necessary to comply with the Purchaser Regulatory Approvals and the SBA Consents. Purchaser shall pay any fees charged by any governmental authorities to which it must apply to obtain any of the Purchaser Regulatory Approvals or the SBA Consents.
Purchaser shall take no action which would adversely affect or delay the ability of any other party hereto to obtain any Regulatory Approval or to perform its covenants and agreements under this Agreement. Purchaser shall notify Sellers promptly (and in no event later than twenty-four (24) hours following notice) of any significant development with respect to any application or notice Purchaser files with any governmental authority in connection with the transactions contemplated by this Agreement.

     (b) Purchaser shall use commercially reasonable efforts to assist Sellers in obtaining any Seller Regulatory Approvals. Purchaser shall provide Sellers or appropriate governmental authorities with all information reasonably required to be submitted by Purchaser in connection with the Seller Regulatory Approvals.

     (c) From September 3, 1999 through the Third Closing Date, Purchaser shall (i) remain at least "adequately capitalized", as defined in the FDIA, (ii) meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches and (iii) maintain its CRA ratings.

     (d) Purchaser hereby confirms that after the First Closing Date it is Purchaser's intention to conduct a banking business at the Branches, and therefore as of the date of this Agreement it is not expected that the transactions contemplated by this Agreement will result in the closing, consolidation or relocation of any of the Branches. Purchaser agrees that it shall be solely responsible for complying with any required branch closing or other notices to regulators and customers in the event Purchaser should at any time determine to close, consolidate or relocate any of the Branches or to close, consolidate or relocate any branch of Purchaser in connection with or relating to the transactions contemplated by this Agreement.

Section 8.2. Consents; Compliance with Law. Purchaser shall provide such financial and other information as shall be reasonably requested by landlords under the Branch Leases and ATM Lease Agreements and in connection with obtaining landlords' consents to the Eastern MA Lease Agreements and CT/RI Lease Agreements. Notwithstanding anything to the contrary contained herein, Purchaser agrees that the form of Landlord Consent with respect to a Branch Lease or an ATM Lease Agreement and in connection with the Eastern MA Lease Agreements and the CT/RI Lease Agreements, may be modified at the request of a landlord to incorporate any and all conditions, terms and agreements such landlord may require with respect to such landlord's required consent to the assignment of such Branch Lease or ATM Lease Agreement to Purchaser; provided that such conditions, terms and agreements do not constitute a material or monetary modification or alteration of the terms, covenants and conditions of such Branch Lease or ATM Lease Agreement or to the respective Seller's lease of those premises which will be subleased to Purchaser pursuant to the Eastern MA Lease Agreements and CT/RI Lease Agreements or otherwise impose any material burden on Sellers or Purchaser not otherwise contemplated by such Branch Lease or ATM Lease Agreement or by the Eastern MA Lease Agreements and CT/RI Lease Agreements.

Section 8.3. Solicitation of Accounts. Prior to the Third Closing Date, neither Purchaser nor any of its Affiliates shall solicit Customers (other than Customers whose Loan or Deposit Liability accounts were purchased or assumed by Purchaser at the First Closing or the Second Closing) through advertising specifically referencing or specifically targeted to such Customers for the purpose of (a) inducing such Customers to close Deposit Liability accounts and open deposit accounts directly with Purchaser or any of its Affiliates, or (b) causing the transfer of all or a portion of an existing Deposit Liability from any Seller. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not primarily directed to or targeted at such Customers, (ii) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of September 3, 1999 with such Customers through branch offices of Purchaser, (iii) respond to unsolicited inquiries by such Customers with respect to banking or other financial services offered by Purchaser and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

Section 8.4. Nonsolicitation of Sellers' Employees. (a) In consideration of, among other things, the willingness of Sellers to provide Purchaser with the opportunity to interview and hire the Business Related Employees, Purchaser and its Affiliates agree that, except in accordance with this Section 8.4, for a period beginning on the First Closing Date and ending on the second (2nd) anniversary of the Third Closing Date, they shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Sellers or otherwise interfere with Sellers' employment relationship with, any employee or officer of Sellers or any of their respective Affiliates who is not employed by Purchaser pursuant to Section 8.6; provided, however, that this
Section 8.4 shall not apply (i) if any such employee has been terminated by Sellers or any of their Affiliates for any reason,
(ii) if such employee is hired by Purchaser or any of its Affiliates as a result of a general solicitation for employment in newspaper advertisements or other periodicals of general circulation not specifically targeted to employees of Sellers, or
(iii) if Fleet indicates by written consent that it shall not apply to any employee.

(b) For a period of two (2) years beginning on the First Closing Date and ending on the second (2nd) anniversary of the Third Closing Date, Purchaser shall notify Sellers in writing, within
(30) days of the date of hire, of Purchaser's hiring of any then current employee of Sellers or their Affiliates.

Section 8.5.  Recording of Instruments of Assignment

     (a) No later than ten (10) Business Days following the First Closing, Purchaser shall record all deeds relating to the Real Property transferred to Purchaser at the First Closing. No later than ten (10) Business Days following the Second Closing, Purchaser shall record all deeds relating to the Real Property transferred to Purchaser at the Second Closing. No later than ten (10) Business Days following the Third Closing, Purchaser shall record all deeds relating to the Real Property transferred to Purchaser at the Third Closing.

     (b) No later than six (6) months following the First Closing, Purchaser shall have recorded all other instruments required, necessary or desirable to evidence the acquisition, assignment and assumption of the Purchased Assets and the Assumed Liabilities transferred to Purchaser at the First Closing, including, without limitation, all assignments of mortgage, financing statements, and security agreements relating to the Loans transferred to Purchaser at the First Closing.

     (c) No later than six (6) months following the Second Closing, Purchaser shall have recorded all other instruments required, necessary or desirable to evidence the acquisition, assignment and assumption of the Purchased Assets and the Assumed Liabilities transferred to Purchaser at the Second Closing, including, without limitation, all assignments of mortgage, financing statements, and security agreements relating to the Loans transferred to Purchaser at the Second Closing.

     (d) No later than six (6) months following the Third Closing, Purchaser shall have recorded all other instruments required, necessary or desirable to evidence the acquisition, assignment and assumption of the Purchased Assets and the Assumed Liabilities transferred to Purchaser at the Third Closing, including, without limitation, all assignments of mortgage, financing statements, and security agreements relating to the Loans transferred to Purchaser at the Third Closing.

Section 8.6.  Transferred Employees.  Purchaser covenants to
Sellers that it will do or cause the following to occur:

     (a) No later than the Final Approval Date, Purchaser shall offer employment beginning as of the First Closing Date to those Business Employees which Purchaser and Sellers shall mutually agree in good faith should be offered employment by Purchaser beginning immediately after the First Closing upon terms and conditions described in subsection (f) below and subject to the First Closing.

     (b) No later than the Final Approval Date, Purchaser shall offer employment beginning as of the Second Closing Date to all Business Employees which Purchaser and Sellers shall mutually agree in good faith should be offered employment by Purchaser beginning immediately after the Second Closing upon terms and conditions described in subsection (f) below and subject to the Second Closing.

     (c) No later than the Final Approval Date, Purchaser shall offer employment beginning as of the Third Closing Date to all Business Employees which Purchaser and Sellers shall mutually agree in good faith should be offered employment by Purchaser beginning immediately after the Third Closing upon terms and conditions described in subsection (f) below and no later than the Third Closing Date Purchaser shall offer employment beginning no later than the Third Closing Date to at least One Thousand Three Hundred Fifty Two (1352) Additional Employees, including all Auto Finance Employees and CAF Employees, upon terms and conditions described in subsection (f) below.

     (d) Purchaser may but shall not be obligated to offer employment to any Business Related Employee on the same terms as required hereunder for offers of employment to Business Employees; provided, however, that Purchaser must offer employment to such Business Related Employees no later than thirty (30) days following the date on which a list of such Business Related Employees is provided to Purchaser. The position offered to each Business Employee, each Additional Employee and each Business Related Employee must be a Comparable Job. Subject to the provisions of this Section 8.6, Transferred Employees will be subject to the employment terms, conditions and rules applicable to other employees of Purchaser. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Transferred Employee.

     (e) Effective as of the First Closing Date, Purchaser shall assume the Fleet Boston Divestiture Severance Plan and all obligations for all severance benefits payable pursuant to such plan (the "Assumed Severance Obligations") to any Business Employee, Auto Finance Employee and CAF Employee to whom Purchaser does not provide a Comparable Job in accordance with
Section 8.6 hereof; provided, however, that transitional assistance programs for which Purchaser shall be responsible under the Fleet Boston Divestiture Severance Plan shall be limited to outplacement services. For a period of one (1) year following (i) the First Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the First Closing Date, (ii) the Second Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the Second Closing Date and (iii) the Third Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the Third Closing Date, Purchaser shall provide severance benefits in accordance with the terms of the Fleet Boston Divestiture Severance Plan to any Transferred Employee who is terminated by Purchaser on or after (i) the First Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the First Closing Date, (ii) the Second Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the Second Closing Date and (iii) the Third Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the Third Closing Date, pursuant to the terms of the Fleet Boston Divestiture Severance Plan. Purchaser shall compute severance benefits by giving all Transferred Employees full credit for all years of service with Sellers, their Affiliates and predecessors. After the one (1) year periods provided for herein, Purchaser shall provide Transferred Employees with severance benefits in accordance with Purchaser's severance policy, if any, crediting Transferred Employees with years of service as provided under this Agreement.

     (f)     Each Business Employee, Additional Employee and
Business Related Employee shall be offered employment subject to the following terms and conditions:

          (i) Salary or base wages shall be equivalent to the base salary or base wage paid by the applicable Seller to such employee as of the close of business on (A) the First Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the First Closing Date, (B) the Second Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the Second Closing Date and (C) the Third Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the Third Closing Date, until such time that Purchaser's compensation policies would entitle such employee to an increased salary or base wage.

          (ii) Vacation benefits shall be equivalent to vacation benefits provided by the applicable Seller to such employee as of the close of business on (A) the First Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the First Closing Date, (B) the Second Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the Second Closing Date and (C) the Third Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the Third Closing Date, until December 31, 2000.
Any vacation balance to which such employee is entitled in the year of Closing shall carry over to Purchaser. As of January 1, 2001, Transferred Employees shall receive in the aggregate for vacation, sick and personal days the amount of paid time off to which they are entitled under Purchaser's policies as in effect then and from time to time thereafter.

          (iii)   Purchaser shall provide each Transferred
Employee with the following:

               (A) Each Transferred Employee will be eligible to participate in any qualified profit sharing plan/40l(k) plan or plans of Purchaser, based on each plan's eligibility criteria as of the close of business on (i) the First Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the First Closing Date, (ii) the Second Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the Second Closing Date and (iii) the Third Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the Third Closing Date. Purchaser shall credit each Transferred Employee with the period of years of service with a Seller, its Affiliates and predecessors in determining eligibility to participate, vesting and level of matching contributions in such plan or plans.

               (B) Each Transferred Employee will be eligible to participate in the Purchaser's qualified employee stock ownership plan, based on such plan's eligibility criteria as of the close of business on the First Closing Date. Purchaser shall credit each Transferred Employee with the period of years of service with a Seller, its Affiliates and predecessors in determining eligibility to participate, vesting, benefit accrual and eligibility to receive benefits in Purchaser's pension plan(s); provided, however, that (i) such crediting of service shall not operate to duplicate any benefit or the funding of any benefit for any period of service and (ii) such Transferred Employee shall become eligible to participate in Purchaser's employee stock ownership plan on January 1, 2001 if he or she is employed by Purchaser or one of its Affiliates as of such date.

               (C) Each Transferred Employee will receive credit for years of service with a Seller, its Affiliates and predecessors for purposes of calculation of benefits and waiting period eligibility (except as provided in subparagraph (iii)(B) above) in Purchaser's other miscellaneous benefits programs, including but not limited to, vacation, severance, leaves of absence, education assistance, sick leave, short and long-term disability plans and other similar benefits.

               (D)     (i) On the First Closing Date, with
respect to Transferred Employees whose hire date with Purchaser is the First Closing Date, (ii) the Second Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the Second Closing Date and (iii) the Third Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the Third Closing Date, each Transferred Employee will become immediately eligible to participate in Purchaser's health and welfare plans, including but not limited to, dental, life insurance and short and long-term disability plans, as such plans may exist, on the same basis as other similarly-situated employees of Purchaser. Purchaser shall waive any pre-existing condition limitations with respect to such Transferred Employee and his or her dependents. Purchaser shall cause each such Transferred Employee to be eligible as of (i) the First Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the First Closing Date, (ii) the Second Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the Second Closing Date and (iii) the Third Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the Third Closing Date, for at least the amount of insurance coverage that he or she maintained under the applicable Seller's plans, without requiring such Transferred Employee to provide any evidence of insurability, except to the extent that the amount of such Transferred Employee's insurance coverage exceeds $680,000.

               (E) Upon conclusion of his or her short term disability or temporary leave of absence, subject to the terms and conditions of Purchaser's plans and policies and applicable law, each Transferred Employee on such leave as of (i) the First Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the First Closing Date, (ii) the Second Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the Second Closing Date and (iii) the Third Closing Date, with respect to Transferred Employees whose hire date with Purchaser is the Third Closing Date shall receive the greater of the salary and vacation benefits in effect (y) when he or she went on leave or (z) upon the conclusion of such leave to the extent that such Transferred Employee is entitled to any pay increase or vacation entitlement during such leave of absence pursuant to the applicable Seller's leave of absence policies, shall otherwise be treated as a Transferred Employee and shall be offered by Purchaser the same or a substantially equivalent position to his or her position with Sellers prior to the leave.

               (F) To the extent that Purchaser provides any Transferred Employee with benefit or other plans and such plans accept cash roll-overs, Purchaser shall allow such Transferred Employee to roll over into such plans any cash distributions or contributions received from Sellers or their respective plans, including any outstanding loan balances from a Seller's qualified or thrift retirement plan.

     (g)     No later than one (1) year following the Third
Closing Date Purchaser shall pay the Stay Bonus Payments.

     (h) Purchaser shall be responsible for all obligations (including obligations to provide notices) or liabilities, if any, which may arise in connection with any Transferred Employee under the WARN Act. Purchaser shall indemnify and hold Sellers harmless for any WARN Act obligations or liabilities of Sellers that are triggered by any mass layoff, plant closing or other employment action by Purchaser between the First Closing Date and ninety (90) days following the Third Closing Date.

Section 8.7. Interviews. Purchaser shall be solely responsible for any acts or omissions which are wrongful, illegal or in contravention of this Agreement made by it in connection with interviewing or hiring the Business Employees, Additional Employees and Business Related Employees. Purchaser shall reimburse the Business Employees, Additional Employees and Business Related Employees (if applicable) for transportation costs to and from the location where Purchaser shall interview such employees.

Section 8.8.  Additional Requirements.

     (a) In the event Sellers terminate the Agreement pursuant to Section 16.3(b) by reason of the fact that Purchaser has been denied the Purchaser Regulatory Approval by Final order or pursuant to Sections 16.3 (c), (d), (e), (f) or (g) of this Agreement, Purchaser shall pay to Sellers as liquidated damages an amount equal to Two Hundred Million Dollars ($200,000,000). Such liquidated damages shall be paid through the Earnest Money Deposit.

     (b) Purchaser and Sovereign hereby agree that in the event that Fleet and Sellers exercise their rights under Section 7.8(b), neither Purchaser nor Sovereign will take any action whatsoever to impede, adversely affect or otherwise interfere with Fleet's and Sellers' exercise of their rights under Section 7.8(b), including, without limitation, the filing of any type of court action (whether at law or in equity and whether on a federal or state level) to prohibit the exercise of such rights. Purchaser and Sovereign also agree that in the event that Fleet and Sellers exercise their rights pursuant to Section 7.8(b), Purchaser and Sovereign will take all actions requested by Fleet and Sellers to confirm that Fleet and Sellers are entitled to (i) solicit bids for and otherwise market all or any portion of the Purchased Assets, the Assumed Liabilities or the Business and
(ii) negotiate and enter into agreements with respect to the sale or other disposition of all or any portion of the Purchased Assets, the Assumed Liabilities or the Business, including, without limitation, the delivery by Sovereign of a certificate from the Chairman and Chief Executive Officer of Sovereign so confirming such rights of Fleet and Sellers.

     (c) Upon execution of any agreement, instrument, debenture, note, or other documentation with respect to any Capital Transaction, or any amendment, modification or termination thereof, and upon execution of any agreement, instrument, debenture, note or other documentation with respect to any other transaction the purpose of which is to raise Purchaser's capital to support the acquisition of the Purchased Assets or the Assumed Liabilities, Purchaser and Sovereign will provide a copy thereof to Fleet, certified by the Chief Financial Officer of Sovereign to be a true and correct copy thereof.

Section 8.9. No Other Transactions. Between September 3, 1999 and the Third Closing Date neither Purchaser nor Sovereign nor any of their Affiliates will undertake or agree to undertake any material acquisition of the business, assets (except loan portfolios and other assets acquired in the ordinary course of business) or equity interests of any Person, directly or indirectly, whether by merger, consolidation, combination, subscription, purchase or otherwise.

Section 8.10. Sovereign Bancorp, Inc. Guaranty. Subject to the terms and conditions of the Agreement, Sovereign hereby guarantees the performance by Purchaser of Purchaser's obligations (a) hereunder, and (b) under any other agreements made or documents executed in connection herewith.

Section 8.11. Release of Escrow Funds. Sovereign hereby agrees that on or before the Third Closing Date, an officer of Sovereign will deliver to Harris Trust and Savings Bank, as trustee under the Escrow Agreement, the officer's certificate required pursuant to the terms of the Escrow Agreement to release funds held in escrow thereunder.

Section 8.12. Dividends. Purchaser hereby agrees that it will not pay any dividends to Sovereign, or to any other Person, if, after giving effect to the payment of such dividend, Purchaser would fail to meet its Minimum Capital Requirement.

Section 8.13. Capital Infusion. Sovereign hereby agrees that all proceeds of the Capital Transactions shall be immediately invested by Sovereign in the common equity of Purchaser, except as otherwise set forth in the pro forma projected financial information which Sovereign delivered to Fleet on the date hereof.

                           ARTICLE IX

          ACCESS; EMPLOYEE AND CUSTOMER COMMUNICATIONS

Section 9.1. Access by Purchaser. Upon execution of this Agreement and until the Third Closing Date, Sellers shall provide Purchaser and its representatives, accountants and counsel reasonable access during normal business hours and upon one (1) Business Days notice to Sellers to the Facilities, Business Employees, Additional Employees and Business Related Employees, depository records, Loan files, books and records and all other documents and other information relating to the Facilities, the Business, the Purchased Assets, the Assumed Liabilities and the Transferred Employees as Purchaser may reasonably request; provided that a representative of Sellers shall be permitted to be present at all times and provided further that with respect to information concerning Business Employees, Additional Employees and Business Related Employees, Sellers' sole obligation shall be to provide Purchaser with information concerning the name, position, date of hire and salary of the Business Employees, Additional Employees and Business Related Employees and Sellers shall not be required to provide Purchaser with access to or copies of any personnel files or other individualized employee files or documents, all of which shall remain the sole property of Sellers. Notwithstanding the foregoing, in no event shall Sellers be required to provide (a) any information that is not available from Persons who are not Affiliates of Sellers on commercially reasonable terms which Sellers', in their sole discretion, deem proprietary, including without limitation, Sellers' "credit scoring" system, branch or credit practices, policies or procedures, or staffing models, (b) any information which is protected by the attorney-client privilege, or (c) its or any of its Affiliates' tax returns.

Section 9.2.  Communications to Employees; Training

     (a) Sellers and Purchaser shall mutually agree as to the scope and content of all communications to the Business Employees, Additional Employees and Business Related Employees. Except as specifically provided in this Section 9.2, in no event shall Purchaser contact any Business Employee, Additional Employee or Business Related Employee without the prior written consent of Sellers, which will not be unreasonably withheld.

     (b) At mutually agreed upon times following the date hereof, Purchaser shall be permitted to meet with the Business Employees, Additional Employees and Business Related Employees to discuss employment opportunities with Purchaser, provided that representatives of Sellers shall be permitted to attend any such meeting. From and after the Final Approval Date, Purchaser shall also be permitted to conduct training sessions outside of normal business hours or at other times as Sellers may agree, with the Business Employees, Additional Employees and Business Related Employees (if applicable) and may, with Sellers' consent, which will not be unreasonably withheld, conduct such training seminars at the Branches; provided that Purchaser will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with Sellers' normal business operations. Purchaser shall reimburse the Business Employees, Additional Employees and Business Related Employees (if applicable) for transportation costs to and from the locations where Purchaser shall train such employees and compensate the Business Employees, Additional Employees and Business Related Employees (if applicable) or reimburse Sellers at the Business Employees, Additional Employees and Business Related Employees (if applicable) respective applicable standard or overtime rates for the time spent in such training.

Section 9.3.  Communications with Customers.

     (a) Purchaser shall send statements to the Customers whose Loans or Deposit Liabilities are being purchased or assumed by Purchaser at the First Closing announcing the transactions contemplated hereby. Following the Final Approval Date but not earlier than forty-five (45) days prior to the Second Closing Date, Purchaser shall send statements to the Customers whose Loans or Deposit Liabilities are being purchased or assumed by Purchaser at the Second Closing announcing the transactions contemplated hereby. Following the Final Approval Date but not earlier than forty-five (45) days prior to the Third Closing Date, Purchaser shall send statements to the Customers whose Loans or Deposit Liabilities are being purchased or assumed by Purchaser at the Third Closing announcing the transactions contemplated hereby (such statements being herein called "Customer Notices"). The form and content of each Customer Notice shall be subject to the reasonable approval of both parties and the cost of printing and mailing the Customer Notices shall be borne solely by Purchaser (except as provided in Section
11.17 hereof). On or after the date hereof but prior to the First Closing Date, with respect to Customers whose Loans and/or Deposit Liability accounts are being transferred to Purchaser at the First Closing, prior to the Second Closing Date, with respect to Customers whose Loans and/or Deposit Liability accounts are being transferred to Purchaser at the Second Closing and prior to the Third Closing Date, with respect to Customers whose Loans and/or Deposit Liability accounts are being transferred to Purchaser at the Third Closing, Purchaser shall also be entitled to provide solely at its own expense such other notices or communications to Customers relating to the transactions contemplated hereby as may be required by law; provided that the text of any such notice or communication and the timing of such notice or communication which is provided shall be approved in advance by Sellers, which approval shall not unreasonably be withheld or delayed.

     (b) Except as specifically provided herein, in no event will Purchaser or its Affiliates contact any Customers prior to the Final Approval Date without the prior written consent of Sellers which may be granted or withheld in their sole discretion; provided that Purchaser may contact Customers in connection with (i) advertising, solicitations or marketing campaigns not primarily directed to or targeted at Customers,
(ii) lending, deposit, safe deposit, trust or other financial services relationships of Purchaser with Customers through branch offices of Purchaser existing as of September 3, 1999,
(iii) unsolicited inquiries by Customers to Purchaser with respect to banking or other financial services provided by Purchaser, and (iv) notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

                         ARTICLE X

                  CONNECTICUT TRANSFER ACT

Purchaser agrees that certain Real Property on which some or all of the Facilities in Connecticut are located may be "establishments" within the meaning of the CTA and that it is Purchaser's sole and exclusive responsibility (a) to determine the "establishment" status for each such property and Facility,
(b) to perform, at its sole cost and expense, including, without limitation, preparing and executing appropriate forms and making any other necessary filings required under the CTA, any requirement under the CTA for investigations or assessments, and any remediations of contamination at or emanating from such property, and (c) to pay any transfer fees due the Connecticut Department of Environmental Protection and other related fees or costs; provided, that Sellers shall execute and deliver to Purchaser and the Connecticut Department of Environmental Protection such forms as may reasonably be required to be executed by Sellers in conformance with the CTA and provided that Purchaser shall have submitted to Sellers such assessments or other supporting documentation as may reasonably be required to support Sellers' certifications and execution of such forms.
Upon the consummation of the First Closing, Purchaser hereby releases Sellers and their Affiliates and waives any claims which Purchaser may now or hereafter have against Sellers or their Affiliates arising under the CTA, including, without limitation,
Section 22a-134b thereof (regarding recovery of damages by a transferee from a transferor).

                         ARTICLE XI

                    TRANSITIONAL MATTERS

Section 11.1.  Payment of Deposit Liabilities.

     (a) Purchaser shall (i) pay all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits and other withdrawal orders presented to Purchaser by Deposit Liability account customers whose Deposit Liabilities Purchaser has assumed pursuant to the terms hereof, whether drawn on checks, negotiable orders of withdrawal, drafts, or other withdrawal order forms provided by Sellers or by Purchaser and
(ii) in all other respects discharge, in the usual course of the banking business, all of the duties and obligations of Sellers with respect to the balances due and owing to the Customers who have Deposit Liability accounts whose Deposit Liabilities Purchaser has assumed pursuant to the terms hereof. If any Customer who has a Deposit Liability account that Purchaser has assumed draws checks, drafts, or negotiable orders of withdrawal against the Deposit Liabilities which are presented or delivered to Sellers not later than ninety (90) days after the assumption of such Deposit Liability by Purchaser, Sellers shall use their commercially reasonable efforts to batch all such checks, drafts, negotiable orders of withdrawal, or other withdrawal order forms and to deliver the same to Purchaser at Purchaser's sole expense. Purchaser acknowledges that any delay, failure, or inability on its part to comply with the obligations imposed upon it as a depository institution under applicable federal or state law, with regard to such checks, drafts, negotiable orders of withdrawal or other withdrawal orders shall not result in any liability or obligation of Sellers and shall not affect any of the rights of Sellers or Fleet under this Agreement. Sellers shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts, negotiable orders of withdrawal or other withdrawal orders and any such representations or warranties implied by law are hereby disclaimed and are the responsibility of Purchaser, except that Sellers shall be chargeable with the warranties and representations implied by law with respect to any such check, draft, negotiable orders of withdrawal order, or other withdrawal order, which is paid by Sellers over the counter.

     (b) Purchaser hereby acknowledges that if any Customer who has a Deposit Liability account which Purchaser has assumed pursuant to the terms of this Agreement, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities (including Accrued Interest thereon) shall demand payment from Sellers for all or any part of any such Deposit Liabilities (including Accrued Interest thereon), Sellers shall not be liable or responsible for making such payment.

     (c) It is Sellers' intent that all Deposit Liability transactions will be referred to Purchaser; provided, however that, if, after any Closing Date, Sellers honor and pay any Deposit Liabilities which Purchaser has assumed pursuant to the terms of this Agreement which are presented to Sellers for payment, pay any check, draft, negotiable order of withdrawal or other withdrawal order, Purchaser shall upon demand by Sellers reimburse Sellers for such payment. Any payment made under this
Section 11.1 shall be made within three (3) Business Days after demand by Sellers, by wire transfer of immediately available funds to an account designated by Sellers.

Section 11.2. Delivery of Purchaser's Check Forms Following the Final Approval Date, but not less than fifteen (15) days prior to the applicable Closing Date, Purchaser shall, at its sole cost and expense, notify all Customers who have a Deposit Liability account that will be assumed by Purchaser on such Closing Date, by letter, in a form reasonably acceptable to Sellers, of Purchaser's upcoming assumption of the Deposit Liabilities (other than Excluded Deposits) (which shall include a notification to those Deposit Liability account Customers whose accounts are then covered by any type of overdraft protection offered by Sellers, including but not limited to Advance Lines, that from and after such Closing Date all such overdraft protection from Sellers shall terminate) and furnish each such Customer with checks, deposit tickets, or other similar instruments using the forms of Purchaser, which shall be appropriately encoded with Purchaser's routing number and with accurate account numbers, and with instructions to the customer to utilize such checks, deposit tickets, or other similar instruments on Purchaser's forms on and after such Closing Date and thereafter to destroy any unused checks on Sellers' forms; such notice and such delivery of checks by Purchaser shall be by first class U.S. mail.

Section 11.3. Uncollected Checks Returned to Sellers. Purchaser shall promptly pay to Sellers an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts, or any other withdrawal orders (net of the applicable deposit premium paid by Purchaser with respect to the Deposit Liabilities represented by any such instrument) credited as of the close of business on any Closing Date to any Deposit Liability accounts which are returned uncollected to Sellers after such Closing Date and which shall include an amount equivalent to holds placed upon such Deposit Liability accounts for Items cashed by Sellers (net of the applicable deposit premium paid by Purchaser with respect to the Deposit Liabilities represented by any such instrument) as of the close of business on such Closing Date which Items are subsequently dishonored; provided, however, that if Sellers shall have failed to make or properly reflect in the information provided to Purchaser any provisional credit or hold on any such Deposit Liability accounts in respect of uncollected funds represented by any such Item, Purchaser's obligations under this
Section 11.3 in respect of such Item shall be limited to the amount of collected funds in such Deposit Liability accounts.

Section 11.4. Default on Loan Payments to Sellers. If the balance due on any Loan has been reduced by Sellers as a result of a payment by check or draft received prior to the close of business on the day such Loan is purchased by Purchaser pursuant to the terms hereof, which Item is returned to Sellers after the day such Loan is purchased by Purchaser pursuant to the terms hereof, the Loan Value of such Loan shall be correspondingly increased and an amount in cash equal to such increase shall be promptly paid by Purchaser to Sellers within three (3) Business Days after demand by Sellers by wire transfer of immediately available funds to an account designated by Sellers.

Section 11.5.  Notices to Obligors on Loans.

     (a) Purchaser shall, following the Final Approval Date, but no later than fifteen (15) days prior to a Closing Date, prepare and transmit, at Purchaser's sole cost and expense, to each obligor on each Loan that will be purchased by Purchaser on such Closing Date, a notice in a form satisfying all legal requirements and reasonably acceptable to Sellers to the effect that the Loan will be transferred to Purchaser and directing that payments be made after such Closing Date to Purchaser at any address of Purchaser specified by Purchaser, with Purchaser's name as payee on any checks or other instruments used to make such payments, and, with respect to all such Loans on which payment notices or coupon books have been issued, to issue new notices or coupon books reflecting the name and address of Purchaser as the person to whom and the place at which payments are to be made. To the extent that Purchaser's notice pursuant to the prior sentence shall be legally insufficient, Sellers agree, at Purchaser's sole expense, to provide all Loan obligors with all required notices of the assignment and transfer of the Loans.

     (b) To the extent that any of the Loans transferred from Sellers to Purchaser involve a transfer of servicing as defined and governed by the Real Estate Settlement Procedures Act (12 U.S.C. Section 2601 et seq.), Sellers and Purchaser will jointly coordinate any appropriate required Customer notices.

Section 11.6. New Telephone Numbers. For each Facility transferred to Purchaser at a Closing, Purchaser shall, no later than ten (10) days prior to the Closing Date for such Closing, obtain new telephone numbers for such Facilities in Purchaser's name; provided that Sellers shall undertake reasonable operational measures and such other actions as may reasonably be requested by Purchaser to permit the existing telephone numbers to be utilized by Purchaser following the day on which such Facility is transferred to Purchaser pursuant to the terms of this Agreement.

Section 11.7 New ATM/Debit Cards. Following the Final Approval Date, but no later than five (5) days prior to the applicable Closing Date, furnish ATM/Debit cards to Customers who have Deposit Liability accounts to replace Sellers' ATM/Debit cards. Purchaser shall, no later than five (5) days prior to such Closing Date, notify affected Customers to destroy the Sellers' ATM/Debit cards as of such Closing Date and shall notify such Customers of Purchaser's withdrawal limits immediately following the day on which such Customers' Deposit Liabilities are assumed by Purchaser pursuant to the terms hereof by form of notice reasonably acceptable to Sellers. Sellers shall undertake reasonable operational measures and such other actions as may reasonably be requested by Purchaser to provide existing personal identification numbers of Customers in encrypted format to Purchaser not later than five (5) Business Days prior to the day on which such Customers' Deposit Liabilities are assumed by Purchaser pursuant to the terms hereof.

Section 11.8. Installation of Equipment by Purchaser. Subsequent to the Final Approval Date, Sellers shall cooperate with and permit Purchaser, at Purchaser's option and sole cost and expense, to make provision for the installation of teller equipment in the Branches; provided, however, that Purchaser shall arrange for the installation of such equipment at such times and in a manner that does not significantly interfere with the normal business activities and operation of the Branches and after obtaining the consent of the landlord of any Branch Lease, if a landlord's consent to such installation is required under the applicable Branch Lease.

Section 11.9. Deactivation of ATMs and ATM/Debit Cards. Sellers shall deactivate all ATM/Debit cards issued with respect to all Deposit Liability accounts assumed by Purchaser on any Closing Date no later than the first (1st) Business Day following such Closing Date, and shall electronically block access of those cards to the Deposit Liability accounts, and shall deactivate the ATMs not later than 8:00 a.m. on the first (1st) Business Day following the date on which Purchaser purchased the ATMs. Point of sale transactions shall be settled between Purchaser and Sellers for a period of forty-five (45) days after each Closing Date.

Section 11.10.  Signage.

     (a) During the seven (7) day period immediately preceding each Closing Date, Sellers shall cooperate with any commercially reasonable request of Purchaser directed to accomplishing the installation of signage of Purchaser's choosing at the Facilities that will be transferred to Purchaser on such Closing Date; provided, however, that all such installations shall be at the sole cost and expense of Purchaser, that such installation shall be performed in such a manner that does not significantly interfere with the normal business activities and operations of the Facilities, that such signage complies with the applicable Branch Lease and all applicable zoning and permitting laws and regulations, that such signage has, if necessary, received the prior approval of the owner or landlord of the Real Property, and that all such installed signage shall be covered in such a way as to be unreadable at all times prior to the transfer of the Branch to Purchaser pursuant to the terms of this Agreement. Immediately following each Closing, Sellers shall, at their sole cost and expense, cover all of its signage relating to the Branches transferred to Purchaser at such Closing, in such a way as to be unreadable after such Closing and shall commence activities directed to accomplishing the removal of all of Sellers' existing signage at the Facilities and will diligently pursue such activities in good faith so that such removal may be effected as promptly as practicable following each Closing.

     (b) For a period of thirty (30) days following the conversion of information from data systems of BBNA to data systems of FNB, Sellers shall not change the signage on any BBNA branch whose data systems have been so converted.

Section 11.11.  Letters of Credit and Liquidity Support
Agreements.

     (a) It is the intention of the parties that Purchaser assume all risks and obligations arising or accruing after the close of business on each Closing Date with respect to the Letters of Credit and Liquidity Support Agreements relating to Loans transferred on such Closing Date. Accordingly, Purchaser agrees to use its commercially reasonable efforts to obtain prior to each Closing Date on which the related Loan is purchased by Purchaser pursuant to the terms hereof and, in any event, no later than three (3) months following each Closing Date on which the related Loan is purchased by Purchaser pursuant to the terms hereof, (i) the consent of the beneficiary (if necessary) to the assumption of (and the resulting release of the issuing Seller from) the Letters of Credit and/or to issue replacement letters of credit for those Letters of Credit which are standby Letters of Credit, and (ii) the consent of all necessary Persons (whether or not parties thereto), including without limitation, all applicable rating agencies, to the assumption of (and the resulting release of the applicable Seller from) the Liquidity Support Agreements and/or to enter into replacement liquidity support agreements (and the resulting termination of the applicable Liquidity Support Agreements).

     (b) Until such time as there are no Letters of Credit and/or Liquidity Support Agreements, Sellers hereby grant to Purchaser, and Purchaser hereby agrees and commits to acquire, as of each Closing Date, from Sellers a participation in the Letters of Credit and Liquidity Support Agreements relating to Loans transferred on such Closing Date equal to one hundred percent (100%) of the amount thereof.

     (c) Sellers agree that, with respect to each request by a beneficiary for a draw under or payment of a Letter of Credit, (a "Request"), it will (i) promptly provide, by facsimile sent to Purchaser, copies of documents submitted to support any Request;
(ii) wait twenty-four (24) hours, or such shorter time period as may be required under such Letter of Credit, after sending the facsimile before acting on a Request; (iii) act in accordance with ISP98, UCP 500 and/or UCC Article 5, as applicable, in deciding whether or not to honor the Request unless directed in writing by Purchaser to otherwise honor or dishonor a Request, which written direction from Purchaser shall set forth Purchaser's specific reasons for honor or dishonor, as the case may be; provided, however, in the event Purchaser has directed Sellers in writing to dishonor a Request which Sellers deem should be honored, Purchaser's written direction must be accompanied by an indemnification from Purchaser holding Sellers harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever (including reasonably attorney's fees and expenses) which a Seller may incur arising from Purchaser's direction to dishonor (nothing in this Subsection 11.11(c) is intended to limit Purchaser's reimbursement obligation set forth in Subsection 11.11(d) and the indemnity herein shall not be subject to the time limitations or basket limitations set forth in Sections 14.8 and 14.6, respectively), and if such indemnification is not provided to Sellers in writing in a timely fashion, Sellers may honor such Request; (iv) provide notice to Purchaser that the Request has been honored and the amount of the Letter of Credit Disbursement that may become due pursuant to Subsection 11.11(d), below; and
(v) after honoring a Request, send the documents submitted by the beneficiary in support of a Request as directed by Purchaser.

     (d) In the event Sellers notify Purchaser that a Letter of Credit Disbursement has been made and that either (A) the affected Customer has failed to immediately reimburse such Letter of Credit Disbursement pursuant to its Reimbursement Agreement or
(B) the related Reimbursement Agreement does not require that the affected Customer immediately reimburse Seller for such Letter of Credit Disbursement, then, Purchaser agrees to pay to Sellers on the day so notified by Sellers, an amount equal to the Letter of Credit Disbursement; provided, however, if such notice was not given by Sellers to Purchaser prior to 2 p.m. on such day, then such amount shall be paid by Purchaser not later than 10:00 a.m. on the next Business Day. Whenever any amounts are due and payable by Purchaser pursuant to this Subsection 11.11(d), Sellers agree to submit a draw request to Purchaser in accordance with the terms of the Purchaser's Letter of Credit stating the amount due hereunder. Purchaser agrees to pay Sellers any amounts due under this Subsection 11.11(d) by wire transfer of immediately available funds to an account previously designated by Sellers.

     (e) Sellers agree that, with respect to each request for an extension of credit or other financial accommodation under a Liquidity Support Agreement (a "Support Request"), they will
(i) promptly provide by facsimile sent to Purchaser, copies of all documents relating to any such Support Request; (ii) wait twenty-four (24) hours, or such shorter time period as may be required under such Liquidity Support Agreement, before acting on a Support Request; (iii) act in accordance with the terms and provisions of the applicable Liquidity Support Agreement; and
(iv) provide notice to Purchaser that Sellers have made a Liquidity Support Disbursement and the amount of the Liquidity Support Disbursement that may become due pursuant to subsection
(f) below.

     (f) In the event Sellers notify Purchaser that a Liquidity Support Disbursement has been made and that either (A) the affected Customer has failed to immediately repay such Liquidity Support Disbursement pursuant to its Liquidity Support Agreement or (B) the related Liquidity Support Agreement does not require that the affected Customer immediately repay Sellers for such Liquidity Support Disbursement, then Purchaser agrees to pay to Sellers on the day so notified by Sellers an amount equal to the amount of such Liquidity Support Disbursement; provided, however, if such notice was not given to Purchaser prior to 2:00 p.m. on such day, then such amount shall be paid by Purchaser not later than 10:00 a.m. on the next Business Day. Whenever any amounts are due and payable by Purchaser pursuant to this Subsection 11.11(f), Sellers agree to submit a draw request to Purchaser in accordance with the terms of the Purchaser's Letter of Credit stating the amount due hereunder. Purchaser agrees to pay Sellers any amounts due under this Subsection 11.11(f) by wire transfer of immediately available funds to an account previously designated by Sellers.

     (g) Purchaser also agrees to pay Sellers (i) interest on any and all amounts unpaid by Purchaser when due under Subsections 11.11(d) and (f), above, from the date such amounts become due until payment in full, such interest being payable on demand and accruing at a fluctuating interest rate per annum (computed on the basis of a year of 365 days for the actual number of days elapsed) which shall at all times be equal to the Federal Funds Rate during each day until such amounts are paid in full (but such fluctuating interest rate shall in no event be higher than the maximum rate permitted by then applicable law) and (ii) any and all costs and expenses (including, without limitation, reasonable attorneys' fees) reasonably incurred by Sellers in exercising or enforcing any rights or performing any obligations under Sections 11.11(d), (f) and (g).

     (h) So long as Purchaser is not in default of its obligations under this Section 11.11, Sellers shall promptly remit to Purchaser any amounts subsequently received by Sellers from Customers in respect of all Letter of Credit Disbursements and Liquidity Support Disbursements.

     (i) Sellers further agree that they will not, without the prior written consent of Purchaser, amend or modify the terms of any Letter of Credit, Reimbursement Agreement or Liquidity Support Agreement; provided, however, Sellers shall not be obligated to amend any Letter of Credit, Reimbursement Agreement or Liquidity Support Agreement to increase the Outstanding Credit Obligation thereunder. Purchaser and Sellers acknowledge and agree that with respect to all Letters of Credit the expiry date of which is, by the terms thereof, automatically extended, (x) Sellers shall give notice in accordance with the terms of such Letters of Credit that Sellers will not extend such expiry date beyond the current expiry date unless Purchaser and Sellers mutually agree to permit the extension of such Letter of Credit and (y) Sellers shall not be obligated to extend a Letter of Credit and, in any event, any such extension shall not be made without Purchaser's consent. Purchaser and Sellers further acknowledge and agree that with respect to all Liquidity Support Agreements the expiry date of which is, by the terms thereof, automatically extended, (x) Sellers shall give notice in accordance with the terms of such Liquidity Support Agreements,
(y) Sellers will not extend such expiry date beyond the current expiry date unless Purchaser and Sellers mutually agree to permit the extension of such Liquidity Support Agreements and
(z) Sellers shall not be obligated to extend a Liquidity Support Agreement and, in any event, any such extension shall not be made without Purchaser's consent.

     (j) After the Closing, Purchaser shall be entitled to any and all fees paid under the terms of any Letter of Credit or Liquidity Support Agreement, including, on a prorated basis, any such fees paid prior to the Closing, if such fees are paid in connection with any Letter of Credit, (including any replacement issued by Purchaser therefor) or any Liquidity Support Agreement (including any replacement issued by Purchaser therefor) which is outstanding as of the close of business on the Closing Date, but only to the extent Sellers shall not be obligated to refund any portion of such fees upon termination of any replaced Letter of Credit. Purchaser shall pay to Fleet a fee with respect to the Outstanding Credit Exposure computed (on the basis of a year of 365 days for the actual number of days elapsed) at a rate per annum equal to one and one half percent (1.5%) of the Outstanding Credit Exposure; provided that, for purposes of this Section 11.11, any Letter of Credit or Liquidity Support Agreement with respect to which Purchaser has not received all fees paid thereunder for periods following the Closing Date shall be excluded from Outstanding Credit Exposure. Such fee shall be payable quarterly in arrears on each June 30, September 30, December 31 and March 31, commencing on the quarter end immediately following the Closing Date, and shall be calculated on the average daily Outstanding Credit Exposure during each such period. The initial fee shall be appropriately pro-rated.

Section 11.12.  Actions With Respect to IRA, Keogh Plan and
Employee Pension Plan Deposit Liabilities.

     (a) On or before each Closing Date, Sellers shall (i) resign as the trustee or custodian, as applicable, of each IRA, Keogh Plan and Employee Pension Plan of which it is the trustee or custodian and whose Deposit Liabilities are being assumed by Purchaser as of such Closing Date, (ii) to the extent permitted by the documentation governing each such IRA, Keogh Plan or Employee Pension Plan and applicable law, appoint Purchaser as successor trustee or custodian, as applicable, of each such IRA, Keogh Plan or Employee Pension Plan, and Purchaser hereby accepts each such trusteeship or custodianship under the terms and conditions of Purchaser's plan documents for its IRA, Keogh Plans and Employee Pension Plan, and assumes all fiduciary and custodial obligations with respect thereto as of the close of business the day on which the Deposit Liabilities of such IRA, Keogh Plans and Employee Pension Plans are being assumed by Purchaser pursuant to the terms hereof, and (iii) deliver to the IRA grantor or Keogh Plan or Employee Pension Plan named fiduciary of each such IRA, Employee Pension Plan or Keogh Plan such notice of the foregoing as is required by the documentation governing each such IRA, Employee Pension Plan or Keogh Plan or applicable law. Purchaser shall be solely responsible for delivering its IRA, Employee Pension Plan and Keogh Plan documents to the applicable IRA grantor and Keogh Plan or Employee Pension Plan named fiduciary, including but not limited to a beneficiary designation form to be completed by the applicable IRA grantor or Keogh Plan or Employee Pension Plan participant; provided, however, that in the event that an IRA grantor or Keogh Plan or Employee Pension Plan participant dies before such time as Purchaser receives a properly completed beneficiary designation form, Sellers shall make available to Purchaser such information as may exist in Sellers' files regarding any beneficiary designation it may have regarding such decedent. If, pursuant to the terms of the documentation governing any such IRA or Keogh Plan or Employee Pension Plan or applicable law, (x) Sellers are not permitted to appoint Purchaser as successor trustee or custodian, or the IRA grantor or Keogh Plan or Employee Pension Plan named fiduciary objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Purchaser, or (y) such IRA or Keogh Plan or Employee Pension Plan includes assets which are not Deposit Liabilities and are not being transferred to Purchaser, or the assumption of such deposit liabilities included in such IRA or Keogh Plan or Employee Pension Plan would result in a loss of qualification of such IRA or Keogh Plan or Employee Pension Plan under the Code or applicable IRS regulations, all deposit liabilities of Sellers held under such IRA or Keogh Plan or Employee Pension Plan shall be excluded from the Deposit Liabilities (such excluded deposits liabilities being herein called the "Excluded IRA/Keogh/Employee Pension Plan Deposits"). Upon appointment as a successor custodian for such IRA Deposit Liabilities or as a successor trustee for such IRAs or Keogh Plans or Employee Pension Plans, Purchaser shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Code and applicable Federal and state laws and regulations.

     (b) To the extent that the Deposit Liabilities include certain IRAs, Keogh Plans and Employee Pension Plans that are required to make certain periodic distributions to the IRA account owner or Keogh Plan or Employee Pension Plan participant (or beneficiary) either at the account owner's or participant's request or because the account owner or participant has attained age 70-1/2, effective as of the date on which such Deposit Liabilities are assumed by Purchaser pursuant to the terms of this Agreement, Purchaser agrees to continue to make such periodic distributions in accordance with the distribution instructions forwarded by Sellers to Purchaser. Purchaser hereby assumes the obligation to pay each minimum distribution required by federal law by December 31 of the calendar year in which such Deposit Liabilities are assumed by Purchaser pursuant to the terms of this Agreement occurs and, in consideration thereof, Sellers agree not to withhold the amount of such distributions from the aggregate amount of the Deposit Liabilities.

Section 11.13. Cash Management Agreements. Sellers shall give Customers who have cash management agreements with Sellers all notices required under the terms of such Sellers' cash management agreements to terminate such agreements with the Customers as of the close of business on the Closing Date on which such Customer's cash management business will be purchased by Purchaser pursuant to the terms of this Agreement, in order to permit Purchaser to enter into its own cash management agreements with such Customers effective as of the Closing Date on which such Customer's cash management business will be purchased by Purchaser pursuant to the terms of this Agreement. Such notice shall be given no later than fifteen (15) days prior to the applicable Closing Date.

Section 11.14. Bulk Transfer Laws. Sellers and Purchaser hereby waive compliance with any applicable bulk transfer laws. If by reason of any applicable bulk sales law any claims are asserted by creditors of Sellers, such claims shall be the responsibility of Purchaser in the case of claims arising under any of the Purchased Assets or Assumed Liabilities.

Section 11.15. CRA Commitments. (a) Purchaser agrees that it shall use its best efforts to obtain the consent of all Persons necessary to transfer to Purchaser, and release Sellers from Sellers' obligations with respect to, the CRA Commitments.

     (b) In the event that Purchaser is unable to obtain the consent of the CRA Groups to the transfer of the CRA Commitments in accordance with Section 11.15(a) hereof, Purchaser agrees that it will use its best efforts to enter into new CRA commitments with the CRA Groups, effective as no later than the Third Closing Date and on terms no less favorable than those contained in the CRA Commitments.

Section 11.16.  Ancillary Agreements.

     (a) At the First Closing, Purchaser and one or more of the Sellers will enter into the CT/RI Lease Agreements, a Servicing Agreement (if Fleet Residential Mortgage Loans are included among the Purchased Assets purchased at the First Closing), an Additional Residential Mortgage Loan Servicing Agreement (if Additional Residential Mortgage Loans are included among the Purchased Assets purchased at the First Closing), a Purchaser's Letter of Credit, and a Collateral Agency Agreement (if such agreement is required pursuant to the terms hereof.)

     (b) At the Second Closing, Purchaser and one or more of the Sellers will enter into the Eastern MA Lease Agreements, the License Agreement, a Servicing Agreement (if Fleet Residential Mortgage Loans are included among the Purchased Assets purchased at the Second Closing), an Additional Residential Mortgage Loan Servicing Agreement (if Additional Residential Mortgage Loans are included among the Purchased Assets purchased at the Second Closing), a Purchaser's Letter of Credit and a Collateral Agency Agreement (if such agreements are required pursuant to the terms hereof).

     (c) At the Third Closing, Purchaser and one or more of the Sellers will enter into a Servicing Agreement (if Residential Mortgage Loans are included among the Purchased Assets purchased at the Third Closing), an Additional Residential Mortgage Loan Servicing Agreement (if Additional Residential Mortgage Loans are included among the Purchased Assets purchased at the Third Closing), a Purchaser's Letter of Credit, and a Collateral Agency Agreement (if such agreement is required pursuant to the terms hereof).

Section 11.17. Certain Expenses. Upon receipt of supporting evidence therefor which shall be reasonably satisfactory to Sellers, Sellers shall reimburse Purchaser one-half of the aggregate cost of (a) printing and mailing of any notices by Purchaser sent pursuant to and in accordance with Sections 9.3, 11.2, 11.5, 11.7, 11.12 and 11.13 and (b) increased rent under the Branch Leases or ATM Leases and payments, fees or charges payable to Landlords in connection with obtaining the Landlord Consents, up to One Million Five Hundred Thousand Dollars ($1,500,000).

Section 11.18.  Data Processing.

     (a) All tasks and obligations concerning the provision of data processing services to or for the Purchased Assets and Assumed Liabilities after each Closing Date, other than those specifically set forth in Section 13.1 hereof, shall be performed solely and exclusively by Purchaser. Purchaser acknowledges its assumption of all such tasks and obligations, and further acknowledges that any delay, failure, or inability on its part to perform such tasks or to comply with such obligations, except as and to the extent attributable to any delay, failure, or inability on the part of any Seller in performing those tasks or complying with those obligations specifically set forth in
Section 13.1 hereof shall not result in any liability or obligation of any Seller and shall not affect any of the rights of any Seller under this Agreement.

     (b) As soon as practicable following the date of this Agreement, Sellers shall provide Purchaser with applicable product functions maintained at the Branches to be transferred to Purchaser hereunder (such Loan and Deposit Liability accounts and safety deposit business, if applicable, hereinafter called the "Accounts") and specifications relating to the data processing support required for the Accounts. At a mutually agreeable time prior to each Closing Date, Sellers shall provide to Purchaser file formats relating to the Accounts being transferred on that Closing Date and test tapes relating to the Accounts being transferred on that Closing Date formatted as defined by the file formats previously delivered. The data files defined by the file formats shall be extracts of current master files as they exist on Sellers' system.

     (c) As early as practicable after each Closing Date, Sellers shall use commercially reasonable efforts to produce the production/ divestiture file tapes and a trial balance of records of account containing the pertinent data and descriptive information relating to the Accounts transferred on that Closing Date and provide such data and information to Purchaser provided, however, that such data and information shall not include either detailed transaction history or overdraft protection information. Sellers shall bear all customary and normal and reasonable costs and expenses relating to the performance of their obligations pursuant to this paragraph, but shall be promptly reimbursed for any such costs and expenses that are not customary, normal or reasonable. Sellers shall have no responsibility for the difference, if any, between its methods of accrual of interest or other amounts payable with respect to Accounts and Purchaser's methods of accrual of interest and other amounts payable with respect to deposit, loan, and safety deposit accounts and business.

     (d) Sellers will have no liability to Purchaser or its customers for providing services or failing to provide services under this paragraph except for intentional misconduct on the part of an employee of a Seller or its Affiliates.

                         ARTICLE XII

                    CONDITIONS TO CLOSING

Section 12.1. Conditions to Obligations of Sellers and Fleet to Consummate First Closing. The obligations of Sellers and Fleet to consummate the First Closing are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Sellers, except as to the condition described in 12.1(c)) on or before the First Closing Date, of each of the following conditions:

     (a) All of the covenants and other agreements required by this Agreement to be complied with and performed by Purchaser and/or Sovereign on or before the First Closing Date shall have been duly complied with and performed in all material respects;

     (b) The representations and warranties made by Purchaser and/or Sovereign herein or in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the First Closing Date, with the same force and effect as though such representations and warranties had been made on the First Closing Date; provided, however, that the representations and warranties of Purchaser and/or Sovereign herein or in any certificate or other document delivered pursuant to the provisions hereof shall be deemed to be true and correct in all material respects on and as of the First Closing Date, with the same force and effect as though made on the First Closing Date, unless the failure to be so true and correct would have a material adverse effect on Purchaser's ability to consummate the transactions contemplated by the Agreement;

     (c) The Seller Regulatory Approvals shall have been obtained and shall be Final;

     (d) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect to enjoin, or which prohibits, consummation of the transactions contemplated hereby; and

     (e) Sellers shall have received the items to be delivered by Purchaser pursuant to Section 2.3 hereof.

Section 12.2. Conditions to Obligations of Purchaser and Sovereign to Consummate First Closing. The obligations of Purchaser and Sovereign to consummate the First Closing are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Purchaser, except as to the condition described in Section 12.2(c)) on or before the First Closing Date, of each of the following conditions;

     (a) All of the covenants and agreements required by this Agreement to be complied with and performed by Sellers and/or Fleet on or before the First Closing Date shall have been duly complied with and performed in all material respects; provided, however, that Fleet and Sellers shall be deemed to have duly complied with and performed such covenants and agreements in all material respects unless the failure to so perform or comply would have a Material Adverse Effect.

     (b) The representations and warranties made by Sellers and/or Fleet herein or in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the First Closing Date, with the same force and effect as though such representations and warranties had been made on the First Closing Date; provided, however, that the representations and warranties made by Sellers and/or Fleet herein or in any certificate or other document delivered pursuant to the provisions hereof shall be deemed to be true and correct in all material respects on and as of the First Closing Date, with the same force and effect as though made on the First Closing Date, unless the failure to be so true and correct would have a Material Adverse Effect;

     (c) The Purchaser Regulatory Approvals shall have been obtained and shall be Final;

     (d) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect to enjoin, or which prohibits, consummation of the transactions contemplated hereby; and

     (e) Purchaser shall have received the items to be delivered by Sellers pursuant to Section 2.3 hereof.

Section 12.3. Conditions to Obligations of Fleet and Sellers to Consummate Second Closing and Third Closing. There are no conditions to the performance of Fleet's and Sellers' obligations to consummate the Second Closing except for the consummation of the First Closing (unless the failure of the First Closing to occur is due to the failure of Fleet and Sellers to satisfy their obligations under Section 12.2 of this Agreement), the passage of time, receipt of the Second Closing Purchase Price and receipt of the items to be delivered by Purchaser pursuant to Section 2.5 hereof. There are no conditions to the performance of Fleet's obligations and Sellers' obligations to consummate the Third Closing except the consummation of the First Closing and the Second Closing (unless the failure of the First Closing to occur is due to the failure of Fleet and Sellers to satisfy their obligations under Section 12.2 of this Agreement and/or unless the failure of the Second Closing to occur is due to the failure of Fleet and Sellers to satisfy their obligations under Section 12.4), the passage of time, receipt of the Third Closing Purchase Price and receipt of the items to be delivered by Purchaser pursuant to Section 2.7 hereof.

Section 12.4. Conditions to the Obligations of Sovereign and Purchaser to Consummate Second Closing and Third Closing. There are no conditions to the performance of Sovereign's and Purchaser's obligations to consummate the Second Closing other than the consummation of the First Closing (unless the failure of the First Closing to occur is due to the failure of Purchaser and Sovereign to satisfy its obligations under Section 12.1 of this Agreement), the passage of time and receipt of the items to be delivered by Fleet and Sellers pursuant to Section 2.5 hereof. There are no conditions to the performance of Sovereign's and Purchaser's obligations to consummate the Third Closing except the consummation of the First Closing and the Second Closing (unless the failure of the First Closing to occur is due to the failure of Purchaser and Sovereign to satisfy their obligations under Section 12.1 of this Agreement and/or unless the failure of the Second Closing to occur is due to the failure of Sovereign or Purchaser to satisfy its obligations under Section 12.3), the passage of time and receipt of the items to be delivered by Fleet and Sellers pursuant to Section 2.7 hereof.

                       ARTICLE XIII

                        CONVERSION

     Section 13.1.  Conversion.

     (a) Sellers will convert the account information as to the Deposit Liabilities and the Loans transferred to Purchaser at the First Closing to Purchaser or Purchaser's data processing provider on the weekend following the First Closing Date, will convert the account information as to the Deposit Liabilities and the Loans transferred to Purchaser at the Second Closing to Purchaser or Purchaser's data processing provider on the weekend following the Second Closing Date, and will convert the account information as to the Deposit Liabilities and the Loans transferred to Purchaser at the Third Closing to Purchaser or Purchaser's data processing provider on the weekend following the Third Closing Date. The parties shall work diligently to be able to complete conversion on the respective Closing Dates, and Sellers will provide commercially reasonable cooperation to assist Purchaser and any designated service provider in effecting the conversions.

     (b) All tasks and obligations concerning the provision of data processing services with respect to Purchased Assets and Assumed Liabilities transferred to Purchaser shall be performed solely and exclusively by the Purchaser. Purchaser acknowledges its assumption of all such tasks and obligations, and further acknowledges that any delay, failure, or inability on its part to perform such tasks or to comply with such obligations (to the extent not solely attributable to any failure on the part of Fleet or any Seller to cooperate with Purchaser pursuant to
Section 13.1(a) above) shall not result in any liability or obligation of any Seller or Fleet and shall not affect any of the rights of any Seller or Fleet under this Agreement.

                        ARTICLE XIV

                         INDEMNITY

Section 14.1. Fleet's Indemnity. Fleet shall indemnify, hold harmless and defend Purchaser, its Affiliates, and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees from and against all claims, losses, liabilities, demands and obligations of any nature whatsoever (including reasonable legal fees and expenses) (collectively, "Damages") which Purchaser or any of its Affiliates or their respective successors, permitted assigns, directors, shareholders, officers, agents or employees shall receive, suffer or incur, arising out of or resulting from:

     (a)     Any liability of Sellers which is not an Assumed
Liability;

     (b) A breach of the representations made by the Sellers in Section 5.7(a) and in Section 5.17 of this Agreement;

     (c) The breach of any covenant or other agreement made by a Seller or Fleet in this Agreement; or

     (d) Except for Assumed Liabilities, all liabilities under all pension and welfare benefit plans (as defined in Sections 3(1) and (2) of ERISA), or any supplemental unemployment benefit, deferred compensation, or other employee benefit plan of Sellers or their Affiliates with respect to any and all periods prior to and subsequent to any Closing Date, including without limitation, all liabilities under ERISA, any liabilities for any accumulated funding deficiency as such term is defined in Section 302 of ERISA and Section 412 of the Code and for any liability to the Pension Benefit Guaranty Corporation, the IRS, participants, beneficiaries, employees, or any other public or private person, incurred with respect to or attributable to any plan of Sellers.

Section 14.2. Sovereign's Indemnity. Sovereign shall indemnify, hold harmless and defend Sellers, their Affiliates and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees from and against all Damages which Sellers or any of their Affiliates or their respective successors, permitted assigns, directors, shareholders, officers, agents or employees shall receive, suffer or incur, arising out of or resulting from:

     (a)     Any Assumed Liability;

     (b) Any actions taken or omitted to be taken by Purchaser from and after September 3, 1999 with respect to the Business Employees, the Additional Employees, and the Business Related Employees, and any suits or proceedings commenced in connection therewith;

     (c) Any actions taken or omitted to be taken by Purchaser with respect to the Purchased Assets, the Assumed Liabilities, or the Transferred Employees on or after the date on which such Purchased Asset, Assumed Liability or Transferred Employee is transferred to Purchaser pursuant to the terms hereof and any suits or proceedings commenced in connection therewith (other than proceedings to prevent or limit the consummation of the transactions contemplated by this Agreement);

     (d) The breach of any representation or warranty made by Purchaser or Sovereign in this Agreement;

     (e) The breach of any covenant or other agreement made by Purchaser or Sovereign in this Agreement;

     (f) Any claims arising under any of the Purchased Assets or Assumed Liabilities made by creditors of Sellers under any applicable bulk sales laws; or

     (g) Any failure by Purchaser, Sovereign, Sellers or Fleet to notify the Customers of the assumption of the Deposit Liabilities by Purchaser within the time periods specified by law or any claim asserted against Purchaser, Sovereign, Sellers or Fleet alleging that any notices sent to the Customers related to the assumption of the Deposit Liabilities were defective in any respect.

Section 14.3. Additional Indemnification and Release. (a) In addition to the provisions of Section 14.2 hereof, in consideration of the assistance of certain employees of Sellers designated by mutual agreement of the parties (the "Designated Employees") in connection with the Capital Transactions and any other transaction of Purchaser, Sovereign or both to raise capital in connection with the transactions contemplated hereby (the "Other Capital Transactions"), Purchaser, on behalf of itself, its Affiliates, predecessors, successors, directors, officers, agents, employees, shareholders and assigns (collectively "Releasing Parties") does hereby release and forever discharge Fleet, Sellers, Designated Employees, their Affiliates, predecessors, successors, directors, officers, agents, employees, shareholders and assigns (collectively "Released Parties") from any and all Damages arising out of or relating to the activities, participation, assistance or involvement of Designated Employees in connection with the Capital Transactions or the Other Capital Transactions; except for Damages which arise out of materially false or misleading factual information provided in writing by the Released Parties to the Releasing Parties for the express purpose of being used in connection with the Capital Transactions or the Other Capital Transactions.

     (b) Releasing Parties hereby agree, jointly and severally, to indemnify, defend and hold the Released Parties harmless from and against any and all Damages arising out of or relating to the activities, participation, assistance or involvement of Designated Employees in connection with the Capital Transactions and the Other Capital Transactions; except for Damages which arise out of materially false or misleading factual information provided in writing by the Released Parties to the Releasing Parties for the express purpose of being used in connection with the Capital Transactions or the Other Capital Transactions.

Section 14.4. Indemnification Procedure. If a party entitled to indemnification hereunder ("Indemnified Party") is aware that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article XIV (whether or not the amount of the claim is then quantifiable), such Indemnified Party shall promptly give written notice thereof to the other party ("Indemnitor"), and the Indemnified Party will thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent, if any, that the Indemnitor's rights shall have been prejudiced or the Indemnitor's liability shall have been materially increased thereby. In case any such action, suit or proceeding is brought against an Indemnified Party, the Indemnitor shall be entitled to participate in (and, in its discretion, to assume) the defense thereof with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the Indemnitor if, in the good faith judgment of the Indemnified Party's counsel, representation by the Indemnitor's counsel may present a conflict of interest or there may be defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnitor. The Indemnitor will not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a release of the Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party and its counsel, from all liability with respect to such claim, action, suit or proceeding. If the Indemnitor assumes the defense of any claim, action, suit or proceeding as provided in this Section 14.4, the Indemnified Party shall be permitted to join in the defense thereof with counsel of its own selection and at its own expense. If the Indemnitor shall not assume the defense of any claim, action, suit or proceeding, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it may deem appropriate, provided that an Indemnified Party shall not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

Section 14.5. Nonsolicitation. Notwithstanding anything to the contrary contained herein, if a Seller shall breach the covenants set forth in Section 7.4, Purchaser will notify such Seller in writing, which notice shall set forth in reasonable detail the basis upon which Purchaser believes that such Seller has violated such covenants. Such Seller shall promptly investigate and shall within three (3) Business Days of receipt of Purchaser's notice respond to Purchaser in writing, which response will state whether or not such Seller agrees that such covenants have been violated, and if so, such Seller shall immediately cease and desist from committing any further violation. If such Seller so ceases and desists, Purchaser shall have no further remedy against such Seller. If such Seller either (a) fails to respond to Purchaser's notice within three (3) Business Days after receipt thereof or (b) concludes that it has not violated such covenants (and if Purchaser disagrees with such Seller's conclusion), or if such Seller agrees that it has violated such covenants but does not immediately cease and desist, then in any such event, Purchaser shall be free to pursue any remedy, at law or in equity, which it may have against such Seller or any other Person.

Section 14.6.  Limitations on Liability.

     (a) Notwithstanding anything to the contrary contained in this Article XIV, no party shall be entitled to indemnification pursuant to Section 14.1(b) or 14.2(d) until its aggregate Damages shall be in excess of Fifteen Million Dollars ($15,000,000), at which time such party shall be entitled to indemnification for the full amount of its Damages to the extent such Damages exceed such amount. In no event shall the Damages payable by Fleet in the aggregate exceed One Hundred Million Dollars ($100,000,000) and in no event shall any party be entitled to any incidental, consequential, special, exemplary or punitive Damages.

     (b) Notwithstanding the provisions of Section 14.1(a) hereof, neither Sovereign nor Purchaser shall be entitled to indemnification pursuant to Sections 14.1(b) or 14.1(c) until the entire amount of the Deferred Contingent Amount, together with accrued and unpaid interest thereon, has been paid to Sellers.

Section 14.7.  General.

     (a) Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article XIV to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Party with regard to the applicable claims. The amount which any Indemnitor is or may be required to pay to any Indemnified Party pursuant to this Article XIV shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered (net of any direct relevant collections costs) by or on behalf of such Indemnified Party in reduction of the related Damages. If an Indemnified Party shall have received the payment required by this Agreement from the Indemnitor in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Party shall promptly repay to the Indemnitor a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any direct relevant collection costs). The amount of any Damages arising from a breach by a Seller of the representation set forth in Section 5.7(a) due to the existence of a Lien which is not in respect of borrowed money and does not materially impair the continued use and operation of any of the Purchased Assets shall be limited to the lesser of (i) the cost of satisfying or removing such Lien and (ii) the actual impairment to the Purchased Asset caused by the existence of such Lien.

     (b) In addition to the requirements of paragraph (a) above, each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article XIV to use commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

     (c) Subject to the rights of existing insurers of an Indemnified Party, an Indemnitor shall be subrogated to any right of action which the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification from such Indemnitor hereunder.

     (d) Except for the parties' rights to specific performance and injunctive relief as described in Section 16.14, the indemnification provided in this Article XIV shall be the exclusive post-Closing Date remedy available to any Indemnified Party with respect to any breach of any representation, warranty, covenant or agreement made by Purchaser or Sellers in this Agreement, absent fraud. The parties hereto further acknowledge that no indemnity shall be payable for any Damages with respect to any breach of representations or warranties in this Agreement if prior to the First Closing such party receives a written notice from the other party (i) disclosing such breach or breaches and (ii) informing such party that such breach or breaches constitute a Material Adverse Effect.

     (e) All indemnification payments under this Article XIV shall be deemed adjustments to the Purchase Price as defined in
Section 3.1 of Article III.

Section 14.8.  Survival.

     (a) No representation or warranty contained in or made by Sellers or Fleet pursuant to this Agreement shall survive the First Closing except the representations contained in
Section 5.7(a), which shall survive the execution and delivery of this Agreement and shall continue in full force and effect for a period of eighteen (18) months after the First Closing Date and thereafter shall terminate, except as to any claim for which written notice shall have been given prior to such date, and except the representations contained in Section 5.17 hereof, which shall survive the execution and delivery of this Agreement and shall continue in full force and effect for a period of six
(6) months after the First Closing Date, except as to any claim for which written notice shall have been given prior to such date.

     (b) All representations and warranties of Sovereign and Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the First Closing and shall continue in full force and effect for a period of eighteen (18) months after the First Closing Date and thereafter shall terminate, except as to any claim for which written notice shall be given prior to such date.

     (c) All covenants and agreements of the parties which by their terms are to be performed after the First Closing Date shall survive until fully discharged.

                        ARTICLE XV

                   POST-CLOSING MATTERS

Section 15.1.  Further Assurances.  From and after the First
Closing:

     (a) Except as specifically provided otherwise herein, Sellers shall assist Purchaser in the orderly transition of the operations of the Business and shall give such further assurances and execute, acknowledge and deliver all such instruments as may be necessary and appropriate to effectively vest in Purchaser title in the Purchased Assets in the manner contemplated hereby; provided that Sellers need not incur any out-of-pocket costs or expenses in connection with its agreements in this Section 15.1 unless such costs or expenses are reimbursed by Purchaser.

     (b) Except as specifically provided otherwise herein, Purchaser shall give such further assurances to Sellers and shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge Sellers from any obligations remaining with respect to the Deposit Liabilities or other Assumed Liabilities; provided that Purchaser need not incur any out-of-pocket costs or expenses in connection with its agreements in this Section 15.1 unless such costs or expenses are reimbursed by Sellers.

Section 15.2. Access to and Retention of Books and Records. For a period of six (6) years from the First Closing Date, each party shall have commercially reasonable access to any books and records of the other party relating to the Purchased Assets and the Assumed Liabilities, and the requesting party, at its own expense, may make copies and extracts when such copies and extracts are required by regulatory authorities, for litigation purposes, or for tax or accounting purposes; provided that in the event that as of the end of such period, any tax year of the Sellers is under examination by any taxing authority, such books and records shall be maintained by Purchaser until a final determination of the tax liability of Sellers for that year has been made. If such copies or extracts require use of a party's equipment or facilities, the user shall reimburse the other party for all costs incurred, including without limitation employee expenses.

Section 15.3. Deposit Histories. In case of any dispute with or inquiry by any Customer whose Deposit Liability account is included in the Assumed Liabilities, which dispute or inquiry relates to the servicing of such account by Sellers prior to the date for which a deposit history has been provided to Purchaser, Sellers will provide Purchaser, where available and to the extent reasonably requested by Purchaser and not already provided to Purchaser, information regarding the Deposit Liability account and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Purchaser to respond to such Customer within a period of time and in a manner which would comply with standard banking practices and customs and all applicable laws.

                        ARTICLE XVI

                       MISCELLANEOUS

Section 16.1.  Expenses.

     (a) Except as otherwise provided herein, Sellers and Purchaser shall each pay all of their own out-of-pocket expenses in connection with this Agreement, including investment banking, appraisal, accounting, consulting, professional and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated.

     (b) Purchaser shall pay all (i) recording, filing or other fees, cost and expenses (including without limitation fees, costs and expenses for (A) preparation of title commitments, abstracts or searches, surveys, inspections, environmental audits or other investigations, (B) filing of any forms (including without limitation tax forms) with governmental authorities in connection with the transfer of the Real Property or Fixed Assets, (C) recording instruments or documents evidencing any transfers of interests in real property), and (D) any real property transfer stamps or taxes imposed on any transfers or interest in Real Property and any fees or charges payable to landlords in connection with Landlord Consents or the CT/RI Lease Agreements or the Eastern MA Lease Agreements; provided that Sellers shall pay all such fees, costs or expenses with respect to matters described in (B), (C) and (D) which Sellers are required by law to pay and which are customarily paid by sellers of property in the applicable jurisdictions; and (ii) costs and expenses relating to the preparation, execution and recording of assignments of mortgages, financing statements, notes, security agreements or other instruments applicable to or arising in connection with the transfer, assignment or assumption of the Purchased Assets and Assumed Liabilities including, but not limited to, fees payable to the SBA in connection with the transfer to Purchaser of the SBA Loans.

Section 16.2.  Trade Names and Trademarks.

     (a) Purchaser acknowledges and agrees that notwithstanding anything to the contrary contained herein, it has, and following the First Closing shall have, no interest in or to the names "Fleet", "BankBoston", "Fleet Boston", "FleetBoston", or any trade name, trademark or service mark, logo or corporate name of any Seller, Fleet, BankBoston or any of their respective Affiliates, including, without limitation, the tradenames and trademarks listed on Schedule 16.2 hereto. Sovereign shall not permit Purchaser or any of its Affiliates to use any of the trade names, trademarks, service marks, logos or corporate names of any Seller, Fleet, BankBoston or any of their respective Affiliates, including, without limitation, the tradenames and trademarks listed on Schedule 16.2 hereto.

     (b) Purchaser shall not use any forms or other documents bearing any Seller's name or logo, or the name or logo of any Affiliate of Sellers, without the prior written consent of Sellers, which consent may be denied or given in Sellers' sole discretion. If such consent is given, Purchaser hereby agrees that all forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Purchaser as the party using the form or document.

Section 16.3. Termination; Extension of Closing Date. This Agreement shall terminate and shall be of no further force or effect as between the parties hereto, except as provided in
Section 8.8(a) hereof and except for liability for actual direct damages due to a willful breach of any material representation, warranty, covenant or agreement occurring or arising prior to the date of termination, upon the occurrence of any of the following:

     (a)     Upon mutual agreement of the parties;

     (b) Upon written notice by either Purchaser or Sellers to the other parties immediately upon receipt by Purchaser or Sellers of notice from any governmental authority that Purchaser or Sellers, as the case may be, has been denied any Regulatory Approval by Final order;

     (c) Upon written notice by either Purchaser or Sellers to the other parties, if the Third Closing has not occurred by July 31, 2000 or such later date as may be deemed by the DOJ, the Board and the Massachusetts Attorney General to be the latest date for the completion of the Third Closing (the earliest of any later dates required by the DOJ, the Board and the Massachusetts Attorney General to be the final date for purposes of this
Section 16.3(c) but in no event shall such later date be later than September 30, 2000), provided, however, that the right to terminate this Agreement under this Section 16.3(c) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Third Closing to occur on or prior to such date.

     (d) By either Purchaser or Sellers (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations, warranties, covenants or other agreements set forth in this Agreement on the part of any other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the First Closing; provided however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 16.3(d) unless the breach of representation, warranty, covenant, or other agreement together with all other such breaches would have a Material Adverse Effect;

     (e) By Sellers upon written notice if Purchaser or Sovereign (i) shall have breached the representations and warranties contained in Section 6.7 hereof, (ii) shall not have satisfied their obligations under Section 8.8 hereof, or (iii) on or before February 28, 2000 shall not have obtained the Purchaser Regulatory Approvals;

     (f) By Sellers at any time by notice to Purchaser if Fleet in its sole and absolute discretion shall determine that
(i) Purchaser or Sovereign shall not have sufficient capital to support the acquisition of the Business and to perform Purchaser's and Sovereign's other obligations hereunder or (ii) if any funds held in escrow pursuant to the terms of the Escrow Agreement are released from escrow and as a result of such release Fleet in its sole and absolute discretion shall determine that Purchaser or Sovereign shall not have sufficient capital to support the acquisition of the Business and to perform Purchaser's and Sovereign's other obligations hereunder;

     (g) By Sellers at any time by notice to Purchaser if the Senior Credit Facility is terminated, unless Purchaser and Sovereign shall have sufficient capital for purposes of supporting the acquisition of the Business; provided that Fleet in its sole and absolute discretion may determine that Purchaser and Sovereign shall not have such sufficient capital, in which event Sellers shall be entitled to terminate this Agreement pursuant to this Section 16.3(g); or

     (h) By Sellers at any time by notice to Purchaser if Sellers have failed to satisfy a condition imposed by the DOJ or the Board requiring the divestiture of the Business within a specified period of time and, as a result of such failure, Sellers are required by the Board or the DOJ to terminate the Agreement.

Section 16.4. Modification and Waiver. No modification of any provision of this Agreement shall be binding unless in writing and executed by the party or parties sought to be bound thereby. Performance of or compliance with any covenant given herein or satisfaction of any condition to the obligations of either party hereunder may be waived by the parties to whom such covenant is given or whom such condition is intended to benefit, except as otherwise provided in this Agreement or to the extent any such condition is required by law; provided, that, any such waiver must be in writing.

Section 16.5. Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties hereto may be assigned without the prior written consent of the other parties hereto.

Section 16.6.  Confidentiality.

     (a) From and after September 3, 1999, the parties hereto and their Affiliates shall keep confidential the terms of this Agreement and the Original Agreement, the negotiations relating hereto and thereto, all documents and information obtained by a party from another party in connection with the transactions contemplated hereby and thereby, except (i) to the extent this Agreement and such negotiations need to be disclosed to obtain a Regulatory Approval, (ii) for disclosures made in accordance with the terms of this Agreement, and (iii) to the extent required by applicable law, regulations or rules of any applicable national securities exchange. This section shall survive any termination of this Agreement.

     (b) Except as otherwise required by law, regulations or rules, including the rules of any self regulatory organization (as defined in the Securities Exchange Act of 1934, as amended), the parties hereto shall each furnish to the other the text of all notices and communications, written or oral, proposed to be sent by the furnishing party regarding the transactions contemplated hereby. Except as otherwise required by law, regulations or rules of any national stock exchange, the furnishing party shall not send or transmit such notices or communications or otherwise make them public unless and until the consent of the other parties is received, which consent shall not be unreasonably withheld or delayed. This section shall survive any termination of this Agreement.

     (c) Sovereign and Fleet shall issue mutually agreed upon press releases on the date of this Agreement and on the First Closing Date, the Second Closing Date and the Third Closing Date, or the first Business Day after the First Closing Date, the first Business Day after the Second Closing Date and the first Business Day after the Third Closing Date.

Section 16.7. Entire Agreement; Governing Law. This Agreement, together with the exhibits and schedules attached hereto and made a part hereof, contains the entire agreement between the parties hereto with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof, including but not limited to the Original Agreement provided that the terms of the Confidentiality Agreement, to the extent not inconsistent with the terms hereof, shall continue to apply and provided further that the terms of that certain letter agreement dated September 3, 1999 among Fleet, Sellers and Sovereign shall continue to apply. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to conflicts or choice of law provisions).

Section 16.8. Consent to Jurisdiction; Waiver of Jury Trial. EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MASSACHUSETTS, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY'S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY (OTHER THAN THE CONFIDENTIALITY AGREEMENT), AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.

EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONCERNED WITH THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY HERETO, NOR ANY ASSIGNEE OR SUCCESSOR OF A PARTY HERETO SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANYWAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 16.9. Waiver of Certain Damages. Each of the parties hereto to the fullest extent permitted by law irrevocably waives any rights that they may have to punitive, special, incidental, exemplary or consequential damages in respect of any litigation based upon, or arising out of, this agreement or any related agreement or any course of conduct, course of dealing, statements or actions of any of them relating thereto.

Section 16.10. Severability. In the event that any provision of this shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby, and this Agreement shall otherwise remain in full force and effect.

Section 16.11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto.

Section 16.12. Notices. All notices, consents, requests, instructions, approvals, waivers, stipulations and other communications provided for herein to be given by one party hereto to the other party shall be deemed validly given, made or served, if in writing and delivered personally or sent by certified mail, return receipt requested, nationally recognized overnight delivery service, or facsimile transmission, if to Sellers or to Fleet addressed to:

          Fleet Boston Corporation
          One Federal Street
          37th Floor
          Boston, MA 02110
          Attention: Brian T. Moynihan
          Facsimile number:  (617) 346-0137

     with copies to:

          William C. Mutterperl, Esq.
          Executive Vice President, General Counsel and Secretary
          Fleet Boston Corporation
          One Federal Street
          37th Floor
          Boston, MA 02110
          Facsimile number:  (617) 346-0131

     and to:

          V. Duncan Johnson, Esq.
          Edwards & Angell, LLP
          2800 BankBoston Plaza
          Providence, RI  02903-2499
          Facsimile number: (401) 276-6625

     and if to Purchaser or Sovereign addressed to:

          Jay S. Sidhu
          President and Chief Executive Officer
          Sovereign Bancorp, Inc.
          1130 Berkshire Blvd.
          Wyomissing, PA  19610
          Facsimile number: (610) 208-6143

     with a copy to:

          Joseph M. Harenza, Esq.
          Stevens & Lee
          111 N. Sixth Street
          Reading, PA 19603
          Facsimile number: (610) 376-5610

Notice by certified mail shall be deemed to be received three (3)
Business Days after mailing of the same. Either party may change the persons or addresses to whom or to which notices may be sent by written notice to the others.

Section 16.13. Interpretation. Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation hereof. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used herein, "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and assigns; except as the context may otherwise require, "hereof", "herein", "hereunder" and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include the other; except as the context may otherwise require, the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; references to "Article", "Section" or another subdivision or to an "Exhibit" or "Schedule" are to an article, section or subdivision hereof or an "Exhibit" or "Schedule". The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation, construction and enforcement of this Agreement or any amendment, schedule or exhibit hereto.

Section 16.14. Specific Performance. The parties hereto acknowledge that monetary damages could not adequately compensate either party hereto in the event of a breach of this Agreement by the other, that the non-breaching party would suffer irreparable harm in the event of such breach and that the non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.

Section 16.15. No Third Party Beneficiaries. The parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto. No future or present employee or customer of either of the parties not their affiliates, successors or assigns or other person shall be treated as a third party beneficiary in or under this Agreement.

Section 16.16. Survival. Except for Articles XIV and XV and Sections 16.1 and 16.2 and Sections 16.4 through 16.16, no representations, warranties, covenants or agreements made by the parties herein shall survive termination of this Agreement.

[Remainder of Page Intentionally Left Blank]


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, by their duly authorized representatives, as of the day and year first above written.

                               FLEET BOSTON CORPORATION


                               By:  /s/ H. Jay Sarles
                                    Name:  H. Jay Sarles
                                    Title: Vice Chairman

                               FLEET NATIONAL BANK


                               By:  /s/ H. Jay Sarles
                                    Name:  H. Jay Sarles
                                    Title: Executive Vice
                                           President

                               FLEET BANK - NH


                               By:  /s/ Michael C. Whitney
                                    Name:  Michael C. Whitney
                                    Title: President

                               BANKBOSTON, N.A.


                               By:  /s/ H. Jay Sarles
                                    Name:  H. Jay Sarles
                                    Title: Vice Chairman

                               SOVEREIGN BANCORP, INC.


                               By:  /s/ Dennis S. Marlo
                                    Name:  Dennis S. Marlo
                                    Title: Chief Financial
                                           Officer

                               SOVEREIGN BANK


                               By:  /s/ Dennis S. Marlo
                                    Name:  Dennis S. Marlo
                                    Title: Chief Financial
                                           Officer



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